    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 9, 2003
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           NATIONAL WATERWORKS, INC.
               (Exact name of registrant as specified in charter)

             DELAWARE                            421720                           05-0532711
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                         200 WEST HIGHWAY 6, SUITE 620
                               WACO, TEXAS 76712
                                 (254) 772-5355
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ---------------------
                             HARRY K. HORNISH, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         200 WEST HIGHWAY 6, SUITE 620
                               WACO, TEXAS 76712
                                 (254) 772-5355
 (Name, address, including zip code, and telephone number, including area code, of agent for service or process)
                             ---------------------
                                WITH A COPY TO:
                              JAMES M. LURIE, ESQ.
                             O'MELVENY & MYERS LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED             PROPOSED
                                       AMOUNT               MAXIMUM              MAXIMUM
    TITLE OF EACH CLASS OF              TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED            PER NOTE         OFFERING PRICE(1)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
10.50% Senior Subordinated
  Notes, Series B, due 2012....     $200,000,000             100%             $200,000,000          $18,400(2)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) The second prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc., which is an affiliate of National Waterworks, Inc., in connection with offers and sales related to market-making transactions of an indeterminate amount of National Waterworks, Inc.'s 10.50% Senior Subordinated Notes, Series B, due 2012. Pursuant to Rule 457(q) of the General Rules and Regulations, no additional filing fee is required.
                             ---------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

This Registration Statement covers the registration of $200,000,000 aggregate principal amount of our 10.50% Senior Subordinated Notes, Series B, due 2012 (the "exchange notes") that may be exchanged for an equal aggregate principal amount of our outstanding 10.50% Senior Subordinated Notes, Series A, due 2012 (the "old notes", and together with the exchange notes, the "notes"). This Registration Statement also covers the registration of exchange notes for resale by J.P. Morgan Securities Inc. in market-making transactions. The complete prospectus relating to the exchange offer follows this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to market-making transactions that may be made by J.P. Morgan Securities Inc., including alternate front and back cover pages, a section entitled "Risk factors--You cannot be sure that an active trading market will develop for the exchange notes" to be used in lieu of the section entitled "Risk factors--Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market will develop for the exchange notes" and alternate sections entitled "Use of proceeds", "Legal matters" and "Plan of distribution." In addition, the market-making prospectus will not include the following captions (or the information set forth under those captions) in the exchange offer prospectus: "Summary--Summary of the terms of the exchange offer," "Risk factors--If you do not participate in the exchange offer, you will continue to hold unregistered old notes that are subject to transfer restrictions," "The exchange offer," "Registration rights" and "Certain U.S. federal income tax considerations." All other sections of the exchange offer prospectus will be included in the market-making prospectus.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 2003

PROSPECTUS

NATIONAL WATERWORKS, INC.

OFFER TO EXCHANGE ALL OUTSTANDING 10.50% SENIOR SUBORDINATED NOTES, SERIES A, DUE 2012 FOR 10.50% SENIOR SUBORDINATED NOTES, SERIES B, DUE 2012 WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER:

        -- We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

        -- You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

        --   The exchange offer expires at 5:00 p.m., New York City time, on
                            2003, unless we extend the offer.

THE EXCHANGE NOTES:

        -- The terms of the exchange notes to be issued in the exchange offer are substantially identical to the old notes, except that the exchange notes will be freely tradable by persons who are not affiliated with us and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest.

        -- No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

        -- The exchange notes, like the old notes, will be unsecured and guaranteed on a senior subordinated basis by all of our domestic subsidiaries, if any.

        -- The exchange notes, like the old notes, will rank junior in right of payment to all of our existing and future senior debt, rank equally with any of our future senior subordinated debt and rank senior to any of our future subordinated debt. As of September 30, 2002, on a pro forma basis, we would have had outstanding senior debt of $250.0 million, all of which would have been outstanding under our senior credit facility, and there would have been no debt outstanding that ranked equally with, or junior in right of payment to, the notes.

        -- Each broker-dealer that receives exchange notes pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

        -- If the broker-dealer acquired the old notes as a result of market-making or other trading activities, such broker-dealer may use this prospectus for the exchange offer, as supplemented or amended, in connection with its resales of the exchange notes.

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           , 2003

                               TABLE OF CONTENTS

                                        PAGE
Disclosure regarding forward-looking
   statements........................     ii
Market and industry data and
   forecasts.........................    iii
Summary..............................      1
Summary of the terms of the exchange
   offer.............................      5
Summary of the terms of the exchange
   notes.............................      9
Summary historical and pro forma
   financial and other operating
   data..............................     11
Risk factors.........................     14
The exchange offer...................     26
The transactions.....................     37
Use of proceeds......................     39
Capitalization.......................     40
Unaudited pro forma financial
   information.......................     41
Selected historical consolidated
   financial and other operating
   data..............................     51

                                        PAGE
Management's discussion and analysis
   of financial condition and results
   of operations.....................     55
Business.............................     71
Management...........................     88
Security ownership of certain
   beneficial owners and
   management........................     95
Certain relationships and related
   party transactions................     97
Description of certain
   indebtedness......................    101
Description of notes.................    104
Registration rights..................    160
Certain U.S. federal income tax
   considerations....................    163
Plan of distribution.................    165
Legal matters........................    165
Experts..............................    165
Where you can find more
   information.......................    166
Index to financial statements........    F-1

                             ---------------------

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

Until             , 2003 (90 days after the date of this prospectus), all
dealers effecting transactions in the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements". Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

       - waterworks industry trends;

       - general economic and business conditions, particularly an economic downturn;

       - increases in our leverage;

       - seasonal fluctuations and the climate;

       - competition;

       - implementation of our business strategy;

       - retention of our senior management;

       - availability and retention of qualified personnel;

       - availability and terms of additional capital to fund our operations;

       - restrictions imposed by our debt agreements;

       - disintermediation in the water and wastewater transmission products supply chain;

       - availability of third-party transportation providers;

       - fluctuations in the cost of polyvinyl chloride (PVC) pipe;

       - access to key suppliers;

       - availability of our information technology system;

       - completion or integration of future acquisitions; and

       - the other factors set forth under "Risk factors."

There may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

                     MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data and forecasts that we obtained from industry publications and surveys, reports of governmental agencies and internal company surveys.

The Water Infrastructure Network, the U.S. Environmental Protection Agency, the U.S. Census Bureau, the American Water Works Association, the Joint Center for Housing Studies of Harvard University and The New York Times were the primary sources for third-party industry data and forecasts set forth in this prospectus. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are as of June 30, 2002.

                                    SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the "Risk Factors" section and the consolidated financial statements and related notes. Unless otherwise indicated in this prospectus, "we," "our," "us" and "National Waterworks" refer to National Waterworks, Inc. after giving effect to its acquisition on November 22, 2002 of substantially all of the assets and businesses of, and the assumption of certain of the liabilities and obligations of, U.S. Filter Distribution Group, Inc. or, where the context requires, U.S. Filter Distribution Group, Inc. References to "pro forma" give effect to the acquisition, the related transactions described herein and the acquisition of Utility Piping Systems, Inc., which was completed on March 29, 2002, unless the context requires otherwise. References to "Holdings" or to "our parent" refer to our parent company, National Waterworks Holdings, Inc.

OUR COMPANY

We are the largest distributor of water and wastewater transmission products in the United States with approximately a 20% share of the estimated $6 billion U.S. waterworks products distribution market. We distribute a full line of pipes, fittings, valves, meters, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. In addition, we provide a broad array of value-added services that we believe are critical to our customers' success. These services include project estimation, project management and product advice. Through our network of 141 branches in 35 states, we sell to municipalities directly and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. In addition to significant customer and geographic diversification, we estimate that our 2001 net sales were split approximately evenly between publicly-funded and privately-funded sales. We had net sales of $1.1 billion, net income of $29.4 million and EBITDA of $92.0 million for the twelve-month period ended September 30, 2002 on a pro forma basis.

In 2001, we purchased products from over 3,300 suppliers and sold to approximately 30,000 customers. We offer both our suppliers and customers essential services that we believe they do not have the expertise or infrastructure to perform internally. Our market is characterized by a highly fragmented supplier base, varied local product standards and relatively small customers with low purchasing leverage. The vast majority of our customers lack the scale and expertise to purchase directly from multiple suppliers and to efficiently manage their purchases and minimize their inventory. We provide our customers with a single source for water and wastewater transmission products, which substantially reduces their need to manage inventory and multiple vendor relationships. None of our suppliers offers a complete waterworks product line, and the majority lack the scale, infrastructure (such as a large, local sales force) and expertise to service the broad customer base directly. By aggregating the demand for our products, we relieve our suppliers of the need to maintain a local inventory and a local sales force and the related credit and accounts receivable functions.

Our branches compete on a local basis and benefit from our large scale and national coverage. We believe that our local customer focus has allowed us to achieve the number one or number two market position in the majority of our local markets. We empower and create incentives for our branch managers to customize product and service offerings in response to the needs of local customers and to adapt to changing local market dynamics, within the pricing and purchasing parameters established by senior management. We believe that this strategy promotes an entrepreneurial approach at the branch level while maintaining appropriate management control and pricing discipline through our entire network. Our branches are operated by managers and sales personnel with significant industry expertise, local knowledge and long-standing customer relationships. We have 84 district/branch managers in our network, 80% of whom have over 10 years of experience in waterworks products distribution and 25% of whom have over 20 years of experience. Our scale advantages include leveraging internal services such as IT, credit, human resources, finance, accounting and legal and establishing preferred vendor purchasing programs. Our customized IT system supports our sales personnel and provides significant benefits to our customers, including expedited project estimation and bid preparation; real-time pricing, availability and order status information; on-line ordering and purchase processing; and material and project management. At the same time, our IT system provides detailed operating data on a daily basis at the branch and customer levels which allows our branch and senior management to closely monitor branch operating performance. Our preferred vendor programs typically include volume purchase incentives and other benefits, including cash discounts and extended payment terms. Approximately 80% of our purchases (based on cost of goods sold) in 2001 were under preferred vendor programs, and we continue to establish or enhance these relationships with new and existing suppliers.

Our principal executive offices are located at 200 West Highway 6, Suite 620, Waco, Texas 76712. Our telephone number is (254) 772-5355.

INDUSTRY OVERVIEW AND TRENDS

We compete in the approximately $6 billion U.S. water and wastewater transmission products distribution market. This market is highly fragmented, with local and regional distributors accounting for the majority of sales and only two other distributors with a national presence. There are two primary waterworks end-markets: publicly-funded maintenance, repair and construction by municipalities and contractors and privately-funded residential, commercial and industrial construction by contractors. There are approximately 54,000 water systems in the U.S., which are maintained primarily by municipalities that establish local product specifications and undertake their own water system purchasing and contracting. Municipalities generally complete short-term or modest-sized repair or construction projects and rely on contractors for larger or longer term projects. Contractors complete both privately-funded projects and publicly-funded projects, typically after negotiated or competitive bids, with the latter being the standard for publicly-funded projects. On any single project, we typically assist multiple contractors in the preparation of their bids. In 2001, we served approximately 10,000 municipal customers and 20,000 contractor and industrial/other customers. Contractors tend to be small in size, locally-oriented and are often family-owned businesses. Given this local customer base, competition is primarily on the local level, typically with four to six distributors in each market. Competition is typically based on service, reliability, total project cost to the customer and product pricing. As the market is characterized by a highly fragmented local customer base, a wide variety of local product standards and a broad group of suppliers, we believe that distributors play a critical role in the supply chain.

Municipal waterworks systems include all publicly-owned or funded water and wastewater supply, filtration, storage and distribution systems, as well as public buildings and conservation projects. Water is a critical, basic necessity and municipalities must continuously repair and replace their existing infrastructures. The maintenance and expansion of these systems is important to support existing demand as well as economic and population growth and residential and commercial construction. Commercial and residential water and sewer billing increased from $10.6 billion in 1980 to $52.7 billion in 1999, representing a compounded annual growth rate of 8.8%. During the same period, state and local water and sewer expenditures increased in every year and grew from $18.1 billion to $56.8 billion, representing a compounded annual growth rate of 6.2%. These expenditures are comprised of operations and maintenance and capital expenditures, which grew at compounded annual growth rates of 8.0% and 4.0%, respectively, during this period. Municipalities can increase their revenues and/or decrease costs by maintaining and improving water and wastewater systems, including by repairing clean water system leaks, reducing run-off water leakage into the wastewater system and improving metering. In some cities, the water systems have water leakage rates as high as 20%.

In addition to on-going operations, maintenance and capital expenditures, municipalities currently face significant needs to replace and upgrade their water infrastructures, the majority of which were installed in the first half of the 20th century. According to the American Water Works Association, thousands of miles of pipe are nearing the end of their life expectancies and will need to be replaced. According to the Water Infrastructure Network, incremental expenditures required to replace aging systems could aggregate up to $1 trillion over the next 20 years.

The privately-funded waterworks sector includes new clean water and wastewater infrastructure for residential, commercial and industrial construction. According to the U.S. Census Bureau, from 1975 to 2001, spending on residential and non-residential construction, which we believe is indicative of privately-funded waterworks projects, grew at compounded annual growth rates of 8.2% and 6.9%, respectively. We believe that growth in commercial and residential spending is largely a function of new housing spending, population and economic growth, increases in U.S. home ownership rates and the availability of commercial and residential financing. Typically, once a private contractor completes a waterworks system, ownership of the system is transferred to the relevant municipality for on-going repair and maintenance.

THE TRANSACTIONS

On November 22, 2002, we consummated the purchase, pursuant to agreement dated as of September 12, 2002, of substantially all of the assets and businesses of, and assumed certain liabilities and obligations of, U.S. Filter Distribution Group, Inc., a wholly-owned subsidiary of United States Filter Corporation, which is an indirect wholly-owned subsidiary of Vivendi Environnement S.A. We refer to the foregoing transaction as the "acquisition." The total cost of the acquisition, including the payment of transaction fees and expenses incurred by us and our stockholders, was approximately $660.0 million. The acquisition consideration is subject to a post-closing adjustment related to the level of our working capital at the time of closing. We expect that the post-closing adjustment, if any, will be made no earlier than February 15, 2003. We closed the acquisition simultaneously with the issuance of the old notes and the closing of our new senior credit facility described below.

THE FINANCINGS

The old notes were issued as part of the financings to consummate the acquisition. The balance of the proceeds necessary to complete the acquisition was funded by

        -- borrowings under the term loan portion of our senior credit facility with Goldman Sachs Credit Partners L.P., Chase Lincoln First Commercial Corp., an affiliate of JPMorgan Chase Bank, and UBS AG, Stamford Branch, which consists of a $250.0 million term loan facility and a $75.0 million revolving credit facility, and

        -- a $210.0 million cash equity investment in our parent, National Waterworks Holdings, Inc., of which an aggregate of $206.0 million was made equally by affiliates of each of J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. and $4.0 million was made by certain members of our management and our parent's board of directors.

For convenience, J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. are collectively referred to in this prospectus as the "Sponsors." For a description of our senior credit facility, see "Description of certain indebtedness."

In addition, concurrent with the closing of the acquisition, U.S. Filter Distribution Group, Inc. used a portion of the acquisition consideration to repay and terminate its accounts receivable securitization facility. The acquisition, the offering of the old notes, the initial borrowings under our senior credit facility, the cash equity investment described above, the repayment of the accounts receivable securitization facility and the other related transactions are collectively referred to in this prospectus as the "Transactions."

SOURCES AND USES

The following table sets forth the sources and uses of funds in connection with the Transactions.

SOURCES
(DOLLARS IN MILLIONS)
Senior credit facility.............   $250.0
Old Notes..........................    200.0
Cash equity investment.............    210.0
                                      ------
TOTAL SOURCES......................   $660.0
                                      ======
USES
(DOLLARS IN MILLIONS)
Acquisition consideration..........   $620.0
Fees and expenses..................     40.0
                                      ------
TOTAL USES.........................   $660.0
                                      ======

THE FINANCIAL SPONSORS

J.P. Morgan Partners, LLC ("JPMP"), formerly Chase Capital Partners, is a global partnership with over $29 billion under management. Since its inception in 1984, JPMP has been a leading provider of private equity and has closed over 1,800 individual transactions. JPMP has more than 150 investment professionals in eight offices throughout the world. JPMP is an affiliate of J.P. Morgan Chase & Co., one of the largest financial institutions in the United States.
Thomas H. Lee Partners, L.P. ("THL") is a Boston-based private equity firm that currently manages approximately $12 billion of committed capital. Founded in 1974, THL has invested in over 90 transactions and is currently investing from the recently closed Thomas H. Lee Equity Fund V, a $6.1 billion fund. THL has 21 investment professionals, with offices in Boston and New York City.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    On November 22, 2002, in connection with the closing of the Transactions, we entered into an exchange and registration rights agreement with Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Warburg LLC, the initial purchasers of the old notes. Under the agreement, we agreed to deliver to you this prospectus and to complete the exchange offer within 225 days after November 22, 2002, the date of original issuance of the old notes. You are entitled to exchange in the exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

 -- the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

 -- the exchange notes are not entitled to registration rights which are applicable to the old notes under the exchange and registration rights agreement; and

 -- our obligation to pay additional interest on the old notes if the exchange offer is not consummated by July 5, 2003 at a rate of 1.0% per annum does not apply to the exchange notes.

THE EXCHANGE OFFER......We are offering to exchange up to $200,000,000 aggregate principal amount of our 10.50% Senior Subordinated Notes, Series B, due 2012, which have been registered under the Securities Act, for up to $200,000,000 aggregate principal amount of our 10.50% Senior Subordinated Notes, Series A, due 2012, which were issued on November 22, 2002. Old notes may be exchanged only in integral multiples of $1,000.

RESALES.................Based on an interpretation by the staff of the
                        Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

                        - are acquiring the exchange notes in the ordinary course of business, and

                        - have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

                        Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For more information, see "Plan of distribution."

                        Any holder of old notes who

                         --   is our affiliate,

                         -- does not acquire the exchange notes in the ordinary course of its business, or

                         -- tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

                        cannot rely on the position of the staff of the Commission expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

EXPIRATION DATE;
WITHDRAWAL OF TENDERS...The exchange offer will expire at 5:00 p.m., New York
                        City time, on       , 2003, or such later date and time
                        to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

CONDITIONS TO THE
EXCHANGE OFFER..........The exchange offer is subject to customary conditions, some of which we may waive. For more information, see "The exchange offer--Certain conditions to exchange offer."

PROCEDURES FOR TENDERING
OLD NOTES...............If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

                        By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                         -- any exchange notes that you receive will be acquired in the ordinary course of your business;

                         -- you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

                         -- either you are not a broker-dealer; or if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

                         -- you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

GUARANTEED DELIVERY
PROCEDURES..............If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under "The exchange offer--Guaranteed delivery procedures."

EFFECT ON HOLDERS OF OLD
NOTES...................As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of old notes and do not tender your old notes in the exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

CONSEQUENCES OF FAILURE
TO EXCHANGE.............All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

CERTAIN U.S. FEDERAL
INCOME TAX
CONSIDERATIONS..........The exchange of old notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

                        For more information, see "Certain U.S. federal income tax considerations."

USE OF PROCEEDS.........We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer.

EXCHANGE AGENT..........Wells Fargo Bank Minnesota, National Association is the
                        exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The exchange offer--Exchange agent."

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The following is not intended to be a complete summary of the terms of the exchange notes. For a more detailed description of the exchange notes, see "Description of Notes."

ISSUER..................National Waterworks, Inc.

EXCHANGE NOTES
OFFERED.................
                       $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes, Series B, due 2012.

MATURITY DATE...........December 1, 2012.

INTEREST PAYMENT
DATES...................June 1 and December 1 of each year, commencing June 1,
                        2003.

                        Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 22, 2002, the original issue date of the old notes, to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on June 1, 2003, the first interest payment date for the old notes and the exchange notes after the consummation of the exchange offer, that they would have received if they did not accept the exchange offer.

GUARANTEES..............The exchange notes will be guaranteed on a senior subordinated basis by all of our future domestic subsidiaries, if any. We do not currently have any subsidiaries.

RANKING.................The exchange notes are our general unsecured senior subordinated obligations. They rank behind all of our current and future indebtedness, other than trade payables, except future indebtedness that expressly provides that it ranks equally with, or subordinated in right of payment to, the exchange notes. The exchange notes rank equally with all of our future senior subordinated indebtedness. The exchange notes will be effectively subordinated to all obligations of our subsidiaries that exist in the future and do not guarantee the exchange notes.

                        Assuming we had completed the Transactions on September 30, 2002, on a pro forma basis:

                         -- we would have had approximately $250.0 million of senior indebtedness. This amount does not include up to $75.0 million of additional borrowings that are available under the revolving credit portion of our senior credit facility. All borrowings under the senior credit facility are secured and senior to the notes.

                         -- we would not have had any senior subordinated indebtedness other than the old notes; and

                         --   we would not have had any subordinated
                              indebtedness.

OPTIONAL REDEMPTION.....Before December 1, 2005, we may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price listed in "Description of notes--Optional redemption." In addition, we may redeem all or a portion of the notes prior to December 1, 2007 at a price equal to 100% of the principal amount of the notes plus a "make-whole" premium. On or after December 1, 2007, we may redeem all or a portion of the notes at any time at the redemption prices listed in "Description of notes--Optional redemption."

MANDATORY OFFER TO
REPURCHASE..............If we sell certain assets without applying the proceeds therefrom in a specified manner, or experience specific kinds of changes of control, we must offer to repurchase the notes at the price set forth in "Description of notes--Repurchase at the option of holders." Our senior credit facility restricts us from repurchasing any of the notes, including upon any repurchase we may be required to make as a result of a change of control or certain asset sales. See "Risk factors" for a description of the possible effects if we are unable to repurchase the notes upon a change of control.

CERTAIN COVENANTS.......The indenture governing the notes contains covenants that impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

                         --   incur indebtedness or issue preferred shares;

                         -- pay dividends or make distributions in respect of our capital stock or to make other restricted payments;

                         --   make investments;

                         --   sell assets;

                         --   create liens;

                         -- consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

                         --   enter into transactions with our affiliates; and

                         -- designate our subsidiaries as unrestricted subsidiaries.

                        These covenants are subject to important exceptions and qualifications, which are described under "Description of notes--Certain covenants."

                                  RISK FACTORS

You should carefully consider the information under the heading "Risk factors" beginning on page 14 and all other information in this prospectus before participating in the exchange offer.

                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND
                              OTHER OPERATING DATA

The following table sets forth summary historical consolidated financial and other operating data for U.S. Filter Distribution Group, Inc. and summary pro forma financial and other operating data for National Waterworks, Inc. The summary unaudited pro forma statement of operations and other operating data for the twelve months ended September 30, 2002 give effect to the Transactions, which were completed on November 22, 2002, and the acquisition of Utility Piping Systems, Inc., which was completed on March 29, 2002, as if they had occurred on January 1, 2001. The summary unaudited pro forma balance sheet data at September 30, 2002 give effect to the Transactions as if they had occurred on September 30, 2002. The summary pro forma financial and other operating data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Transactions and the acquisition of Utility Piping Systems, Inc. had been completed as of the dates indicated, nor is it necessarily indicative of our future operating results or financial position. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full fiscal year. The information set forth below should be read in conjunction with the information under "Selected historical consolidated financial and other operating data," "Unaudited pro forma financial information," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

-----------------------------------------------------------------------------------------------------------------------

                                   PREDECESSOR                       U.S. FILTER DISTRIBUTION GROUP, INC.
                              ----------------------   ----------------------------------------------------------------
                              3 MONTHS     1 MONTH       8 MONTHS         12 MONTHS ENDED                9 MONTHS ENDED
                                ENDED       ENDED         ENDED            DECEMBER 31,                   SEPTEMBER 30,
                              MARCH 31,   APRIL 30,    DECEMBER 31,   -----------------------   -----------------------
   (DOLLARS IN THOUSANDS)      1999(1)     1999(1)       1999(1)         2000         2001         2001         2002
-----------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
Net sales...................  $ 228,839   $   66,334   $    830,449   $1,173,323   $1,120,330   $  860,811   $  868,676
Cost of goods sold..........    182,930       54,514        665,196      936,502      880,569      679,359      683,515
                              -----------------------------------------------------------------------------------------
   Gross profit.............     45,909       11,820        165,253      236,821      239,761      181,452      185,161
Selling, general and
   administrative...........     35,670       10,567        102,456      151,488      152,470      114,255      113,789
Loss--accounts receivable
   securitization...........          -            -              -            -          536            -        2,414
                              -----------------------------------------------------------------------------------------
Income before depreciation
   and amortization.........     10,239        1,253         62,797       85,333       86,755       67,197       68,958
                              -----------------------------------------------------------------------------------------
Depreciation................        876          292          2,313        3,582        3,586        2,722        2,429
Amortization of intangible
   assets...................        462          165         16,779       25,043       25,008       18,756            6
                              -----------------------------------------------------------------------------------------
   Operating income.........      8,901          796         43,705       56,708       58,161       45,719       66,523
Stock option
   redemption(2)............         --      (15,214)             -            -            -            -            -
Interest expense, net.......        (87)         (19)          (120)         (86)         (79)         (67)         (31)
Other income (expense)......         91           14            891          178           (8)         (30)          62
                              -----------------------------------------------------------------------------------------

----------------------------  ----------------
                                  NATIONAL
                              WATERWORKS, INC.
                                 PRO FORMA
                              ----------------
                                 12 MONTHS
                                   ENDED
                               SEPTEMBER 30,
   (DOLLARS IN THOUSANDS)           2002
----------------------------  ----------------
CONSOLIDATED STATEMENT OF
   OPERATIONS DATA:
Net sales...................  $      1,147,469
Cost of goods sold..........           899,883
                              ----------------
   Gross profit.............           247,586
Selling, general and
   administrative...........           155,702
Loss--accounts receivable
   securitization...........                 -
                              ----------------
Income before depreciation
   and amortization.........            91,884
                              ----------------
Depreciation................             3,369
Amortization of intangible
   assets...................                 8
                              ----------------
   Operating income.........            88,507
Stock option
   redemption(2)............                 -
Interest expense, net.......           (39,642)
Other income (expense)......                83
                              ----------------

-----------------------------------------------------------------------------------------------------------------------

                                   PREDECESSOR                       U.S. FILTER DISTRIBUTION GROUP, INC.
                              ----------------------   ----------------------------------------------------------------
                              3 MONTHS     1 MONTH       8 MONTHS             12 MONTHS ENDED            9 MONTHS ENDED
                                ENDED       ENDED         ENDED                  DECEMBER 31,             SEPTEMBER 30,
                              MARCH 31,   APRIL 30,    DECEMBER 31,   -----------------------   -----------------------
   (DOLLARS IN THOUSANDS)      1999(1)     1999(1)       1999(1)         2000         2001         2001         2002
-----------------------------------------------------------------------------------------------------------------------
Income (loss) before income
   taxes and cumulative
   effect of a change in
   accounting principle.....      8,905      (14,423)        44,476       56,800       58,074       45,622       66,554
Income tax expense
   (benefit)................      3,495       (5,500)        23,539       31,237       31,924       24,581       25,779
                              -----------------------------------------------------------------------------------------
Income (loss) before
   cumulative effect of a
   change in accounting
   principle................      5,410       (8,923)        20,937       25,563       26,150       21,041       40,775
Cumulative effect of a
   change in accounting
   principle(3).............          -            -              -            -            -            -      459,000
                              -----------------------------------------------------------------------------------------
Net income (loss)...........  $   5,410   $   (8,923)  $     20,937   $   25,563   $   26,150   $   21,041   $ (418,225)
                              =========   ==========   ============   ==========   ==========   ==========   ==========
OTHER OPERATING DATA:
Net cash provided by (used
   in) operating
   activities...............  $  37,206   $  (13,016)  $      1,444   $   83,728   $  209,399   $   32,638   $   41,538
Net cash provided by (used
   in) investing
   activities...............  $    (633)  $   (6,274)  $       (724)  $   (2,595)  $     (265)  $      (85)  $  (19,751)
Net cash provided by (used
   in) financing
   activities...............  $ (32,164)  $   12,842   $      5,216   $  (81,625)  $ (205,099)  $  (29,162)  $  (22,529)
EBITDA(4)...................  $  10,330   $    1,267   $     63,688   $   85,511   $   86,747   $   67,167   $   69,020
EBITDA margin(5)............       4.5%         1.9%           7.7%         7.3%         7.7%         7.8%         7.9%
Capital expenditures........  $   1,947   $      220   $      1,866   $    3,273   $    1,415   $    1,172   $    1,063
Ratio of earnings to fixed
   charges(6)...............      10.3x            -          16.6x        14.0x        13.7x        14.3x        20.3x
Pro forma ratio of total
   debt to EBITDA...........
Pro forma ratio of total
   debt to EBITDA less
   capital expenditures.....
Pro forma ratio of EBITDA to
   cash interest expense....
Pro forma ratio of EBITDA
   less capital expenditures
   to cash interest
   expense..................
BALANCE SHEET DATA (AT
   PERIOD END):
Total assets................  $ 459,202   $1,407,460   $  1,404,133   $1,438,949   $1,462,116   $1,487,086   $1,101,747
Total debt..................  $   4,039   $    4,018   $      3,010   $    2,176   $      852   $      911   $      660
Total stockholder's
   equity...................  $ 328,551   $1,258,524   $  1,279,461   $1,305,024   $1,330,224   $1,325,115   $  932,092
-----------------------------------------------------------------------------------------------------------------------

----------------------------  ----------------
                                  NATIONAL
                              WATERWORKS, INC.
                                 PRO FORMA
                              ----------------
                                 12 MONTHS
                                   ENDED
                               SEPTEMBER 30,
   (DOLLARS IN THOUSANDS)           2002
----------------------------  ----------------
Income (loss) before income
   taxes and cumulative
   effect of a change in
   accounting principle.....            48,948
Income tax expense
   (benefit)................            19,579
                              ----------------
Income (loss) before
   cumulative effect of a
   change in accounting
   principle................            29,369
Cumulative effect of a
   change in accounting
   principle(3).............                 -
                              ----------------
Net income (loss)...........  $         29,369
                              ================
OTHER OPERATING DATA:
Net cash provided by (used
   in) operating
   activities...............
Net cash provided by (used
   in) investing
   activities...............
Net cash provided by (used
   in) financing
   activities...............
EBITDA(4)...................  $         91,967
EBITDA margin(5)............              8.0%
Capital expenditures........  $          1,309
Ratio of earnings to fixed
   charges(6)...............              2.1x
Pro forma ratio of total
   debt to EBITDA...........              4.9x
Pro forma ratio of total
   debt to EBITDA less
   capital expenditures.....              5.0x
Pro forma ratio of EBITDA to
   cash interest expense....              2.4x
Pro forma ratio of EBITDA
   less capital expenditures
   to cash interest
   expense..................              2.4x
BALANCE SHEET DATA (AT
   PERIOD END):
Total assets................  $        820,768
Total debt..................  $        450,000
Total stockholder's
   equity...................  $        207,500
----------------------------

(1) On April 23, 1999, Vivendi Environnement S.A. ("Vivendi Environnement") acquired United States Filter Corporation, the parent of U.S. Filter Distribution Group, Inc. The acquisition was accounted for as a purchase and the related purchase accounting adjustments have been reflected ("pushed-down") in the consolidated financial statements of U.S. Filter Distribution Group, Inc. for periods subsequent to April 30, 1999. The following information for the twelve months ended December 31, 1999 has been presented for comparative purposes only and is the combination of the three months ended March 31, 1999 and the one month ended April 30, 1999, set forth above as the Predecessor, and the eight months ended December 31, 1999, set forth above as U.S. Filter Distribution Group, Inc. As a result of the change of ownership resulting from the Vivendi Environnement acquisition of United States Filter Corporation, these results are not indicative of what the full year 1999 would have been if the change in ownership had not occurred.

------------------------------------------------------------------------------
                                                                 12 MONTHS
                                                                   ENDED
                  (DOLLARS IN THOUSANDS)                     DECEMBER 31, 1999
------------------------------------------------------------------------------
Net sales..................................................  $       1,125,622
Cost of goods sold.........................................            902,640
Gross profit...............................................            222,982
Operating income...........................................             53,402
Net income.................................................             17,424
EBITDA(4)..................................................             75,285
EBITDA margin(5)...........................................               6.7%
------------------------------------------------------------------------------

(2) On April 23, 1999, the date of the acquisition of United States Filter Corporation by Vivendi Environnement S.A., U.S. Filter Distribution Group, Inc. recognized approximately $15.2 million in compensation expense associated with settlement of outstanding stock options of United States Filter Corporation held by certain of its employees.

(3) Reflects an impairment charge relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. See note 3 to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus.

(4) EBITDA represents income before cumulative effect of a change in accounting principle; interest expense, net; income taxes; depreciation; and amortization; and in the one month ended April 30, 1999, before the $15.2 million non-recurring stock option redemption expense referred to in note
    (2) above. EBITDA is presented because we believe it enhances an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. In addition, EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles. The following table sets forth a reconciliation of net income (loss) to EBITDA for each of the periods presented:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         NATIONAL
                                                                                                                 WATERWORKS, INC.
                                          PREDECESSOR                     U.S. FILTER DISTRIBUTION GROUP, INC.          PRO FORMA
                                ---------------------   ------------------------------------------------------   ----------------
                                                                               12 MONTHS              9 MONTHS
                                3 MONTHS     1 MONTH      8 MONTHS                 ENDED                 ENDED      12 MONTHS
                                  ENDED       ENDED        ENDED            DECEMBER 31,         SEPTEMBER 30,        ENDED
                                MARCH 31,   APRIL 30,   DECEMBER 31,   -----------------   -------------------    SEPTEMBER 30,
    (DOLLARS IN THOUSANDS)       1999(1)     1999(1)      1999(1)       2000      2001      2001       2002            2002
---------------------------------------------------------------------------------------------------------------------------------
Net income (loss).............  $   5,410   $ (8,923)   $     20,937   $25,563   $26,150   $21,041   $(418,225)  $         29,369
                                =========   ========    ============   =======   =======   =======   =========   ================
Add:
   Cumulative effect of a
      change in accounting
      principle...............          -          -               -         -         -         -     459,000                  -
   Interest expense, net......         87         19             120        86        79        67          31             39,642
   Income taxes...............      3,495     (5,500)         23,539    31,237    31,924    24,581      25,779             19,579
   Depreciation...............        876        292           2,313     3,582     3,586     2,722       2,429              3,369
   Amortization of intangible
      assets..................        462        165          16,779    25,043    25,008    18,756           6                  8
   Stock option redemption....          -     15,214               -         -         -         -           -                  -
                                ---------   --------    ------------   -------   -------   -------   ---------   ----------------
EBITDA........................  $  10,330   $  1,267    $     63,688   $85,511   $86,747   $67,167   $  69,020   $         91,967
                                =========   ========    ============   =======   =======   =======   =========   ================

(5) EBITDA margin is EBITDA divided by net sales.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest, whether expensed or capitalized; amortization of debt issuance costs; and one-third of rent expense, which management believes to be representative of the interest factor thereon. For the one month ended April 30, 1999, fixed charges exceeded earnings by $14.4 million. The deficiency in the one-month period ended April 30, 1999 included the $15.2 million stock option redemption expense discussed in note (2) above.

                                  RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before participating in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

                         RISKS RELATED TO OUR BUSINESS

DOWNTURNS IN THE WATER AND WASTEWATER TRANSMISSION PRODUCTS INDUSTRY HAVE IN THE PAST HAD, AND MAY IN THE FUTURE HAVE, AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

The water and wastewater transmission products industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction activity and the amount spent by municipalities on waterworks infrastructure. Many of our products are distributed to waterworks contractors in connection with residential, commercial, and industrial construction projects. New housing starts serve as an indicator of the level of activity in the residential housing market and are influenced by interest rates, availability of financing, housing affordability, unemployment rates, demographic trends, gross domestic product and consumer confidence. Historically, new housing starts have decreased during economic slowdowns. The level of activity in the commercial and industrial construction markets depends on the general economic outlook, corporate profitability, interest rates and existing plant capacity utilization. Economic downturns in any of our regional markets could reduce the level of construction activity. In addition, water and wastewater transmission products sales are subject to the availability of funding for municipal waterworks projects. In general, factors such as trends in the construction industry, changes in municipal spending or other factors that influence waterworks transmission products sales are not within our control and, as a result, may have a material adverse effect on our operating results and financial condition. Also, because of these factors, there may be fluctuations in our operating results and the results for any period may not be indicative of results for any future period.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL AND WEATHER-RELATED FLUCTUATIONS.

The sale of water and wastewater transmission products is subject to seasonal and weather-related fluctuations. Coincident with annual construction seasonality, our net sales are typically higher during the second and third calendar quarters and lower during the first and fourth calendar quarters due to reduced construction activity during the winter. Adverse weather conditions in our markets may also decrease the level of construction activity. As a result of these factors, our operating results may be subject to quarterly or annual fluctuations.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY COMPETITION.

The markets in which we compete are highly competitive and fragmented, with numerous regional and local participants. Two national competitors are divisions or subsidiaries of companies that have significantly greater financial, marketing and other resources than we do. We compete with a large number of distributors, and a limited number of manufacturers who sell directly to larger customers within our customer base. In addition, smaller, local waterworks products distributors could form a distribution cooperative to compete more effectively against larger, national waterworks product distributors. The principal methods of competition include offering prompt local service, fulfillment capability, local knowledge, breadth of product and service offerings and price. If we are unable to compete effectively on these and other factors, our inability could cause us to lose market share or sales, the loss of either of which could have a material adverse effect upon our operating results.

In addition, a portion of our sales is from contracts with municipalities. These contracts are often awarded and renewed through periodic competitive bidding. We may not be successful in obtaining or renewing these contracts. Our inability to replace a significant number of contracts lost through competitive bidding processes with other revenue sources within a reasonable time could be harmful to our business and financial performance.

IF WE CANNOT SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY, OUR BUSINESS, RESULTS OF OPERATIONS AND POTENTIAL FOR GROWTH WILL BE ADVERSELY AFFECTED.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control, and we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently expected, such as unforeseen costs and expenses or events beyond our control. Any failure to successfully implement our business strategy may adversely affect our results of operations and opportunities for growth.

WE MAY NOT BE ABLE TO COMPLETE, OR ACHIEVE THE EXPECTED BENEFITS FROM, ANY FUTURE ACQUISITIONS, WHICH WOULD ADVERSELY AFFECT OUR GROWTH.

We have historically used acquisitions as a means of expanding our business. Since the beginning of 1998, we have completed six acquisitions of water and wastewater transmission products distributors. We cannot assure you that we will be able to identify and complete additional acquisitions in the future, and our failure to identify and complete acquisitions could adversely affect our ability to grow our business. In addition, we may require additional debt or equity financing for future acquisitions. Such financing may not be available on favorable terms, if at all. In addition, if we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings. The acquisition and integration of companies involves a number of risks, including:

        -- use of available cash or borrowings under our senior credit facility to consummate the acquisition;

        -- demands on management related to the increase in our size after an acquisition;

        -- the diversion of management's attention from existing operations to the integration of acquired companies;

        --   difficulties in the assimilation and retention of employees; and

        --   potential adverse effects on our operating results.

We may not be able to maintain the levels of operating efficiency that acquired companies achieved separately. Successful integration of acquired operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. We may not be able to achieve the cost savings and other benefits that we would hope to achieve from acquisitions, which could adversely affect our financial condition and results.

WE DEPEND ON MEMBERS OF OUR SENIOR MANAGEMENT AND THE LOSS OF ANY MEMBER OF THE TEAM COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL RESULTS.

Our operations are dependent on the continued efforts of our senior management, listed under "Management." We have entered into various agreements and compensation arrangements with our senior executives designed to encourage their retention, including with Harry Hornish as President and Chief Executive Officer, Mechelle Slaughter as Chief Financial Officer and Terry Howell as Chief Information Officer. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. We cannot assure you, however, that members of our senior management will continue in their current positions, and the loss of their services could adversely affect our ability to operate and grow our business.

FAILURE TO RETAIN AND ATTRACT QUALIFIED BRANCH MANAGERS AND SALES PERSONS COULD LIMIT OUR GROWTH AND NEGATIVELY IMPACT OUR OPERATIONS.

Our business results depend largely upon our branch managers and sales personnel and their experience, knowledge of local market dynamics and specifications and long-standing customer relationships. As we grow, we will experience an increasing need for branch managers and sales persons with these skills. Our inability to retain or hire qualified branch managers or sales persons at economically reasonable compensation levels would adversely affect our ability to profitably operate and grow our business.

OUR COST OF POLYVINYL CHLORIDE ("PVC") PIPE IS VOLATILE AND INCREASES IN THE COST OF PVC PIPE OR UNEXPECTED PVC PIPE SHORTAGES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

The cost of the PVC pipe that we distribute can fluctuate due to supply and demand dynamics in the PVC pipe and PVC resin markets. PVC pipe sales accounted for approximately 19% of our net sales in 2001. Significant fluctuations in these markets may adversely affect our results of operations and cause volatility in our operating performance. While in the past we have been able to pass through the majority of the price changes in PVC pipe to our customers, our inability to do so in the future could adversely affect our results of operations. For more information, see "Management's discussion and analysis of financial condition and results of operations--Factors affecting our business."

LOSS OF KEY SUPPLIERS OR REDUCED PRODUCT AVAILABILITY COULD DECREASE SALES AND EARNINGS.

Our 10 largest suppliers in 2001 accounted for approximately 57% of our purchases and our single largest supplier accounted for approximately 15% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of these suppliers or a reduction in supplier participation in our preferred vendor programs could have a material adverse effect on our business. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could put us at a competitive disadvantage.

A DISRUPTION OF OUR IT SYSTEM COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

Our IT system is an integral part of our business and growth strategies, and a serious disruption of our IT system could have a material adverse effect on our business and results of operations. We depend on our IT system to process orders, track credit risk and manage inventory and accounts receivable collections. Our system also allows us to efficiently purchase products from our suppliers and ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. While we have contingency plans in place in case of an emergency, we cannot assure you that the plans will allow us to continue to operate at our current level of efficiency.

OUR SALES ARE PREDOMINATELY ON CREDIT.

Substantially all of our net sales are credit sales made primarily to contractors, whose ability to pay depends in part on the economic strength of the construction industry in their areas, or municipalities, whose ability to pay depends in part on their local waterworks-related and tax revenues. Future downturns in the regional or local economies that we serve, including reductions in the revenue base of municipalities or the weak financial performance of our customers, could adversely affect our ability to collect trade accounts receivable and in turn our results of operations.

THE DEVELOPMENT OF ALTERNATIVES TO WATER AND WASTEWATER TRANSMISSION PRODUCTS DISTRIBUTORS IN THE SUPPLY CHAIN COULD HAVE AN ADVERSE EFFECT ON OUR OPERATING RESULTS.

Our customers could begin purchasing more of their product needs directly from manufacturers, which could result in decreases in our sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers. In addition, the continued development of the Internet, e-businesses and other alternatives may allow customers to purchase directly from manufacturers or other suppliers. Multiple municipalities may outsource their entire waterworks systems to a single company, thereby increasing such company's leverage in the marketplace and its ability to buy directly from suppliers. Any future disintermediation from these or other causes may harm our competitive position in the water and wastewater transmission products marketplace and reduce our sales and earnings.

LOSS OF THIRD-PARTY TRANSPORTATION PROVIDERS UPON WHOM WE DEPEND COULD INCREASE OUR COSTS AND ADVERSELY AFFECT OUR OPERATIONS.

We depend upon third-party transportation providers for delivery of products to our branches, and, to a lesser extent, to our customers. Strikes, slowdowns, transportation disruptions or other conditions in the transportation industry, particularly those impacting United Parcel Service of America, Inc., could increase our costs and adversely affect our operations.

WE MAY BE ADVERSELY AFFECTED BY THE SEPARATION OF OUR BUSINESS FROM UNITED STATES FILTER CORPORATION OR BECAUSE WE ARE NO LONGER ABLE TO USE THE U.S. FILTER TRADEMARK AND TRADE NAMES.

Since our inception in 1996, we have operated as a subsidiary of United States Filter Corporation. As a result of the Transactions, we have become an independent entity, which we believe will result in additional general and administrative expenses of approximately

$1 million per year. We cannot assure you that our estimate is accurate or that our separation from United States Filter Corporation will progress smoothly, either of which could adversely impact our results. As a result of the consummation of the Transactions, we no longer have the right to use any trademarks, trade names, service marks, service names, brand names or internet domain names of United States Filter Corporation or its affiliates, including, "USF," "U.S. Filter," "US Filter," "United States Filter Corp.," "United States Filter Corporation" or any derivation or variation thereof. The impact on our business and operations of our no longer using these marks and names cannot be fully predicted.

WE MAY BE ADVERSELY AFFECTED BY ENVIRONMENTAL AND SAFETY REQUIREMENTS.

We are subject to federal, state and local environmental and occupational health and safety laws and regulations. We cannot assure you that we have been or will be at all times in complete compliance with all such requirements. These requirements are complex and have tended to become more stringent over time. We could become subject to new requirements in the future, or otherwise become subject to environmental liabilities, which could have a material effect on our business.

Certain of U.S. Filter Distribution Group, Inc.'s predecessors distributed or may have distributed cement pipe containing asbestos. Certain of these predecessors are or have been defendants in lawsuits seeking to recover damages for alleged exposure to asbestos in these pipes. The acquisition was structured as an asset purchase, and we did not assume any existing or future asbestos-related liabilities relating to U.S. Filter Distribution Group, Inc. or its predecessors. U.S. Filter Distribution Group, Inc. and United States Filter Corporation retained these liabilities and jointly and severally agreed to indemnify and defend us from and against these liabilities on an unlimited basis with no termination date. In addition, Vivendi Environnement S.A. has guaranteed all obligations of United States Filter Corporation and U.S. Filter Distribution Group, Inc. under the asset purchase agreement, including the indemnity discussed above, up to an aggregate of $50.0 million for a period ending November 22, 2017. Historically, courts have not held the acquirer of an entity's assets liable for liabilities that are not assumed as part of the transaction unless the asset buyer is found to be a "successor" to the asset seller. Accordingly, we could become subject to asbestos liabilities in the future to the extent we are found to be a successor to U.S. Filter Distribution Group, Inc. and to the extent U.S. Filter Distribution Group, Inc., United States Filter Corporation and Vivendi Environnement S.A. are unable to fulfill their contractual obligations. For more information, see "Business--Environmental matters."

WE ARE CONTROLLED BY THE SPONSORS AND THEIR INTERESTS AS EQUITY HOLDERS MAY CONFLICT WITH YOURS AS A CREDITOR.

The Sponsors control approximately 87% of our parent's outstanding capital stock on a fully diluted basis. The interests of the Sponsors may not in all cases be aligned with your interests as a holder of the notes.

                           RISKS RELATED TO THE NOTES

OUR SUBSTANTIAL LEVEL OF INDEBTEDNESS COULD LIMIT OUR ABILITY TO OPERATE OUR BUSINESS, OBTAIN ADDITIONAL FINANCING, PURSUE OTHER BUSINESS OPPORTUNITIES AND FULFILL OUR OBLIGATIONS UNDER THE NOTES.

As a result of the Transactions, we are highly leveraged and our total indebtedness is approximately $450.0 million based on the amount of debt we incurred on the closing date of the Transactions. The following table shows our level of indebtedness and certain other information on a pro forma basis at September 30, 2002 after giving effect to the transactions.

--------------------------------------------------------------------------------
                                                                 PRO FORMA AS OF
(DOLLARS IN MILLIONS)                                         SEPTEMBER 30, 2002
--------------------------------------------------------------------------------
Senior credit facility......................................  $            250.0
Senior subordinated notes...................................               200.0
                                                              ------------------
  Total debt................................................               450.0
Stockholder's equity........................................               207.5(1)
Total debt as a percentage of total capitalization..........                 68%
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
                                                                                     PRO FORMA
                                                        --------------------------------------
                                                               YEAR ENDED      12 MONTHS ENDED
                                                        DECEMBER 31, 2001   SEPTEMBER 30, 2002
----------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges....................                2.1x                2.1x
----------------------------------------------------------------------------------------------

(1) Represents the $210.0 million cash equity investment by the Sponsors and by certain members of our management and our parent's board of directors, the proceeds of which were contributed by our parent to us as common equity capital, less $2.5 million associated with the write-off of expenses related to the acquisition.

We may incur additional indebtedness from time to time to finance capital expenditures, acquisitions, investments or for other purposes subject to the restrictions contained in our senior credit facility and the indenture relating to the notes. Our senior credit facility provides for additional commitments of $75.0 million, and any such additional borrowings would be senior to the notes.

Our high degree of leverage could have important consequences for us, including the following:

        -- It may limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

        -- A substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

        -- The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

        -- Certain of our borrowings, including borrowings under our senior credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

        -- A substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

        -- Our debt level reduces our flexibility in responding to changing business and economic conditions including our ability to adjust to a downturn in our business; and

        -- Our debt level may put us in a competitive disadvantage compared to our competitors that have less debt.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH TO SERVICE ALL OF OUR INDEBTEDNESS, INCLUDING THE NOTES, AND BE FORCED TO TAKE OTHER ACTIONS TO SATISFY OUR OBLIGATIONS UNDER OUR INDEBTEDNESS, WHICH MAY NOT BE SUCCESSFUL.

Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend upon, among other things:

        -- our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

        -- the future availability of borrowings under our senior credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with the covenants in our senior credit facility.

We believe that, based on our current levels of operations, our cash flow from operations, together with available borrowings under our senior credit facility, will provide us with adequate cash for at least the next few years to make scheduled amortization and interest payments on our indebtedness and to fund anticipated capital expenditures and working capital requirements. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In addition, we may incur additional indebtedness in order to make acquisitions. If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying capital expenditures and/or acquisitions, selling assets, restructuring or refinancing our indebtedness (which could include the notes), or seeking additional equity capital or bankruptcy protection. We cannot assure you that any of these remedies can be effected on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, including our senior credit facility and the indenture governing the notes, may restrict us from adopting any of these alternatives.

OUR DEBT AGREEMENTS CONTAIN OPERATING AND FINANCIAL COVENANTS THAT MAY RESTRICT OUR BUSINESS AND FINANCING ACTIVITIES.

The operating and financial restrictions and covenants in our senior credit facility, the indenture and any future financing agreements may adversely affect our ability to finance future operations, meet our capital needs or engage in business activities. Our debt agreements restrict our ability to:

        -- redeem indebtedness that is subordinated in right of payment to the notes;

        --   make capital expenditures;

        -- incur additional debt or issue redeemable equity or preferred stock;

        --   create liens;

        --   enter into certain transactions with affiliates;

        --   make some types of investments;

        --   sell assets;

        -- pay dividends or make distributions, repurchase equity interests or make other restricted payments; or

        -- consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our senior credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our senior credit facility and/or under the notes. Upon the occurrence of an event of default under our senior credit facility, the lenders could elect to declare all amounts outstanding under our senior credit facility to be immediately due and payable and terminate all commitments to extend further credit. If the lenders under our senior credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior credit facility and our other indebtedness, including the notes. If we were unable to repay those amounts, the lenders under our senior credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets as collateral under our senior credit facility.

IF WE DEFAULT ON OUR OBLIGATIONS TO PAY OUR INDEBTEDNESS WE MAY NOT BE ABLE TO MAKE PAYMENTS ON THE NOTES.

Any default under the agreements governing our indebtedness, including a default under our senior credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in our indenture and our senior credit facility, we could be in default under the terms of the agreements governing such indebtedness, including our senior credit facility and our indenture governing the notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior credit facility to avoid being in default. If we breach our covenants under our senior credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

THE NOTES ARE, AND GUARANTEES BY ANY OF OUR FUTURE DOMESTIC SUBSIDIARIES WILL BE, EFFECTIVELY SUBORDINATED TO ALL OF OUR AND ANY FUTURE SUBSIDIARIES' SENIOR DEBT.

The notes are subordinated in right of payment to the prior payment in full of all our existing and future senior indebtedness and the guarantee of the notes by any future domestic subsidiaries will be effectively subordinated to all senior debt of such entity. We do not currently have any subsidiaries. The indenture requires each of our future domestic subsidiaries to guarantee the notes, unless we designate the subsidiary as an Unrestricted Subsidiary, as defined in the indenture. As of September 30, 2002 on a pro forma basis, we would have had approximately $250.0 million of senior indebtedness outstanding, excluding $75.0 million available and unused under our senior credit facility, all of which is secured. In addition, the indenture permits us and any of our Restricted Subsidiaries, as defined in the indenture, to incur additional senior indebtedness, including indebtedness under the senior credit facility. We or the applicable guarantor may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default on, or another default that has resulted in the acceleration of debt under the senior credit facility unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain senior indebtedness, we or the applicable guarantor would not be permitted to pay any amount on account of the notes for up to 179 days in any 365-day period. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a guarantor, our assets or a guarantor's assets, as the case may be, will be available to pay obligations on the notes or the guarantor's guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of that guarantor has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the notes or any guarantee of the notes.

INDEBTEDNESS UNDER OUR SENIOR CREDIT FACILITY IS SECURED WHILE OUR OBLIGATIONS UNDER THE NOTES ARE NOT SECURED AND IF WE DEFAULT UNDER OUR SENIOR DEBT, OUR SENIOR LENDERS CAN FORECLOSE ON THE ASSETS WE HAVE PLEDGED TO SECURE PAYMENT OF THE SENIOR DEBT TO YOUR EXCLUSION.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes, and any future subsidiary guarantor's obligations under their guarantee of the notes, are unsecured. Our obligations under our senior credit facility, and any future subsidiary's obligations under its guarantee of our indebtedness under the senior credit facility, are secured by a security interest in substantially all of our and the guarantors' assets. If we are declared bankrupt or insolvent, or if we default under our senior credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose and sell the equity interests in any future subsidiary guarantor of the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests or assets of any future subsidiary guarantor, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

Unless we have exercised our option to redeem the notes at 100% of their principal amount plus a "make-whole" premium, upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued interest and Special Interest, if applicable. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds to pay the purchase price for the outstanding notes tendered. We expect that we would require third-party financing, which we may not be able to obtain on favorable terms, if at all. Further, the senior credit facility restricts our ability to repurchase notes, including notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under the senior credit facility. Our senior credit facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger this provision. If an event occurs that does not constitute a "Change of Control," we will not be required to make an offer to repurchase the notes.

FEDERAL AND STATE FRAUDULENT TRANSFER LAWS PERMIT A COURT TO VOID THE NOTES AND ANY GUARANTEES, AND, IF THAT OCCURS, YOU MAY NOT RECEIVE ANY PAYMENTS ON THE NOTES.

The exchange notes will be issued in exchange for the old notes. We used the net proceeds from the offering of the old notes, together with borrowings under the term loan portion of our senior credit facility and the proceeds of the equity investment in our parent contributed to us, to purchase the assets and businesses of U.S. Filter Distribution Group, Inc. The obligations incurred under the old notes and the indenture may be subject to review under federal and state fraudulent transfer and conveyance statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or a guarantor's unpaid creditors. Under these laws, if a court were to find that, at the time we issued the old notes, we:

        -- incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors, or

        -- received less than the reasonably equivalent value or fair consideration for incurring such indebtedness, and

           -- were insolvent or rendered insolvent by reason of the Transactions,

           -- were engaged or about to engage in a business or transaction for which our assets constituted unreasonably small capital to carry on such business, or

           -- intended to incur, or did incur, or believed that we would incur, debts beyond our ability to repay as they matured or became due then, such court might:

        -- subordinate the notes to our presently existing or future indebtedness,

        --   void the issuance of the notes, or

        --   take other actions detrimental to holders of the notes.

In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

        -- the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets;

        -- the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

        --   it could not pay its debts as they become due.

We cannot predict:

        -- what standard a court would apply in order to determine whether we were insolvent as of the date we issued the old notes, or that regardless of the method of valuation, a court would determine that we were insolvent on that date; or

        -- whether a court would not determine that the payments constituted fraudulent transfers on another ground.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us with 90 days after payment by us with respect to the notes, or if we anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return the payment.

In the event there are any subsidiary guarantors in the future, the foregoing would apply to their guarantees.

YOUR ABILITY TO TRANSFER THE EXCHANGE NOTES MAY BE LIMITED BY THE ABSENCE OF AN ACTIVE TRADING MARKET, AND WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

The exchange notes are a new issue of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or automated dealer quotation system. Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Warburg LLC have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it would continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes.

Certain of our controlling stockholders are affiliates of J.P. Morgan Partners, LLC, which, in turn is an affiliate of J.P. Morgan Securities Inc., on of the initial purchasers of the old notes. As a result of this affiliate relationship, if J.P. Morgan Securities Inc. conducts any market-making activities with respect to the exchange notes, J.P. Morgan Securities Inc. will be required to deliver a market-making prospectus when effecting offers and sales of the exchange notes. The exchange and registration rights agreement entered into at the closing of the Transactions obligates us to provide a market-maker prospectus under certain circumstances, but we will be permitted to cease providing such prospectus for a period not to exceed 60 days in the aggregate in any consecutive 12-month period for any valid business purpose. For as long as a market-making prospectus is required to be delivered, the ability of J.P. Morgan Securities Inc. to make a market in the exchange notes will be dependent on our ability to maintain a current market-making prospectus for its use. If we are unable to maintain a current market-making prospectus, J.P. Morgan Securities Inc. may be required to discontinue its market-making activities without notice.

IF YOU DO NOT PARTICIPATE IN THE EXCHANGE OFFER, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES THAT ARE SUBJECT TO TRANSFER RESTRICTIONS.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in the exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and you will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

        -- if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

        -- if you are broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes,

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

We have entered into an exchange and registration rights agreement with Goldman, Sachs & Co., J.P. Morgan Securities Inc. and UBS Warburg LLC, the initial purchasers of the old notes, in which we agreed to file a registration statement relating to an offer to exchange the old notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause the exchange offer to be consummated within 225 days following the original issue dates of the old notes which was November 22, 2002. The exchange notes will have terms substantially identical to the old notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest payable for the failure to observe certain obligations in the exchange and registration rights agreement.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

        -- the exchange offer is not permitted by applicable law or SEC policy;

        -- prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the Holders in the exchange offer would not be transferable without restriction under the Securities Act;

        -- the exchange offer has not been completed within 225 days following the closing of the offering of the old notes; or

        -- prior to the consummation of the exchange offer, any Holder notifies us in writing that it holds any securities acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution of the securities, or any Holder notifies us in writing that it believes that it is not entitled to participate in the exchange offer and such Holder has not received a written opinion of counsel to National Waterworks to the effect that such Holder is legally permitted to participate in the exchange offer;

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in the exchange offer will be required to make the following representations:

        -- any exchange notes to be received by it will be acquired in the ordinary course of its business;

        -- it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities
             Act) of the exchange notes in violation of the Securities Act; and

        -- it is not our "affiliate," as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF EXCHANGE NOTES

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

        -- such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

        -- such exchange notes are acquired in the ordinary course of the holder's business; and

        -- the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

        -- cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

        -- must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of distribution" for more details regarding these procedures for the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to become effective, a registration statement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, both series will be treated as a single class of debt securities under that indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $200,000,000 aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain conditions to the exchange offer."

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The exchange offer will expire at 5:00 p.m., New York City time on           ,
2003, unless we extend it in our sole discretion.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

        --   to delay accepting for exchange any old notes;

        -- to extend the exchange offer or to terminate the exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under "--Certain conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

        -- subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

        -- the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Securities Exchange Act of 1934, as amended, and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

        -- the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

        -- any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made:

        -- the representations described under "--Purpose and effect of the exchange offer", "--Procedures for tendering" and "Plan of distribution", and

        -- such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to the registered holders of the old notes. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

PROCEDURES FOR TENDERING

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

        -- complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

        -- comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

        -- the exchange agent must receive old notes along with the letter of transmittal; or

        -- the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

        -- the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange agent" prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

        -- make appropriate arrangements to register ownership of the old notes in such owner's name; or

        -- obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, unless the old notes tendered pursuant thereto are tendered:

        -- by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

        --   for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

        -- DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of such book-entry confirmation;

        -- such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

        --   the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will he final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

        -- old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

        -- a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

        -- any exchange notes that the holder receives will be acquired in the ordinary course of its business;

        -- the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

        -- if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

        -- if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

        -- the holder is not our "affiliate", as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

        --   the tender is made through an eligible institution;

        -- prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

          -- setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

          --  stating that the tender is being made thereby; and

          -- guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

        -- the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

        -- the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under "--Exchange agent", or

        -- holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

Any such notice of withdrawal must:

        -- specify the name of the person who tendered the old notes to be withdrawn;

        -- identify the old notes to be withdrawn, including the principal amount of such old notes; and

        -- where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

        --   the serial numbers of the particular certificates to be withdrawn;
             and

        -- a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:


 FOR DELIVERY BY HAND, OVERNIGHT DELIVERY,               BY FACSIMILE TRANSMISSION
        REGISTERED OR CERTIFIED MAIL:                (for eligible institutions only):
    Wells Fargo Bank Minnesota, National                       (860) 704-6219
                 Association                             Attn: Joseph P. O'Donnell
          Corporate Trust Services                       TO CONFIRM BY TELEPHONE OR
        213 Court Street, Suite 703                        FOR INFORMATION CALL:
            Middletown, CT 06457                               (860) 704-6217
         Attn: Joseph P. O'Donnell                       Attn: Joseph P. O'Donnell

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

        --   SEC registration fees;

        --   fees and expenses of the exchange agent and trustee;

        --   accounting and legal fees and printing costs; and

        --   related fees and expenses.

TRANSFER TAXES

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

        -- certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

        -- tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

        -- a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

Holders of old notes who do not exchange their old notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such old notes:

        -- as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

        -- otherwise as set forth in the offering circular distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

        --   could not rely on the applicable interpretations of the SEC; and

        -- must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as debt issuance costs.

OTHER

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                                THE TRANSACTIONS

THE ACQUISITION

On November 22, 2002, we consummated the acquisition pursuant to an agreement, dated as of September 12, 2002, with U.S. Filter Distribution Group, Inc. and its parent, United States Filter Corporation. We refer in this section to U.S. Filter Distribution Group, Inc. as "Distribution" and its parent United States Filter Corporation as "USF." Pursuant to the asset purchase agreement we acquired substantially all of the assets and businesses of Distribution and assumed certain liabilities and obligations of Distribution, which excluded any and all current and future asbestos-related liabilities, among others. Distribution retained the excluded liabilities.

Consideration. The acquisition consideration paid for the purchased assets and businesses was $620.0 million, excluding $40.0 million of fees and expenses, plus the assumed liabilities and obligations. The acquisition consideration is subject to a post-closing adjustment based on Distribution's working capital as of November 22, 2002. We expect that the post-closing adjustment, if any, will be made no earlier than February 15, 2003. The Transactions were funded with the following:

        -- A $210.0 million cash equity investment by affiliates of J.P. Morgan Partners, LLC and Thomas H. Lee Partners L.P., and by certain members of management and our parent's board of directors. The equity investment was made through National Waterworks Holdings, Inc., our parent and the 100% owner of our capital stock;

        --   $200.0 million from this offering of the old notes; and

        --   $250.0 million of borrowings under our senior credit facility.

Indemnification. USF and Distribution have indemnified us and our affiliates for any and all losses and expenses incurred by us for the liabilities retained by Distribution, including all asbestos-related liabilities, and as a result of breaches of representations, warranties and covenants by them. We have indemnified USF and Distribution and their affiliates for all losses and expenses incurred by them as a result of breaches of representations, warranties and covenants by us and for the liabilities we assumed. USF's and Distribution's indemnity obligations to us with respect to the liabilities retained by them, including all asbestos-related liabilities, are unlimited and have no termination date.

Generally, indemnification obligations with respect to representations and warranties will survive for 18 months from the closing date of the Transactions. The indemnification obligations for breaches of representations and warranties by either party are not effective until the aggregate amount of losses suffered by any such indemnified party exceeds 1% of the acquisition consideration, as adjusted by any post-closing adjustment, and with each specific loss being for at least $50,000. The aggregate liability of an indemnifying party for breaches of representations and warranties is limited in the aggregate to 10% of the adjusted acquisition consideration. In addition, Vivendi Environnement S.A., the indirect parent of USF, has guaranteed all obligations of Distribution and USF under the asset purchase agreement up to an aggregate of $50.0 million for a period ending on November 22, 2017.

Solvency Covenant. USF and Distribution have agreed that, for a period of ten years following the closing date of the acquisition, Distribution will, and USF will cause Distribution to, maintain Distribution's corporate existence and ensure that Distribution has sufficient funds to pay any and all of its debts and other obligations as and when they become due, including liabilities retained by Distribution and its indemnification obligations.

Covenant Not to Compete. USF has agreed that until November 22, 2004, the second anniversary of the closing date of the acquisition, neither it nor its subsidiaries will, subject to certain exceptions, engage anywhere in the United States in the purchase and resale to contractors and end-users of pipes, fittings, valves, meters, hydrants and other components used to build or repair water and wastewater collection and distribution systems. USF has also agreed not to employ or solicit specified employees of ours until November 22, 2004.

USF Name. We have agreed that we shall not use any trademarks, trade names, service marks, service names, assumed names, brand names or internet domain names of USF or its affiliates, including "U.S. Filter Distribution Group," "USF," "U.S. Filter," "US Filter," "United States Filter Corp.," "United States Filter Corporation" or any derivation or variation thereof.

EMPLOYEE LEASING AGREEMENT

On November 22, 2002, the closing date for the Acquisition, we also entered into an Employee Leasing Agreement with USF and Distribution. Pursuant to the terms of the Employee Leasing Agreement, all employees who worked for Distribution as of November 22, 2002 remained employees of Distribution and have been leased to us for a transition period. During the term of the Employee Leasing Agreement, USF and Distribution will provide payroll services for us and will continue to provide coverage to the leased employees under USF's employee benefit plans (other than workers' compensation coverage, which we will provide). We will pay USF the actual costs incurred by USF or Distribution for providing the employee benefits to the leased employees, plus an administrative fee per payroll check issued. Distribution will be responsible for all matters relating to the leased employees, but Distribution shall not take actions relating to matters such as termination, compensation, promotion or disciplinary action without our prior consent. We have indemnified USF and Distribution and their affiliates for any damages arising from their performance of services under the Employee Leasing Agreement, except to the extent resulting from their gross negligence or intentional misconduct. The Employee Leasing Agreement terminates on December 31, 2002, unless terminated earlier by us on 30 days notice or by USF at any time as a result of our failure to pay any amounts when due. As of the date of termination of the Employee Leasing Agreement, all employees of Distribution at such time will become our employees, and we will establish our own employee benefit plans in which such employees will participate.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness.

The net proceeds from the offering of the old notes was $192.5 million, after deducting discounts and commissions payable to the initial purchasers and offering expenses. We used the net proceeds from such offering, together with borrowings under the term loan portion of our senior credit facility and the proceeds from the cash equity investment in our parent by the Sponsors and by certain members of our management and our parent's board of directors, to fund the acquisition and to pay related fees and expenses.

The following table sets forth the sources and uses of funds in connection with the Transactions.

SOURCES
(DOLLARS IN MILLIONS)
Senior credit facility(1)..........   $250.0
Old Notes..........................    200.0
Cash equity investment.............    210.0
                                      ------
TOTAL SOURCES......................   $660.0
                                      ======
USES
(DOLLARS IN MILLIONS)
Acquisition consideration..........   $620.0
Fees and Expenses(2)...............     40.0
                                      ------
TOTAL USES.........................   $660.0
                                      ======

(1) The senior credit facility consists of a seven-year term loan facility in aggregate principal amount of $250.0 million, all of which was borrowed to finance the acquisition; and a six-year revolving credit facility in aggregate principal amount of $75.0 million. Approximately $2.5 million of the availability under the revolving credit facility was used to support letters of credit outstanding at the closing of the acquisition. For more information, see "Description of certain indebtedness."

(2) Includes fees and expenses related to the Transactions, including underwriting discounts and commissions related to the old notes and fees payable to affiliates of the Sponsors at the closing of the Transactions. For more information, see "Certain relationships and related party transactions."

                                 CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2002 on a pro forma basis to give effect to the Transactions. This table should be read in conjunction with "The transactions," "Unaudited pro forma financial information," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

--------------------------------------------------------------------------------
                                                              SEPTEMBER 30, 2002
                                                              ------------------
                   (DOLLARS IN MILLIONS)                               PRO FORMA
--------------------------------------------------------------------------------
Revolving credit facility(1)................................  $                -
Term loan...................................................               250.0
                                                              ------------------
   Total senior credit facility.............................               250.0
Old Notes...................................................               200.0
                                                              ------------------
   Total debt...............................................               450.0
Total stockholder's equity..................................               207.5(2)
                                                              ------------------
   Total capitalization.....................................  $            657.5
                                                              ==================
--------------------------------------------------------------------------------

(1) $75.0 million commitment amount. A portion of the revolving credit facility is used to support outstanding letters of credit.

(2) Represents the $210.0 million cash equity investment by the Sponsors and by certain members of our management and our parent's board of directors, the proceeds of which were contributed by our parent to us as common equity capital, less $2.5 million associated with the write-off of expenses related to the acquisition.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma balance sheet gives effect to the Transactions as if they had occurred on September 30, 2002. The following unaudited pro forma statements of operations for the twelve months ended December 31, 2001, the nine months ended September 30, 2002 and the twelve months ended September 30, 2002 give effect to the Transactions and the acquisition of Utility Piping Systems, Inc. as if they occurred on January 1, 2001. National Waterworks, Inc. was incorporated in September 2002, and had de minimis assets, liabilities and operations prior to the consummation of the Transactions. Accordingly, no historical information has been presented for National Waterworks, Inc.

The historical data of U.S. Filter Distribution Group, Inc. for the twelve months ended December 31, 2001 have been derived from U.S. Filter Distribution Group, Inc.'s audited consolidated financial statements contained elsewhere in this prospectus. The historical data of U.S. Filter Distribution Group, Inc. as of and for the nine months ended September 30, 2002 have been derived from U.S. Filter Distribution Group, Inc.'s unaudited consolidated financial statements included elsewhere in this prospectus. The historical data of U.S. Filter Distribution Group, Inc. for the twelve months ended September 30, 2002 is unaudited and has been derived from its consolidated financial statements included elsewhere in this prospectus. The income statement data for Utility Piping Systems, Inc. for the year ended December 31, 2001 and the period from January 1, 2002 to March 29, 2002 have been derived from its historical financial statements which are not included in this prospectus.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of National Waterworks, Inc. would actually have been had the Transactions and the acquisition of Utility Piping Systems, Inc. actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of National Waterworks, Inc. for any future period or as of any future date. The information set forth below should be read together with the other information contained under the captions "The transactions," "Use of proceeds," "Capitalization," "Selected historical consolidated financial and other operating data" and "Management's discussion and analysis of financial condition and results of operations" and the historical consolidated financial statements of U.S. Filter Distribution Group, Inc. included elsewhere in this prospectus.

The acquisition of the assets and businesses of U.S. Filter Distribution Group, Inc. has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The excess of the purchase consideration over the historical basis of the net assets acquired will be applied to revalue the assets acquired and liabilities assumed to their fair values. Allocations are subject to valuations as of November 22, 2002, the date of acquisition. The allocation of the purchase consideration is based, in part, on preliminary information that is subject to adjustment upon obtaining complete valuation information. Such adjustment could be material. In addition, the acquisition consideration is subject to a post-closing adjustment based on the net working capital of U.S. Filter Distribution Group, Inc. as of November 22, 2002. Any such post closing adjustment will be reflected as an adjustment to goodwill.

The unaudited pro forma statements of operations do not reflect the following:

        -- The write-off of approximately $2.5 million of expenses related to the acquisition. Such charge will be reflected in the statement of operations of National Waterworks, Inc. for the period from November 22, 2002 through December 31, 2002.

        -- A management fee that the Sponsors will begin to earn and be paid commencing July 1, 2004. See "Certain relationships and related party transactions."

                           NATIONAL WATERWORKS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 2002

--------------------------------------------------------------------------------------------------------
                                                            HISTORICAL
                                                           U.S. FILTER
                                                          DISTRIBUTION     PRO FORMA
(IN THOUSANDS)                                             GROUP, INC.   ADJUSTMENTS           PRO FORMA
--------------------------------------------------------------------------------------------------------
                                                 ASSETS
Current Assets:
   Cash and cash equivalents............................  $     12,546   $   250,000(a)        $      -
                                                                             200,000(b)
                                                                             210,000(c)
                                                                             (12,546)(d)
                                                                            (620,000)(e)
                                                                             (40,000)(f)
   Trade accounts receivable, net.......................        50,929       170,000(g)         220,929
   Inventories, net.....................................        91,901             -             91,901
   Deferred income taxes................................         7,087        (7,087)(d)              -
   Other current assets.................................         1,162             -              1,162
                                                          ----------------------------------------------
      Total current assets..............................       163,625       150,367            313,992
Property and equipment, net.............................        17,459             -             17,459
Goodwill, net...........................................       488,689       451,765(e)         473,865
                                                                              22,100(f)
                                                                            (488,689)(h)
Intercompany receivable.................................       431,922      (261,922)(d)              -
                                                                            (170,000)(g)
Other assets, net.......................................            52        15,400(f)          15,452
                                                          ----------------------------------------------
      Total assets......................................  $  1,101,747   $  (280,979)          $820,768
                                                          ============   ===========           ========
--------------------------------------------------------------------------------------------------------
                                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
   Trade accounts payable...............................  $    139,260   $         -           $139,260
   Current installments of long-term debt...............           191         7,500(a)           7,500
                                                                                (191)(d)
   Accrued compensation and benefits....................        19,164          (587)(d)         18,577
   Other accrued expenses...............................         5,822          (391)(d)          5,431
                                                          ----------------------------------------------
      Total current liabilities.........................       164,437         6,331            170,768
Long-term debt, excluding current installments..........           469       242,500(a)         442,500
                                                                             200,000(b)
                                                                                (469)(d)
Deferred income taxes...................................         4,749        (4,749)(d)              -
                                                          ----------------------------------------------
      Total liabilities.................................       169,655       443,613            613,268
Total stockholder's equity..............................       932,092       210,000(c)         207,500
                                                                            (275,168)(d)
                                                                            (168,235)(e)
                                                                              (2,500)(f)
                                                                            (488,689)(h)
                                                          ----------------------------------------------
      Total liabilities and stockholder's equity........  $  1,101,747   $  (280,979)          $820,768
                                                          ============   ===========           ========
--------------------------------------------------------------------------------------------------------

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA BALANCE SHEET PRO FORMA ADJUSTMENTS:

a. Adjustment to reflect borrowings of $250 million under the senior credit facility, including $7.5 million of current installments of long-term debt due in quarterly installments beginning in March 2003.

b. Adjustment to reflect the issuance of $200 million of old notes.

c. Adjustment to reflect proceeds of $210 million from the cash equity investment in our parent, National Waterworks Holdings, Inc., by affiliates of each of J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P., and certain members of our senior management and the board of directors of our parent, and the concurrent contribution by our parent of these proceeds to our common equity capital.

d. Adjustment to reflect the elimination of the assets not acquired and the liabilities not assumed by us in accordance with the asset purchase agreement as follows (in thousands):

----------------------------------------------------------------------
DESCRIPTION                                                     AMOUNT
----------------------------------------------------------------------
Cash and cash equivalents...................................  $ 12,546
Deferred income tax asset...................................     7,087
Intercompany receivable.....................................   261,922
Long-term debt, including current portion...................       660
Accrued compensation and benefits...........................       587
Other accrued expenses......................................       391
Deferred income tax liability...............................     4,749
----------------------------------------------------------------------

e. Adjustment to reflect the acquisition of U.S. Filter Distribution Group, Inc. for a purchase price of $620 million, which excludes transaction fees and expenses, and the elimination of U.S. Filter Distribution Group, Inc.'s historical equity accounts. The purchase price has been preliminarily allocated as follows based on the estimated fair values of the acquired assets and assumed liabilities. The allocation is subject to revision as additional information becomes available. Such revision could be material (in thousands):

-----------------------------------------------------------------------
DESCRIPTION                                                      AMOUNT
-----------------------------------------------------------------------
Net current assets..........................................   $150,724
Other tangible assets.......................................     17,511
Goodwill....................................................    451,765
                                                               --------
      Total.................................................   $620,000
                                                               ========
-----------------------------------------------------------------------

f. Adjustment to reflect the payment of an aggregate of $40 million of transaction fees and expenses associated with the Transactions, including fees paid to affiliates of the Sponsors at closing. See "Certain Relationships and Related Party Transactions." These costs have been allocated as follows: $22.1 million to goodwill, $15.4 million to deferred financing costs related to the senior credit facility and the old notes, and $2.5 million as a charge to stockholder's equity associated with the write-off of expenses related to the Acquisition.

g. Adjustment to record the accounts receivable which were previously sold pursuant to U.S. Filter Distribution Group, Inc.'s accounts receivable securitization facility. U.S. Filter Distribution Group, Inc. used a portion of the acquisition consideration to repay and terminate the old accounts receivable securitization facility. The accounts receivable have been added back as we do not intend to utilize an accounts receivable securitization facility as a financing source for the foreseeable future.

h. Adjustment to reflect the elimination of the historical goodwill of U.S. Filter Distribution Group, Inc.

                           NATIONAL WATERWORKS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001

------------------------------------------------------------------------------------------------
                                                                         PRO FORMA
                                         HISTORICAL   ACQUISITION OF   AND FORWARD
                                        U.S. FILTER   UTILITY PIPING       LOOKING
                                       DISTRIBUTION    SYSTEMS, INC.   ADJUSTMENTS
(IN THOUSANDS)                          GROUP, INC.         (NOTE 1)      (NOTE 2)     PRO FORMA
------------------------------------------------------------------------------------------------
Net sales............................   $1,120,330    $       40,224   $         -    $1,160,554
Cost of goods sold...................      880,569            32,098             -       912,667
                                       ---------------------------------------------------------
      Gross profit...................      239,761             8,126             -       247,887
Operating expenses:
   Selling, general and
      administrative.................      152,470             5,039         1,030(a)    158,539
   Loss--accounts receivable
      securitization.................          536                 -          (536)(b)          -
                                       ---------------------------------------------------------
      Income before depreciation and
         amortization................       86,755             3,087          (494)       89,348
                                       ---------------------------------------------------------
Depreciation.........................        3,586               101             -         3,687
Amortization of intangible assets....       25,008                 -       (25,000)(c)          8
                                       ---------------------------------------------------------
      Operating income...............       58,161             2,986        24,506        85,653
Other income (expense):
   Interest expense..................          (79)             (207)      (39,356)(d)    (39,642)
   Other.............................           (8)                -             -            (8)
                                       ---------------------------------------------------------
      Income before income taxes and
         cumulative effect of a
         change in accounting
         principle...................       58,074             2,779       (14,850)       46,003
Income taxes.........................       31,924                 -       (13,523)(e)     18,401
                                       ---------------------------------------------------------
      Income before cumulative effect
         of a change in accounting
         principle...................   $   26,150    $        2,779   $    (1,327)   $   27,602
                                        ==========    ==============   ===========    ==========
------------------------------------------------------------------------------------------------

                           NATIONAL WATERWORKS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

------------------------------------------------------------------------------------------------
                                                                          PRO FORMA
                                          HISTORICAL   ACQUISITION OF   AND FORWARD
                                         U.S. FILTER   UTILITY PIPING       LOOKING
                                        DISTRIBUTION    SYSTEMS, INC.   ADJUSTMENTS
(IN THOUSANDS)                           GROUP, INC.         (NOTE 1)      (NOTE 2)    PRO FORMA
------------------------------------------------------------------------------------------------
Net sales.............................  $    868,676   $        8,769   $         -    $877,445
Cost of goods sold....................       683,515            6,877             -     690,392
                                        --------------------------------------------------------
      Gross profit....................       185,161            1,892             -     187,053
Operating expenses:
   Selling, general and
      administrative..................       113,789              840           773(a)  115,402
   Loss--accounts receivable
      securitization..................         2,414                -        (2,414)(b)        -
                                        --------------------------------------------------------
      Income before depreciation and
         amortization.................        68,958            1,052         1,641      71,651
                                        --------------------------------------------------------
Depreciation..........................         2,429               39             -       2,468
Amortization of intangible assets.....             6                -             -           6
                                        --------------------------------------------------------
      Operating income................        66,523            1,013         1,641      69,177
Other income (expense):
   Interest expense...................           (31)             (20)      (29,681)(d)  (29,732)
  Other...............................            62                -             -          62
                                        --------------------------------------------------------
      Income before income taxes and
         cumulative effect of a change
         in accounting principle......        66,554              993       (28,040)     39,507
Income taxes..........................        25,779                -        (9,976)(e)   15,803
                                        --------------------------------------------------------
      Income before cumulative effect
         of a change in accounting
         principle....................  $     40,775   $          993   $   (18,064)   $ 23,704
                                        ============   ==============   ===========    ========
------------------------------------------------------------------------------------------------

                           NATIONAL WATERWORKS, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2002

------------------------------------------------------------------------------------------------
                                                                         PRO FORMA
                                         HISTORICAL   ACQUISITION OF   AND FORWARD
                                        U.S. FILTER   UTILITY PIPING       LOOKING
                                       DISTRIBUTION    SYSTEMS, INC.   ADJUSTMENTS
(IN THOUSANDS)                          GROUP, INC.         (NOTE 1)      (NOTE 2)     PRO FORMA
------------------------------------------------------------------------------------------------
Net sales............................   $1,128,195    $       19,274   $         -    $1,147,469
Cost of goods sold...................      884,725            15,158             -       899,883
                                       ---------------------------------------------------------
      Gross profit...................      243,470             4,116             -       247,586
Operating expenses:
   Selling, general and
      administrative.................      152,004             2,668         1,030(a)    155,702
   Loss--accounts receivable
      securitization.................        2,950                 -        (2,950)(b)          -
                                       ---------------------------------------------------------
      Income before depreciation and
         amortization................       88,516             1,448         1,920        91,884
                                       ---------------------------------------------------------
Depreciation.........................        3,293                76             -         3,369
Amortization of intangible assets....        6,258                 -        (6,250)(c)          8
                                       ---------------------------------------------------------
      Operating income...............       78,965             1,372         8,170        88,507
Other income (expense):
   Interest expense..................          (43)              (69)      (39,530)(d)    (39,642)
   Other.............................           83                 -             -            83
                                       ---------------------------------------------------------
      Income before income taxes and
         cumulative effect of a
         change in accounting
         principle...................       79,005             1,303       (31,360)       48,948
Income taxes.........................       33,122                 -       (13,543)(e)     19,579
                                       ---------------------------------------------------------
      Income before cumulative effect
         of a change in accounting
         principle...................   $   45,883    $        1,303   $   (17,817)   $   29,369
                                        ==========    ==============   ===========    ==========
------------------------------------------------------------------------------------------------

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS:

1) ACQUISITION OF UTILITY PIPING SYSTEMS, INC.

On March 29, 2002, U.S. Filter Distribution Group, Inc. acquired substantially all of the assets and certain liabilities of Utility Piping Systems, Inc. for net consideration of $19.6 million. As a result, the operations of Utility Piping Systems, Inc. have been included in U.S. Filter Distribution, Inc.'s historical statements of operations subsequent to March 29, 2002. For pro forma purposes, the historical results of Utility Piping Systems, Inc. have been included in the unaudited pro forma statements of operations as if that acquisition had been consummated on January 1, 2001. The pro forma statement of operations for the year ended December 31, 2001 includes the historical results of Utility Piping Systems, Inc. for such fiscal year. The pro forma statement of operations for the nine months ended September 30, 2002 includes the historical results of Utility Piping Systems, Inc. from January 1, 2002 to March 29, 2002. The pro forma statement of operations for the twelve months ended September 30, 2002 includes the historical results of Utility Piping Systems, Inc. from October 1, 2001 to March 29, 2002.

2) PRO FORMA AND FORWARD-LOOKING ADJUSTMENTS

a. Adjustment to record estimated incremental costs associated with operating on a stand-alone basis after the acquisition versus as a subsidiary of United States Filter Corporation. The estimated costs principally relate to incremental accounting, legal and benefits administrative expenses and anticipated contract rate increases associated with the negotiation of new contracts for various services, such as travel-related. The incremental annual costs have been estimated as follows and are presented in the unaudited pro forma statements of operations (in thousands):

---------------------------------------------------------------------
                                                               ANNUAL
COST DESCRIPTION                                               AMOUNT
---------------------------------------------------------------------
Audit and tax services......................................   $  400
Legal services..............................................      150
Contract rate increases.....................................       80
Benefits administrative expense.............................      400
                                                               ------
      Total.................................................   $1,030
                                                               ======
---------------------------------------------------------------------

b. Adjustment of $0.5 million, $2.4 million and $3.0 million for the twelve months ended December 31, 2001, the nine months ended September 30, 2002 and the twelve months ended September 30, 2002, respectively, to reflect the elimination of the loss on the accounts receivable securitization facility. U.S. Filter Distribution Group, Inc. used a portion of the acquisition consideration to repay and terminate the accounts receivable securitization facility. The loss has been eliminated as we do not intend to utilize an accounts receivable securitization facility as a financing source for the foreseeable future.

c. Adjustment to reflect the elimination of the amortization of the historical goodwill of U.S. Filter Distribution Group, Inc. which is being eliminated in connection with the Acquisition.

d. Adjustment to record the interest expense relating to the term loan portion of the senior credit facility, the notes offered hereby, the commitment fee related to the revolving portion of the senior credit facility and the amortization of deferred financing costs, and the elimination of the historical interest expense of U.S. Filter Distribution Group, Inc., as the related debt is not being assumed in the acquisition. The following table sets forth the calculation of these adjustments (in thousands):

--------------------------------------------------------------------------------------------------
                                                            TWELVE
                                                            MONTHS     NINE MONTHS          TWELVE
                                                             ENDED           ENDED    MONTHS ENDED
                                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                              2001            2002            2002
--------------------------------------------------------------------------------------------------
Interest on $250 million term loan portion of the
  senior credit facility at a borrowing rate of
  6.50% per annum...................................  $     16,250   $      12,188   $      16,250
Interest on $200 million of notes offered hereby at
  an interest rate of 10.50% per annum..............        21,000          15,750          21,000
Commitment fee on $75 million revolving credit
  facility..........................................           375             281             375
Administrative agent fee............................           100              75             100
Amortization of deferred financing costs incurred in
  connection with the Transactions..................         1,917           1,438           1,917
Less elimination of historical interest expense, net
  of U.S. Filter Distribution Group, Inc. on debt
  that was not assumed in the acquisition...........           (79)            (31)            (43)
Less elimination of historical interest expense, net
  of Utility Piping Systems, Inc. on debt that was
  not assumed in the acquisition....................          (207)            (20)            (69)
                                                      --------------------------------------------
Pro forma interest expense adjustment...............  $     39,356   $      29,681   $      39,530
                                                      ============   =============   =============
--------------------------------------------------------------------------------------------------

For each 0.125% increase in the assumed borrowing rate on the term loan portion of the senior credit facility, interest expense would increase by approximately $0.3 million for the twelve months ended December 31, 2001 and September 30, 2002 and by $0.2 million for the nine months ended September 30, 2002.

e. Income taxes to reflect the tax effect of the pro forma adjustments based on an estimated effective tax rate of 40%.

                   SELECTED HISTORICAL CONSOLIDATED FINANCIAL
                            AND OTHER OPERATING DATA

The following table sets forth selected historical consolidated financial and other operating data of U.S. Filter Distribution Group, Inc. for the twelve months ended December 31, 1997 and 1998, the three months ended March 31, 1999, the one month ended April 30, 1999, the eight months ended December 31, 1999, the twelve months ended December 31, 2000 and 2001 and the nine months ended September 30, 2001 and 2002. On April 23, 1999, Vivendi Environnement S.A. acquired United States Filter Corporation, the parent of U.S. Filter Distribution Group, Inc. The acquisition was accounted for as a purchase and the related purchase accounting adjustments have been reflected ("pushed-down") in the consolidated financial statements of U.S. Filter Distribution Group, Inc. for periods subsequent to April 30, 1999. The selected historical financial and other operating data for the one month ended April 30, 1999, the eight months ended December 31, 1999 and the twelve months ended December 31, 2000 and 2001 have been derived from U.S. Filter Distribution Group, Inc.'s audited financial statements. The selected historical financial and other operating data for the twelve months ended December 31, 1997 and 1998, the three months ended March 31, 1999 and the nine months ended September 30, 2001 and 2002 have been derived from U.S. Filter Distribution Group's unaudited financial statements. In the opinion of management, the unaudited financial information includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. Results for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the full fiscal year. The information set forth below should be read in conjunction with the information under "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

--------------------------------------------------------------------------
                                              PREDECESSOR
                              --------------------------------------------
                                   12 MONTHS
                                     ENDED          3 MONTHS     1 MONTH
                                 DECEMBER 31,         ENDED       ENDED
                              -------------------   MARCH 31,   APRIL 30,
   (DOLLARS IN THOUSANDS)       1997       1998      1999(1)     1999(1)
--------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
   OPERATIONS DATA:
Net sales...................  $836,413   $953,981   $228,839    $   66,334
Cost of goods sold..........   676,041    766,362    182,930        54,514
                              --------------------------------------------
Gross profit................   160,372    187,619     45,909        11,820
Selling, general and
   administrative...........   112,972    130,352     35,670        10,567
Loss--accounts receivable
   securitization...........         -          -          -             -
                              --------------------------------------------
Income before depreciation
   and amortization.........    47,400     57,267     10,239         1,253
                              --------------------------------------------
Depreciation................     3,213      3,177        876           292
Amortization of intangible
   assets...................     1,387      1,761        462           165
                              --------------------------------------------
Operating income............    42,800     52,329      8,901           796
Stock option
   redemption(2)............         -          -          -       (15,214)
Interest expense, net.......      (541)      (438)       (87)          (19)
Other income (expense):.....       381      1,249         91            14
                              --------------------------------------------
Income (loss) before income
   taxes and cumulative
   effect of a change in
   accounting principle.....    42,640     53,140      8,905       (14,423)
Income tax expense
   (benefit)................    16,666     26,371      3,495        (5,500)
                              --------------------------------------------
Income (loss) before
   cumulative effect of a
   change in accounting
   principle................    25,974     26,769      5,410        (8,923)
Cumulative effect of a
   change in accounting
   principle(3).............         -          -          -             -
                              --------------------------------------------
Net income (loss)...........  $ 25,974   $ 26,769   $  5,410    $   (8,923)
                              ========   ========   ========    ==========
OTHER OPERATING DATA:
Net cash provided by (used
   in) operating
   activities...............  $ 30,201   $ 31,449   $ 37,206    $  (13,016)
Net cash provided by (used
   in) investing
   activities...............  $(52,318)  $(11,694)  $   (633)   $   (6,274)
Net cash provided by (used
   in) financing
   activities...............  $ 33,293   $(30,850)  $(32,164)   $   12,842
EBITDA(4)...................  $ 47,781   $ 58,516   $ 10,330    $    1,267
EBITDA margin(5)............      5.7%       6.1%       4.5%          1.9%
Capital expenditures........  $  2,791   $  6,293   $  1,947    $      220
Ratio of earnings to fixed
   charges(6)...............     13.3x      15.2x      10.3x             -
BALANCE SHEET DATA (AT
   PERIOD END):
Total assets................  $365,197   $426,277   $459,202    $1,407,460
Total debt..................  $  6,876   $  3,921   $  4,039    $    4,018
Total stockholder's
   equity...................  $259,872   $319,484   $328,551    $1,258,524
--------------------------------------------------------------------------

----------------------------  ----------------------------------------------------------------
                                            U.S. FILTER DISTRIBUTION GROUP, INC.
                              ----------------------------------------------------------------
                                                    12 MONTHS                 9 MONTHS
                                8 MONTHS              ENDED                     ENDED
                                 ENDED            DECEMBER 31,              SEPTEMBER 30,
                              DECEMBER 31,   -----------------------   -----------------------
   (DOLLARS IN THOUSANDS)       1999(1)         2000         2001         2001         2002
----------------------------  ----------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
   OPERATIONS DATA:
Net sales...................   $  830,449    $1,173,323   $1,120,330   $  860,811   $  868,676
Cost of goods sold..........      665,196       936,502      880,569      679,359      683,515
                              ----------------------------------------------------------------
Gross profit................      165,253       236,821      239,761      181,452      185,161
Selling, general and
   administrative...........      102,456       151,488      152,470      114,255      113,789
Loss--accounts receivable
   securitization...........            -             -          536            -        2,414
                              ----------------------------------------------------------------
Income before depreciation
   and amortization.........       62,797        85,333       86,755       67,197       68,958
                              ----------------------------------------------------------------
Depreciation................        2,313         3,582        3,586        2,722        2,429
Amortization of intangible
   assets...................       16,779        25,043       25,008       18,756            6
                              ----------------------------------------------------------------
Operating income............       43,705        56,708       58,161       45,719       66,523
Stock option
   redemption(2)............            -             -            -            -            -
Interest expense, net.......         (120)          (86)         (79)         (67)         (31)
Other income (expense):.....          891           178           (8)         (30)          62
                              ----------------------------------------------------------------
Income (loss) before income
   taxes and cumulative
   effect of a change in
   accounting principle.....       44,476        56,800       58,074       45,622       66,554
Income tax expense
   (benefit)................       23,539        31,237       31,924       24,581       25,779
                              ----------------------------------------------------------------
Income (loss) before
   cumulative effect of a
   change in accounting
   principle................       20,937        25,563       26,150       21,041       40,775
Cumulative effect of a
   change in accounting
   principle(3).............            -             -            -            -      459,000
                              ----------------------------------------------------------------
Net income (loss)...........   $   20,937    $   25,563   $   26,150   $   21,041   $ (418,225)
                               ==========    ==========   ==========   ==========   ==========
OTHER OPERATING DATA:
Net cash provided by (used
   in) operating
   activities...............   $    1,444    $   83,728   $  209,399   $   32,638   $   41,538
Net cash provided by (used
   in) investing
   activities...............   $     (724)   $   (2,595)  $     (265)  $      (85)  $  (19,751)
Net cash provided by (used
   in) financing
   activities...............   $    5,216    $  (81,625)  $ (205,099)  $  (29,162)  $  (22,529)
EBITDA(4)...................   $   63,688    $   85,511   $   86,747   $   67,167   $   69,020
EBITDA margin(5)............         7.7%          7.3%         7.7%         7.8%         7.9%
Capital expenditures........   $    1,866    $    3,273   $    1,415   $    1,172   $    1,063
Ratio of earnings to fixed
   charges(6)...............        16.6x         14.0x        13.7x        14.3x        20.3x
BALANCE SHEET DATA (AT
   PERIOD END):
Total assets................   $1,404,133    $1,438,949   $1,462,116   $1,487,086   $1,101,747
Total debt..................   $    3,010    $    2,176   $      852   $      911   $      660
Total stockholder's
   equity...................   $1,279,461    $1,305,024   $1,330,224   $1,325,115   $  932,092
----------------------------

(1) The following information for the twelve months ended December 31, 1999 has been presented for comparative purposes only and is the combination of the three months ended March 31, 1999 and one month ended April 30, 1999, set forth above as the Predecessor, and the eight months ended December 31, 1999, set forth above as U.S. Filter Distribution Group, Inc. As a result of the change in ownership resulting from the Vivendi Environnement S.A. acquisition of United States Filter

    Corporation, these results are not indicative of what the full year 1999 would have been if the change in ownership had not occurred.

--------------------------------------------------------------------------
                                                               12 MONTHS
                                                                 ENDED
                                                              DECEMBER 31,
                   (DOLLARS IN THOUSANDS)                         1999
--------------------------------------------------------------------------
Net sales...................................................  $  1,125,622
Cost of goods sold..........................................       902,640
                                                              ------------
Gross profit................................................       222,982
Selling, general and administrative.........................       148,693
Loss--accounts receivable securitization....................             -
                                                              ------------
Income before depreciation and amortization.................        74,289
Depreciation................................................         3,481
Amortization of intangible assets...........................        17,406
                                                              ------------
Operating income............................................        53,402
Stock option redemption.....................................       (15,214)
Interest expense, net.......................................          (226)
Other income (expense)......................................           996
                                                              ------------
Income before income taxes..................................        38,958
                                                              ------------
Income tax expense..........................................        21,534
                                                              ------------
Net income..................................................  $     17,424
                                                              ============
EBITDA(4)...................................................  $     75,285
EBITDA margin(5)............................................          6.7%
--------------------------------------------------------------------------

(2) On April 23, 1999, the date of the United States Filter Corporation acquisition by Vivendi Environnement S.A., U.S. Filter Distribution Group, Inc. recognized approximately $15.2 million in compensation expense associated with settlement of outstanding stock options of United States Filter Corporation held by certain of its employees.

(3) Reflects an impairment charge relating to the adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets. See Note 3 to the Unaudited Consolidated Financial Statements included elsewhere in this prospectus.

(4) EBITDA represents income before cumulative effect of a change in accounting principle; interest expense, net; income taxes; depreciation and amortization; and in the one month ended April 30, 1999, before the $15.2 million non-recurring stock option redemption expense referred to in note
    (2) above. EBITDA is presented because we believe it enhances an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. In addition, EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles. The following table sets forth a reconciliation of net income (loss) to EBITDA for each of the periods presented:

---------------------------------------------------------------------------------------------------------------------------------
                                                             PREDECESSOR                     U.S. FILTER DISTRIBUTION GROUP, INC.
                               -----------------------------------------   ------------------------------------------------------
                                       12 MONTHS                                                  12 MONTHS              9 MONTHS
                                           ENDED   3 MONTHS     1 MONTH      8 MONTHS                 ENDED                 ENDED
                                    DECEMBER 31,     ENDED       ENDED        ENDED            DECEMBER 31,         SEPTEMBER 30,
                               -----------------   MARCH 31,   APRIL 30,   DECEMBER 31,   -----------------   -------------------
   (DOLLARS IN THOUSANDS)       1997      1998      1999(1)     1999(1)      1999(1)       2000      2001      2001       2002
---------------------------------------------------------------------------------------------------------------------------------
Net income (loss)............  $25,974   $26,769   $   5,410    $(8,923)   $     20,937   $25,563   $26,150   $21,041   $(418,225)
                               =======   =======   =========    =======    ============   =======   =======   =======   =========
Add:
Cumulative effect of a change
   in accounting principle...        -         -           -          -               -         -         -         -     459,000
Interest expense, net........      541       438          87         19             120        86        79        67          31
Income taxes.................   16,666    26,371       3,495     (5,500)         23,539    31,237    31,924    24,581      25,779
Depreciation.................    3,213     3,177         876        292           2,313     3,582     3,586     2,722       2,429
Amortization of intangible
   assets....................    1,387     1,761         462        165          16,779    25,043    25,008    18,756           6
Stock option redemption......        -         -           -     15,214               -         -         -         -           -
                               --------------------------------------------------------------------------------------------------
EBITDA.......................  $47,781   $58,516   $  10,330    $ 1,267    $     63,688   $85,511   $86,747   $67,167   $  69,020
                               =======   =======   =========    =======    ============   =======   =======   =======   =========
---------------------------------------------------------------------------------------------------------------------------------

(5) EBITDA margin is EBITDA divided by net sales.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of a change in accounting principle and fixed charges. Fixed charges consist of interest, whether expensed or capitalized; amortization of debt issuance costs; and one-third of rent expense, which management believes to be representative of the interest factor thereon. For the one month ended April 30, 1999, fixed charges exceeded earnings by $14.4 million. The deficiency in the one-month period ended April 30, 1999 included the $15.2 million stock option redemption expense discussed in note (2) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of U.S. Filter Distribution Group, Inc.'s financial condition and results of operations with the consolidated financial statements and related notes included elsewhere in this prospectus. In this section, references to "we," "our," and "us" refer to U.S. Filter Distribution Group, Inc. and its consolidated subsidiary, unless the context otherwise requires. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements.

OVERVIEW

We are the largest distributor of water and wastewater transmission products in the United States with approximately a 20% share of the estimated $6 billion U.S. waterworks product distribution market. We distribute a full line of pipes, fittings, valves, meters, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. In addition, we provide a broad array of value-added services that we believe are critical to our customers' success. These services include project estimation, project management and product advice. Through our network of 141 branches in 35 states, we sell to municipalities directly and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. In addition to significant customer and geographic diversification, we estimate that our 2001 net sales were split approximately evenly between publicly-funded and privately-funded sales.

We began operations in 1996 when United States Filter Corporation acquired Davis Water & Waste Industries, Inc., which changed its name to U.S. Filter Distribution Group, Inc., with the goal of creating the first nationwide waterworks products distribution network. Through the acquisition and combination of four additional large-scale regional waterworks products distributors in 1996 and 1997, we became a major participant in the sector. We have continued to increase our revenues through organic growth, including market share gains, new branch openings and selected strategic acquisitions. Since the beginning of 1998, we have opened 13 new branches while closing or consolidating 16 branches in order to eliminate branch overlaps due to acquisitions and to improve our profitability and return on managed assets. In addition to the five regional acquisitions described above, we have made 11 other acquisitions, ranging in size from $5 million to $40 million of annual sales, each of which was made to expand our local market positions, geographic coverage or local product lines. We completed our most recent acquisition in March 2002, when we purchased substantially all of the assets and certain liabilities of Utility Piping System, Inc.

As a result of the acquisition, we have become a stand-alone company. We estimate that in our first year as a stand-alone company we will incur approximately $1.0 million per annum of incremental operating expenses, primarily relating to accounting, legal and benefits services. These incremental operating expenses are included in the pro forma statements of operations included elsewhere in this prospectus but are not reflected in any of the historical results of operations discussed below. Incremental operating expenses may increase in subsequent years. For more information, see "Certain relationships and related party transactions."

In connection with the closing of the Transactions, we are required to recognize a charge of approximately $2.5 million associated with the write-off of expenses related to the acquisition. This charge is not included in the pro forma statements of operations included elsewhere in this prospectus but will be reflected in results of operations of National Waterworks, Inc. for the fourth quarter of 2002.

FACTORS AFFECTING OUR BUSINESS

PVC Pipe Pricing. The price of polyvinyl chloride ("PVC") pipe is volatile due to supply and demand dynamics in the PVC pipe and PVC resin markets. Volatility in these markets can cause fluctuations in our revenues and, to a lesser extent, in our gross profit. PVC pipe products accounted for approximately 19%, 23%, 21%, 20% and 20% of our net sales in the years ended December 31, 2001, 2000 and 1999 (combined), and for the nine months ended September 30, 2002 and 2001, respectively. The purchase price of PVC pipe ranged from $0.29 to $0.60 per pound between 1997 and 2001, which we believe to be the most recent peak to trough period. In periods of higher PVC pipe pricing, assuming constant sales volumes, our net sales of PVC pipe would be higher as the same volume of pipe sales generates higher revenue. Conversely, in periods of lower PVC pipe prices, assuming constant sales volumes, our net sales of PVC pipe would be lower as the same volume of PVC pipe sales generates lower revenue. In general, we can experience a decline in the volume of PVC pipe sales (but an increase in the volume of ductile iron pipe sales) in periods of higher PVC pipe pricing, as our customers can substitute ductile iron pipe for PVC pipe in certain applications. PVC pipe accounts for approximately one-half of our pipe sales. As a result of this interchangeability, pricing of ductile iron pipe tends to move in the same direction as the pricing of PVC pipe but in a less volatile fashion. Consequently, we can experience a change in product mix between PVC pipe and ductile iron pipe as the prices of these products fluctuate.

The impact of PVC pipe pricing on our gross profit has been less pronounced than the impact on our net sales. Historically, we have been able to maintain our gross profit dollars on a given volume of PVC pipe sales, even when PVC pipe prices have fallen, as we have been able to pass through a majority of the increase or decrease in PVC pipe prices to our customers. The impact of PVC price changes is minimized because we sell the majority of our PVC pipe utilizing direct shipments from suppliers and target and achieve high turnover for PVC pipe sales out of our inventory. Gross margins, defined as gross profits as a percentage of net sales, are affected by PVC price fluctuations because we focus on maintaining gross profit to the extent possible even when net sales are impacted and because of the effect that changes in the PVC pipe/ductile iron pipe product mix have on gross margins, given that PVC pipe typically carries a higher gross margin than ductile iron pipe.

Demand Fluctuations. Our sales are also affected by regional and local changes in commercial and residential construction activity and the level of municipal waterworks spending. The level of activity in the commercial construction market depends on the general economic outlook, corporate profitability, interest rates and existing plant capacity utilization. The level of activity in the residential construction market depends on new housing starts, which are influenced by interest rates, availability of financing, housing affordability, unemployment rates, demographic trends, gross domestic product and consumer confidence. Changing economic conditions in our markets could affect the level of construction activity and, consequently, our net sales. In addition, water and wastewater transmission products sales are subject to the level of waterworks spending by municipalities. We believe municipal spending is a function of the amount of repair and improvements required for existing systems, which are functions of the age of the infrastructure, weather and construction-related damage, the level of maintenance spending, the water infrastructure needs of the municipality relative to other spending needs and the availability of municipal, state or federal funds for waterworks projects.

Seasonality. Given the seasonal nature of construction activity in many regions of the United States, our results of operations and working capital, including our accounts receivable, inventory and accounts payable, fluctuate during the year. We believe that our significant operations in more mild southern climates moderate our seasonality. Historically, consistent with annual construction seasonality, our net sales are typically higher during the second and third calendar quarters as compared to the first and fourth calendar quarters. In addition, we typically generate cash from a reduction in net working capital in the fourth quarter of each year and utilize cash from operations to fund increases in net working capital in the first and second quarter of each year.

Other important factors that could affect our results of operations are set forth under the heading "Risk factors" in this prospectus.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our significant accounting policies are more fully described in the notes to the consolidated financial statements included elsewhere in this prospectus. Certain of our accounting policies require management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. These judgments are based on our historical experience, current economic and industry trends, information provided by outside sources and management estimates. As with all judgments, they are subject to an inherent degree of uncertainty. Actual results may vary from the underlying estimates and such differences may be material to our results of operations.

Allowance for Doubtful Accounts. Since the beginning of 1999, on average, our bad debt expense has been only 0.09% of net sales. We evaluate the collectibility of accounts receivable based on historical trends, customer transaction history, accounts receivable aging and an evaluation of customer credit worthiness. Initially, a monthly provision is made based on historical experience. On a quarterly basis, we perform a detailed analysis of accounts receivable and adjust the allowance for doubtful accounts when necessary. While we have a large customer base that is geographically diverse, an economic slowdown in the markets in which we operate may result in higher uncollected accounts receivable and therefore the need to revise estimates for bad debts. To the extent actual credit experience or other assumptions used by management change, the allowance for doubtful accounts would be adjusted, which could affect our operating results.

Inventories. Since the beginning of 1999, our slow moving inventory has averaged less than 2% of our total inventory. We periodically evaluate our inventories to ensure they are recorded at the lower of cost or market value. A monthly accrual is recorded based on an analysis of slow moving inventories. The inventory reserve is adjusted based on this analysis as well as other factors including potential adjustments from physical inventory counts. Significant unusual events giving rise to changes in our inventory valuation are reserved when appropriate. To the extent future events impact, either favorably or unfavorably, the salability of our products, our inventory reserves could differ significantly resulting in higher or lower future inventory accruals.

Goodwill and Long-Lived Assets. We review the carrying value of our goodwill for impairment at least annually. To accomplish this, we estimate the fair value of each of our reporting units and compare the fair value estimate to the unit's carrying value. The fair value of a reporting unit may be estimated using methods such as a discounted cash flow analysis. If the carrying value of a reporting unit exceeds its fair value estimate, an indication exists that goodwill is impaired and we must perform additional analysis to determine the extent of any impairment. Any such impairment would be reflected as a charge in the statement of operations at that time. See Recent Accounting Pronouncements below for a discussion concerning our adoption of SFAS No. 142, Goodwill and Other Intangible Assets.

We assess the impairment of our other long-lived assets whenever events or changes indicate that the carrying value of those assets may not be recoverable. If we determine that the sum of the estimated future cash flows (undiscounted) that we expect to result from the use and eventual deposition of those assets is less than the carrying value of the assets, we will recognize an impairment charge. Measurement of such impairment charge is based on our estimate of the fair value of our assets.

ACQUISITION OF UNITED STATES FILTER CORPORATION

On April 23, 1999, Vivendi Environnement acquired United States Filter Corporation, the parent of U.S. Filter Distribution Group, Inc. The acquisition was accounted for as a purchase and the related purchase accounting adjustments have been reflected, or "pushed-down", in the consolidated financial statements of U.S. Filter Distribution Group, Inc. for periods subsequent to April 30, 1999. The discussion below of the 1999 period is based on the information for the twelve months ended December 31, 1999 set forth in note 1 under "Selected historical consolidated financial and other operating data" and is the combination of the unaudited three month period ended March 31, 1999 and the audited one month period ended April 30, 1999, set forth under the heading "Predecessor" under "Selected historical consolidated financial and other operating data," and the audited eight month period ended December 31, 1999, set forth under the heading "U.S. Filter Distribution Group, Inc." under "Selected historical consolidated financial and other operating data." Such information is presented for comparative purposes only. As a result of the change in ownership resulting from the Vivendi Environnement acquisition of United States Filter Corporation, such combined information is not indicative of what the full year 1999 operating results would have been if the change in ownership had not occurred.

RESULTS OF OPERATIONS

The following table sets forth the percentage relationship that certain items from our consolidated financial statements bear in relation to net sales. As discussed under "Acquisition of United States Filter Corporation," the percentages for 1999 are based on the combined 1999 data set forth in note 1 under "Selected historical consolidated financial and other operating data" and are not necessarily indicative of what the full year 1999 would have been had the change in ownership resulting from the Vivendi Environnement acquisition of United States Filter Corporation had not occurred.

---------------------------------------------------------------------------------------
                                                      12 MONTHS ENDED    9 MONTHS ENDED
                                                         DECEMBER 31,     SEPTEMBER 30,
                                             ------------------------   ---------------
                                              1999     2000     2001     2001     2002
---------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net sales..................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods sold.........................   80.2%    79.8%    78.6%    78.9%    78.7%
                                             ------------------------------------------
      Gross profit.........................   19.8%    20.2%    21.4%    21.1%    21.3%
Selling, general and administrative........   13.2%    12.9%    13.6%    13.3%    13.1%
Loss--accounts receivable securitization...       -        -     0.1%        -     0.3%
                                             ------------------------------------------
   Income before depreciation and
      amortization.........................    6.6%     7.3%     7.7%     7.8%     7.9%
Depreciation...............................    0.3%     0.3%     0.3%     0.3%     0.2%
Amortization of intangible assets..........    1.6%     2.2%     2.2%     2.2%     0.0%
                                             ------------------------------------------
   Operating income........................    4.7%     4.8%     5.2%     5.3%     7.7%
Stock option redemption....................  (1.3)%        -        -        -        -
Interest expense, net......................  (0.0)%   (0.0)%   (0.0)%   (0.0)%   (0.0)%
Other income (expense).....................    0.1%     0.0%   (0.0)%   (0.0)%     0.0%
                                             ------------------------------------------
   Income before income taxes and
      cumulative effect of a change in
      accounting principle.................    3.5%     4.8%     5.2%     5.3%     7.7%
Income taxes...............................    1.9%     2.6%     2.9%     2.9%     3.0%
                                             ------------------------------------------
   Income before cumulative effect of a
      change in accounting principle.......    1.6%     2.2%     2.3%     2.4%     4.7%
Cumulative effect of a change in accounting
   principle...............................       -        -        -        -   (52.8)%
                                             ------------------------------------------
Net income (loss)..........................    1.6%     2.2%     2.3%     2.4%   (48.1)%
                                             ======   ======   ======   ======   ======
---------------------------------------------------------------------------------------

NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2001

Net Sales. Net sales for the nine months ended September 30, 2002 increased $7.9 million, or 0.9%, to $868.7 million from $860.8 million for the nine months ended September 30, 2001. The increase reflects the combined effects of a $21.7 million increase in net sales from the acquisition of Utility Piping Systems, Inc., a regional waterworks distribution company operating in Pennsylvania, New Jersey and Delaware, which we acquired on March 29, 2002, partially offset by a $13.8 million decrease in net sales of our historical operations. The decline of $13.8 million in net sales of our historical operations was primarily attributable to weaker economic conditions in certain of our regions, partially offset by an increase in our sales price of PVC pipe, which primarily reflected an approximate 3% increase in our purchase price of PVC pipe. The PVC price increase combined with weaker volume resulted in a slight increase in combined net sales of PVC and ductile iron pipe of less than 1%. Increases in PVC pipe prices during the third quarter of 2002 more than offset the effect of a decrease in PVC pipe prices during the first six months of 2002. As described above, we believe our ability to quickly pass-through increases or decreases in raw material prices to our customers and our minimal inventory of these products significantly mitigates the impact of these fluctuations on our profitability. The closing of two under-performing branches in 2001 accounted for $2.6 million of the decrease in net sales of our historical operations for the period.

Cost of Goods Sold. Cost of goods sold for the nine months ended September 30, 2002 increased $4.1 million, or 0.6%, to $683.5 million from $679.4 million for the nine months ended September 30, 2001. The increase reflects the combined effects of a $17.0 million increase in cost of goods sold associated with sales resulting from our Utility Piping Systems acquisition, partially offset by a $12.9 million decrease in cost of goods sold at our historical operations. The decrease at our historical operations was due to the general decline in net sales described above, the effect of which was partially offset by an increase in gross profit margins. As a percentage of net sales, cost of goods sold decreased to 78.7% for the 2002 period compared to 78.9% for the comparable period in 2001.

Gross Profit. As a result of the foregoing, gross profit for the nine months ended September 30, 2002 increased $3.7 million, or 2.0%, to $185.2 million from $181.5 million for the nine months ended September 30, 2001. Gross profit increased as a result of the acquisition of Utility Piping Systems and a higher proportion of sales shipped from our inventory, which carry a higher gross margin than sales shipped directly from our suppliers. Our gross profit margin increased to 21.3% in 2002 compared to 21.1% in 2001 as a result of the foregoing factors.

Selling, General and Administrative. Selling, general and administrative expenses for the nine months ended September 30, 2002 decreased $0.5 million, or 0.4%, to $113.8 million from $114.3 million for the nine months ended September 30, 2001. This decrease reflected the elimination of expenses associated with the closing of the two branches discussed above as well as decreases in expenses for travel, promotions and office supplies. These decreases were partially offset by additional expenses resulting from the March 29, 2002 acquisition of Utility Piping Systems, Inc. As a percentage of net sales, selling, general and administrative expenses were 13.1% in the 2002 period compared to 13.3% in the 2001 period.

Loss--Accounts Receivable Securitization. Loss--accounts receivable securitization was $2.4 million in the nine months ended September 30, 2002. This loss reflects the sale of a portion of our accounts receivable at a discount relating to an accounts receivable securitization facility that we entered into on December 19, 2001. For more information, see "--Liquidity and capital resources" below. As part of the Transactions, the facility was repaid and terminated.

Depreciation and Amortization. Depreciation and amortization expenses for the nine months ended September 30, 2002 were $2.4 million in the aggregate, compared to $21.5 for the nine months ended September 30, 2001. Depreciation includes depreciation of property, plant and equipment. Historically, amortization was comprised primarily of amortization of goodwill. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 142, Goodwill and Other Intangible Assets, we ceased amortizing goodwill as of January 1, 2002. Goodwill amortization was $18.8 million for the nine months ended September 30, 2001. As a percentage of net sales, depreciation and amortization for the period decreased to 0.2% in 2002 compared to 2.5% for the 2001 period.

Operating Income. As a result of the foregoing, operating income for the nine months ended September 30, 2002 increased $20.8 million, or 45.5%, to $66.5 million from $45.7 million for the nine months ended September 30, 2001. As a percentage of net sales, operating income increased to 7.7% for the 2002 period from 5.3% for the 2001 period, which is primarily attributable to the adoption of SFAS No. 142 discussed above.

Interest Expense. Interest expense for the nine months ended September 30, 2002 and 2001 was less than $0.1 million. During the 2001 period, we reduced our long-term debt outstanding primarily as a result of the repayment of a $1.2 million note payable that matured in June 2001.

Income Taxes. Our effective income tax rate for the nine months ended September 30, 2002 was approximately 38.7% compared to 53.9% for the nine months ended September 30, 2001. The change resulted primarily from the elimination of goodwill amortization described above. Our effective tax rate for the nine months ended September 30, 2001 exceeded statutory tax rates primarily due to the non-deductibility for tax purposes of goodwill amortization.

Cumulative Effect of Change in Accounting Principle. As a result of the adoption of SFAS No. 142, we recently completed an assessment of whether our goodwill at January 1, 2002, the date of adoption of SFAS No. 142, was impaired. As a result of this assessment, we concluded that it was probable that the goodwill assigned to our reporting units was impaired based in part upon the anticipated sale price of substantially all of our assets and liabilities to National Waterworks, Inc. Accordingly, the nine months ended September 30, 2002 included a charge for the estimated goodwill impairment of $459.0 million. No similar charges were recorded for the 2001 period. Goodwill is primarily comprised of amounts resulting from the purchase accounting adjustments associated with the acquisition of United States Filter Corporation by Vivendi Environnement in 1997 and reflected, or "pushed-down", in our consolidated financial statements, and, to a lesser extent, amounts resulting from acquisitions since the date of the Vivendi Environnement acquisition.

Net Income (Loss). As a result of the foregoing, we reported a net loss of $418.2 million for the nine months ended September 30, 2002, compared to $21.0 million of net income for the nine months ended September 30, 2001. Excluding the cumulative effect of a change in accounting principle in 2002 and the goodwill amortization in 2001, net income increased $1.0 million to $40.8 million in the 2002 period from $39.8 million in the 2001 period.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Net Sales. Net sales for the year ended December 31, 2001 decreased $53.0 million, or 4.5%, to $1,120.3 million from $1,173.3 million for the year ended December 31, 2000. An approximate 30% decrease in our purchase price of PVC pipe and the resulting decrease in our sales price of our PVC pipe reduced net sales of PVC pipe by $57.6 million, even though our volume of PVC pipe products increased. Our divestiture of a high-density polyethylene ("HDPE") pipe fabrication facility in Florida in January 2001 accounted for an additional $15.2 million decrease in net sales. These decreases in net sales were partially offset by an increase in net sales from higher margin non-PVC-related products of $15.8 million, primarily comprised of meter and valve sales. We also made an acquisition of a waterworks distribution company in Alabama in May 2001, which contributed $3.6 million in net sales.

Cost of Goods Sold. Cost of goods sold for the year ended December 31, 2001 decreased $55.9 million, or 6.0%, to $880.6 million from $936.5 million for the year ended December 31, 2000. The decrease in cost of goods sold reflects the combined effects of a $52.8 million decrease in cost of goods sold of PVC pipe reflecting the lower PVC pipe prices discussed above, a $13.6 million decrease in costs of goods sold resulting from the divestiture of the HDPE fabrication facility, increased purchases under our preferred vendor programs and reductions in net third-party transportation costs, partially offset by a $13.6 million increase in costs of goods sold for non-PVC-related products reflecting the increased sales of these products in 2001 compared to 2000. As a percentage of net sales, cost of goods sold decreased to 78.6% in 2001 compared to 79.8% in 2000, primarily as a result of the PVC pipe price fluctuations and the divestiture of the lower margin HDPE fabrication facility.

Gross Profit. As a result of the foregoing, gross profit for the year ended December 31, 2001 increased $2.9 million, or 1.2%, to $239.8 million from $236.8 million for the year ended December 31, 2000. We increased gross profit despite lower sales and generally weak economic conditions. As a percentage of net sales, gross profit increased to 21.4% in 2001 compared to 20.2% in 2000, due to higher profitability for PVC-related products, the sale of the low margin HDPE fabrication facility and the impact of increased purchases of products under our preferred vendor programs.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2001 increased $1.0 million, or 0.7%, to $152.5 million from $151.5 million for the year ended December 31, 2000. This increase was attributable to insurance cost increases of $0.3 in health and welfare benefits insurance and $0.7 in property and casualty insurance. As a percentage of net sales, selling, general and administrative expenses increased to 13.6% in 2001 compared to 12.9% in 2000, reflecting the reduction in net sales.

Depreciation and Amortization. Depreciation and amortization expense remained constant at $28.6 million for the years ended December 31, 2001 and 2000. Depreciation includes depreciation of property, plant and equipment, and amortization is comprised primarily of amortization of goodwill. Goodwill amortization was principally comprised of amortization of goodwill related to Vivendi Environnement's acquisition of our parent, United States Filter Corporation, in April 1999. For more information, see "Acquisition of United States Filter Corporation" above. As a percentage of net sales, depreciation and amortization increased to 2.6% in 2001 compared to 2.4% in 2000, reflecting the reduction in net sales. In accordance with SFAS No. 142, we ceased amortizing goodwill effective January 1, 2002. We estimate that the adoption of SFAS No. 142 will reduce annual amortization expense by approximately $25.0 million.

Operating Income. As a result of the foregoing, operating income for the year ended December 31, 2001 increased $1.5 million, or 2.6%, to $58.2 million from $56.7 million for the year ended December 31, 2000. As a percentage of net sales, operating income increased to 5.2% in 2001 from 4.8% in 2000, reflecting the greater decrease in cost of goods sold, compared to the decrease in net sales partially offset by an increase in selling, general and administrative expenses, as discussed above.

Interest Expense. Interest expense for the years ended December 31, 2001 and 2000 was $0.1 million. During 2001, we reduced our long-term debt outstanding to $0.9 million at December 31, 2001 from $2.2 million at December 31, 2000, primarily as a result of the repayment of a $1.2 million note payable that matured in June 2001.

Income Taxes. Our effective income tax rate was approximately 55.0% in both 2001 and 2000. Our effective income tax rate is the composite of federal and state/local taxes in the regions in which we operate. Our effective tax rate for 2001 and 2000 exceeded statutory tax rates primarily due to the non-deductibility for tax purposes of goodwill amortization.

Net Income. As a result of the foregoing, we reported net income of $26.2 million for the year ended December 31, 2001 compared to $25.6 million for the year ended December 31, 2000. As a percentage of net sales, net income increased to 2.3% compared to 2.2% in 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO COMBINED YEAR ENDED DECEMBER 31, 1999

The discussion below regarding the twelve months ended December 31, 1999 is based on the combined 1999 results set forth in note 1 under "Selected historical consolidated financial and other operating data." The information set forth below for 1999 is for comparative purposes only. As a result of the change in ownership resulting from the Vivendi Environnement acquisition of United States Filter Corporation, the information set forth below for the 1999 period is not necessarily indicative of what the full year 1999 would have been had the change in ownership not occurred.

Net Sales. Net sales for the year ended December 31, 2000 increased $47.7 million, or 4.2%, to $1,173.3 million from $1,125.6 million for the year ended December 31, 1999. More than 50% of the increase was primarily due to sales growth across substantially all of our product lines reflecting the generally more favorable economic conditions in 2000 compared to 1999. An approximate 33% increase in our purchase price of PVC pipe, and the resulting increase in our sales price of PVC pipe, increased net sales of PVC pipes by $19.7 million. The full year impact of our April 1999 acquisitions of two waterworks products distributors represented $5.2 million of the increase. These increases in net sales were partially offset by a decrease in net sales of $4.1 million from the closing of two under-performing locations.

Cost of Goods Sold. Cost of goods sold for the year ended December 31, 2000 increased $33.9 million, or 3.8%, to $936.5 million from $902.6 million for the year ended December 31, 1999. The majority of this increase was due to the general increase in net sales discussed above. Our cost of goods sold for PVC pipe increased by $15.6 million due to the PVC pipe price increase discussed above. As a percentage of net sales, cost of goods sold decreased to 79.8% in 2000 compared to 80.2% in 1999, which was primarily due to increased purchases under our preferred vendor programs.

Gross Profit. As a result of the foregoing, gross profit for the year ended December 31, 2000 increased $13.8 million, or 6.2%, to $236.8 million from $223.0 million for the year ended December 31, 1999. As a percentage of net sales, gross profit increased to 20.2% in 2000 compared to 19.8% in 1999.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2000 increased $2.8 million, or 1.9%, to $151.5 million from $148.7 million for the year ended December 31, 1999. This increase was due to increases in compensation and benefits relating to the sales and gross margin improvements discussed above, partially offset by decreases in expenses for telecommunications and office supplies which were achieved through consolidation of providers. As a percentage of net sales, selling, general and administrative expenses decreased to 12.9% in 2000 compared to 13.2% in 1999, as we were able to control the increases in these expenses relative to our increase in sales.

Depreciation and Amortization. Depreciation and amortization for the year ended December 31, 2000 increased to $28.6 million, from $20.9 million for the year ended December 31, 1999, reflecting the full-year effect of the pushdown of goodwill resulting from the April 1999 acquisition of United States Filter Corporation by Vivendi Environnement. As a percentage of net sales, depreciation and amortization increased to 2.4% in 2000, as compared to 1.9% in 1999.

Operating Income. As a result of the foregoing, operating income for the year ended December 31, 2000 increased $3.3 million, or 6.2%, to $56.7 million from $53.4 million for the year ended December 31, 1999. As a percentage of net sales, operating income increased to 4.8% in 2000 from 4.7% in 1999.

Stock Option Redemption. In connection with the April 1999 acquisition of United States Filter Corporation by Vivendi Environnement, we recognized approximately $15.2 million in non-recurring compensation expense associated with the settlement of outstanding stock options of United States Filter Corporation held by certain of our employees.

Interest Expense. Interest expense for the year ended December 31, 2000 was $0.1 million compared to $0.2 million for the year ended December 31, 1999. During 2001, we reduced our long-term debt outstanding to $2.2 million at December 31, 2000 from $3.0 million at December 31, 1999, as a result of scheduled repayments.

Income Taxes. Our effective income tax rate for the year ended December 31, 2000 was approximately 55.0%, relatively unchanged from 55.3% for the year ended December 31, 1999.

Net Income. As a result of the foregoing, we reported net income of $25.6 million for the year ended December 31, 2000 compared to $17.4 million for the year ended December 31, 1999. As a percentage of net sales, net income increased to 2.2% compared to 1.5% in 1999.

LIQUIDITY AND CAPITAL RESOURCES

Historically, we participated in the centralized cash management program of our former parent, United States Filter Corporation, whereby all of our cash receipts were remitted to our former parent and substantially all of our cash disbursements were funded by our former parent. As a result of the acquisition and our separation from United States Filter Corporation, we no longer participate in such program. Historically, our primary cash requirements were to fund our operations, working capital and capital expenditures. Following the acquisition, our primary cash requirements are to make the interest and principal payments on our debt and to fund our operations, working capital and capital expenditures. We expect to fund these needs principally from cash flow from operations and, if necessary, borrowings under the revolving credit portion of our senior credit facility. In addition, as the acquisition has been structured as an asset acquisition, we will be able to deduct for tax purposes, on a straight-line basis over 15 years, the related goodwill resulting from the revaluation of our assets. We expect that this amortization will result in significant cash tax savings.

Net working capital is comprised of current assets, excluding cash and cash equivalents, minus current liabilities. We had a net working capital deficit of $13.4 million at September 30, 2002 compared to a net working capital deficit of $25.9 million at December 31, 2001. Excluding the effects of the accounts receivable securitization facility discussed below, our net working capital investment would have been $156.9 million at September 30, 2002 compared to a net working capital investment of $114.1 million at December 31, 2001. The securitization facility was terminated concurrently with the closing of the Transactions. Our net working capital investments at December 31, 2000 and December 31, 1999 were $126.5 million and $154.8 million, respectively.

On December 19, 2001, we entered into an accounts receivable securitization facility pursuant to which from time to time we sold our eligible accounts receivable to a wholly-owned, qualified special purpose entity ("QSPE"). The QSPE, in turn, sold the receivables to a securitization company. As of September 30, 2002, approximately $227.7 million of receivables had been transferred under the securitization facility, with us having a retained interest of approximately $50.9 million, which retained interest is reflected in the accounts receivable balance in the consolidated financial statements at September 30, 2002 included elsewhere in this prospectus. See Note 5 to our unaudited interim consolidated financial statements included elsewhere in this prospectus. Concurrently with the closing of, and as a condition precedent to the Transactions, U.S. Filter Distribution Group, Inc. utilized a portion of the acquisition consideration to repay and terminate the securitization facility, which resulted in National Waterworks, Inc. acquiring all of U.S. Filter Distribution Group, Inc.'s accounts receivable at closing, including those that had been previously sold pursuant to the securitization facility.

Net cash provided by operating activities for the nine months ended September 30, 2002 and 2001 was $41.5 million and $32.6 million, respectively. This increase reflects the effects of the accounts receivable securitization facility, partially offset by relative changes in inventory levels and the impact of the Utility Piping Systems acquisition. Net cash provided by operating activities for the years ended December 31, 2001, 2000 and 1999 (combined) was $209.4 million, $83.7 million and $25.6 million, respectively. The increase in net cash provided by operating activities in 2001 compared to 2000 was primarily attributable to the change in our accounts receivables related to the implementation in December 2001 of the accounts receivable securitization facility. Excluding the effect of the securitization facility, which accounted for $140.0 million of the increase, net cash provided by operating activities in 2001 was $69.4 million. The decrease was primarily due to a decrease in cash provided by trade accounts payable and accrued expenses, as balances recovered close to the December 31, 2000 levels. The increase in net cash provided by operating activities in 2000 compared to 1999 was primarily due to improved operating results and an increase in trade accounts payable.

Net cash used in investing activities for the nine months ended September 30, 2002 and 2001 was $19.8 million and $0.1 million, respectively. The increased use of cash in the 2002 period principally reflected the one acquisition we completed in 2002 for a net consideration of $19.6 million, as compared to one acquisition in the 2001 period for a net consideration of $2.7 million. In the 2001 period, we received $3.7 million from the sale of our HDPE fabrication facility. Our capital expenditures for the nine months ended September 30, 2002 and 2001 were $1.1 million and $1.2 million, respectively. Net cash used in investing activities for the years ended December 31, 2001, 2000 and 1999 (combined) was $0.3 million, $2.6 million and $7.6 million, respectively. The decrease in net cash used for investing activities in 2001 compared to 2000 was primarily due to sale proceeds in 2001 of $3.7 million from the divestiture of the HDPE fabrication facility, which were partially offset by a $2.7 million acquisition of a waterworks distribution company in Alabama. Our capital expenditures in 2001 of $1.4 million decreased from $3.3 million in 2000. The decrease in net cash used for investing activities in 2000 compared to 1999 was primarily due to two acquisitions of waterworks companies in 1999 for an aggregate of $6.1 million. We completed no acquisitions in 2000. Our capital expenditures in 2000 decreased compared to 1999 to $3.3 million from $4.0 million. We estimate that our capital expenditures for the fourth quarter of 2002 and for 2003 will be less than $1 million and approximately $3 million, respectively. Capital expenditures principally relate to improvements at our branch facilities and on-going investments to our IT system.

Net cash used in financing activities for the nine months ended September 30, 2002 and 2001 was $22.5 million and $29.2 million, respectively. The decrease principally reflected an increase in capital contributions by our former parent principally to fund acquisitions, partially offset by a slight increase in net funds transferred to our former parent in excess of funds provided by our former parent related to our participation in our former parent's cash management program discussed above. Net cash used in financing activities for the years ended December 31, 2001, 2000 and 1999 (combined) was $205.1 million, $81.6 million and

$14.1 million, respectively. The increase in net cash used in financing activities in 2001 compared to 2000 and in 2000 compared to 1999 was primarily due to the increase in net funds transferred to our former parent in excess of funds provided by our former parent. This net increase reflected the increase in net cash provided by operating activities and, in 2001, proceeds from the securitization facility described above.

We incurred substantial indebtedness in connection with the Transactions. On a pro forma basis, after giving effect to the Transactions as if they had occurred on September 30, 2002, we would have had $450.0 million of indebtedness. Concurrently with the Transactions, we issued the old notes and entered into the senior credit facility in an aggregate principal amount of $325.0 million with Goldman Sachs Credit Partners L.P., Chase Lincoln First Commercial Corp., UBS AG, Stamford Branch and a syndicate of lenders. The senior credit facility consists of a $75.0 million revolving credit facility and a $250.0 million term loan facility. We borrowed the full amount under the term loan facility to fund the Transactions. We did not make any borrowings under the revolving credit facility at the closing of the acquisition. However, the availability under the revolving credit facility was used to support letters of credit outstanding at the time of the acquisition. The borrowings under the revolving credit facility will be available until its maturity to fund our working capital requirements, capital expenditures and other general corporate needs. The revolving credit facility will mature on November 22, 2008 and will have no scheduled amortization or commitment reductions. The term loan facility will mature on November 22, 2009 and will have quarterly scheduled amortization of $2.5 million in 2003, $3.75 million in 2004 and 2005, $5.0 million in 2006, $6.25 million in
2007 and 2008, with the remainder payable in quarterly installments in 2009. Interest payments on the notes and required principal and interest payments on borrowings under our senior credit facility will substantially increase our liquidity requirements. Our significant debt service obligations could, under certain circumstances, have material consequences to you. For more information, see "Risk factors."

In addition, commencing with the year ending December 31, 2003, we will be required to make annual mandatory prepayments of the term loans under the senior credit facility in an amount equal to 75% of Excess Cash Flow, as defined in the senior credit facility, or, 50% of Excess Cash Flow if we meet a specified leverage ratio. The term loans are also subject to mandatory prepayments in an amount equal to

 -- 75% of the net proceeds from certain equity issuances (or 50% if we meet a specified leverage ratio);

 --   100% of the net cash proceeds of certain debt issuances; and

 -- 100% of the net cash proceeds of certain asset sales or other dispositions of property, in each case subject to certain exceptions.

The senior credit facility and the indenture for the notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the senior credit facility requires us to comply with certain financial ratios. Indebtedness under the senior credit facility is secured by substantially all of our and our parent's assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. In addition, the senior credit facility is secured by the stock and substantially all of the assets of our future domestic subsidiaries, if any. We do not currently have any subsidiaries. For more information, see "Description of certain indebtedness."

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

We incurred fees and expenses of $40.0 million in connection with the Transactions. Approximately $15.4 million, principally relating to financing fees and expenses, has been capitalized and will be amortized over the terms of the related debt instruments.

The following table sets forth our long-term cash contractual obligations, excluding interest, on a pro forma basis assuming that the Transactions had occurred on September 30, 2002:

----------------------------------------------------------------------------------------------------
                                                              PAYMENT DUE BY PERIOD
                                              ------------------------------------------------------
                                              REMAINING
           (IN MILLIONS)             TOTAL     IN 2002    2003    2004    2005    2006    THEREAFTER
----------------------------------------------------------------------------------------------------
Senior credit facility(1)..........  $250.0   $       -   $10.0   $15.0   $15.0   $20.0   $    190.0
Notes offered hereby...............   200.0           -       -       -       -       -        200.0
Operating leases(2)................    17.9         1.6     5.3     3.4     2.1     1.5          4.0
Unconditional purchase
  obligations......................       -           -       -       -       -       -            -
Sponsor fee(3).....................     8.5           -       -     0.5     1.0     1.0          6.0
Employment agreements(4)...........     3.2         0.2     0.8     0.8     0.8     0.6            -
                                     ---------------------------------------------------------------
   Total cash contractual
     obligations...................  $479.6   $     1.8   $16.1   $19.7   $18.9   $23.1   $    400.0
                                     ======   =========   =====   =====   =====   =====   ==========
----------------------------------------------------------------------------------------------------

(1) Reflects scheduled quarterly amortization, commencing in March 2003, on the term loan facility. In addition, the senior credit facility requires us to prepay outstanding term loans subject to certain exceptions with excess cash flow and the proceeds of certain asset sales and debt and equity issuances. For more information, see "Description of certain indebtedness."

(2) Represents minimum lease payments under non-cancelable operating leases in effect as of September 30, 2002.

(3) Represents a management fee that the Sponsors will begin to earn commencing July 1, 2004. Under the terms of the arrangement, there is no expiration date for the sponsor fee. For purposes of this disclosure, we have assumed that the management fee will remain in effect through the maturity of the notes in 2012. For more information, see "Certain relationships and related party transactions--Arrangements with sponsors."

(4) Certain of our officers entered into four-year employment agreements upon the closing of the Transactions. This disclosure assumes the employment agreements were in place as of September 30, 2002. Amounts represent minimum payments under the agreements. For more information, see
    "Management--Employment agreements."

Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend upon, among other things:

        -- our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

        -- the future availability of borrowings under our senior credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with the covenants in our senior credit facility.

We believe that, based on our current levels of operations, our cash flow from operations, together with available borrowings under the senior credit facility, will be adequate for at least the next few years to make scheduled amortization and interest payments on our indebtedness and to fund anticipated capital expenditures and for working capital requirements. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the senior credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. For more information, see "Risk factors."

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

RELATED PARTY TRANSACTIONS

Our former parent, United States Filter Corporation ("USF"), was not a meaningful supplier or customer to us. In 2001, less than 1.0% of our product purchases were of USF-related products and less than 0.1% of our net sales were to USF.

For a description of certain related party transactions with our Sponsors, their affiliates and our parent, National Waterworks Holdings, Inc., see "Certain relationships and related party transactions."

RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments are recorded either in results of operations or in other comprehensive income (loss), depending on the intended use of the derivative instrument. The implementation of SFAS No. 133 did not have any effect on our consolidated financial statements.

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires, upon adoption of SFAS No. 142, that we evaluate our existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. On July 1, 2001, we adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations after June 30, 2001.

Effective January 1, 2002, we fully adopted the remaining provisions of SFAS No. 142, Goodwill and Other Intangible Assets, for all business combinations consummated before July 1, 2001. As of the date of the adoption, we had unamortized goodwill in the amount of $933.4 million. We evaluated our existing goodwill that was acquired in prior purchase business combinations and determined that no reclassifications were necessary in order to conform with the new classification criteria in SFAS No. 141, Business Combinations, for recognition apart from goodwill.

We completed the transitional assessment required by SFAS No. 142 of whether there was an indication that goodwill was impaired and concluded that it was probable that goodwill assigned to our reporting units was impaired. The fair value of our reporting units was estimated using, among other factors, the sales price included in an agreement by United States Filter Corporation to sell substantially all of our assets, net of certain liabilities, for a cash purchase price of $620 million. Our management estimated an impairment loss of approximately $459.0 million. The goodwill impairment is reported as a cumulative effect of change in accounting principle in our September 30, 2002 consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS No. 143 to have a significant impact on our financial condition or results of operations.

In October 2001, the FASB issued SFAS No. 144, which supersedes SFAS No. 121 but retains many of its fundamental provisions. SFAS No. 144 also clarifies certain measurement and classification issues from SFAS No. 121. In addition, SFAS No. 144 supersedes the accounting and reporting provisions for the disposal of a business segment as found in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"). However, SFAS No. 144 retains the requirement in APB 30 to separately report discontinued operations, and broadens the scope of such requirement to include more types of disposal transactions. The scope of SFAS No. 144 excludes goodwill and other intangible assets that are not to be amortized, as the accounting for such items is prescribed by SFAS No.
142. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001 and are to be applied prospectively. We adopted the requirements of SFAS No. 144 as of January 1, 2002 and such implementation had no effect on our consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for disposal activities initiated after December 31, 2002. SFAS No. 146 nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred as opposed to the date of the commitment of an exit plan. We do not believe that the pronouncement will have a material impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to certain market risks as part of our on-going business operations. Primary exposure following consummation of the Transactions includes changes in interest rates as borrowings under our senior credit facility which bear interest at floating rates based on the London InterBank Offered Rate ("LIBOR") or the prime rate, in each case plus an applicable borrowing margin. We manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally do not affect the fair market value but do impact our earnings and cash flows, assuming other factors are held constant. On a pro forma basis to give effect to the

Transactions, as of September 30, 2002 we would have had $200 million principal amount of fixed-rate debt represented by the old notes and $250 million of floating-rate debt represented by borrowings under the term loan portion of the senior credit facility. In addition, up to $75 million of floating rate borrowings are available under the revolving credit portion of the senior credit facility. Based on the pro forma amounts outstanding under the term loans, an immediate increase of one percentage point in the applicable interest rate would cause an increase in interest expense of approximately $2.5 million on an annual basis. We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy, we will not enter into derivative or other financial investments for trading or speculative purposes. All of our sales are denominated in U.S. dollars; thus our financial results are not subject to foreign currency exchange risks or weak economic conditions in foreign markets. For a discussion of the effect of PVC pipe price changes on our business, see "Factors affecting our business--PVC Pipe Pricing" above.

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

                                    BUSINESS

GENERAL

We are the largest distributor of water and wastewater transmission products in the United States with approximately a 20% share of the estimated $6 billion U.S. waterworks products distribution market. We distribute a full line of pipes, fittings, valves, meters, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure required to support population and economic growth and residential and commercial construction. In addition, we provide a broad array of value-added services that we believe are critical to our customers' success. These services include project estimation, project management and product advice. Through our network of 141 branches in 35 states, we sell to municipalities directly and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects. In addition to significant customer and geographic diversification, we estimate that our 2001 net sales were split approximately evenly between publicly-funded and privately-funded sales. We had net sales of $1.1 billion, net income of $29.4 million and EBITDA of $92.0 million for the twelve-month period ended September 30, 2002 on a pro forma basis.

In 2001, we purchased products from over 3,300 suppliers and sold to approximately 30,000 customers. We offer both our suppliers and customers essential services that we believe they do not have the expertise or infrastructure to perform internally. Our market is characterized by a highly fragmented supplier base, varied local product standards and relatively small customers with low purchasing leverage. The vast majority of our customers lack the scale and expertise to purchase directly from multiple suppliers and to efficiently manage their purchases and minimize their inventory. We provide our customers with a single source for water and wastewater transmission products, which substantially reduces their need to manage inventory and multiple vendor relationships. None of our suppliers offers a complete waterworks product line, and the majority lack the scale, infrastructure (such as a large, local sales force) and expertise to service the broad customer base directly. By aggregating the demand for our products, we relieve our suppliers of the need to maintain a local inventory and a local sales force and the related credit and accounts receivable functions.

Our branches compete on a local basis and benefit from our large scale and national coverage. We believe that our local customer focus has allowed us to achieve the number one or number two market position in the majority of our local markets. We empower and create incentives for our branch managers to customize product and service offerings in response to the needs of local customers and to adapt to changing local market dynamics, within the pricing and purchasing parameters established by senior management. We believe that this strategy promotes an entrepreneurial approach at the branch level while maintaining appropriate management control and pricing discipline through our entire network. Our branches are operated by managers and sales personnel with significant industry expertise, local knowledge and long-standing customer relationships. We have 84 district/branch managers in our network, 80% of whom have over ten years of experience in waterworks products distribution and 25% of whom have over 20 years of experience. Our scale advantages include leveraging internal services such as IT, credit, human resources, finance, accounting and legal and establishing preferred vendor purchasing programs. Our customized IT system supports our sales personnel and provides significant benefits to our customers, including expedited project estimation and
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

bid preparation; real-time pricing, availability and order status information; on-line ordering and purchase processing; and material and project management. At the same time, our IT system provides detailed operating data on a daily basis at the branch and customer levels which allows our branch and senior management to closely monitor branch operating performance. Our preferred vendor programs typically include volume purchase incentives and other benefits, including cash discounts and extended payment terms. Approximately 80% of our purchases (based on cost of goods sold in 2001) were under preferred vendor programs and we continue to establish or enhance these relationships with new and existing suppliers.

INDUSTRY OVERVIEW AND TRENDS

We compete in the approximately $6 billion U.S. water and wastewater transmission products distribution market. This market is highly fragmented, with local and regional distributors accounting for the majority of sales and only two other distributors with a national presence. There are two primary waterworks end-markets: publicly-funded maintenance, repair and construction by municipalities and contractors and privately-funded residential, commercial and industrial construction by contractors. There are approximately 54,000 water systems in the U.S., which are maintained primarily by municipalities that establish local product specifications and undertake their own water system purchasing and contracting. Municipalities generally complete short-term or modest-sized repair or construction projects and rely on contractors for larger or longer term projects. Contractors complete both privately-funded projects and publicly-funded projects, typically after negotiated or competitive bids, with the latter being the standard for publicly-funded projects. On any single project, we typically assist multiple contractors in the preparation of their bids. In 2001, we served approximately 10,000 municipal customers and 20,000 contractor and industrial/other customers. Contractors tend to be small in size, locally-oriented and are often family-owned businesses. Given this local customer base, competition is primarily on the local level, typically with four to six distributors in each market. Competition is typically based on service, reliability, total project cost to the customer and product pricing. As the market is characterized by a highly fragmented local customer base, a wide variety of local product standards and a broad group of suppliers, we believe that distributors play a critical role in the supply chain.

Municipal waterworks systems include all publicly-owned or funded water and wastewater supply, filtration, storage and distribution systems, as well as public buildings and conservation projects. Water is a critical, basic necessity and municipalities must continuously repair and replace their existing infrastructures. The maintenance and expansion of these systems is important to support existing demand as well as economic and population growth and residential and commercial construction. Commercial and residential water and sewer billing increased from $10.6 billion in 1980 to $52.7 billion in 1999, representing a compounded annual growth rate of 8.8%. During the same period, state and local water and sewer expenditures increased in every year and grew from $18.1 billion to $56.8 billion, representing a compounded annual growth rate of 6.2%. These expenditures are comprised of operations and maintenance and capital expenditures, which grew at compounded annual growth rates of 8.0% and 4.0%, respectively, during this period. Municipalities can increase their revenues and/or decrease costs by maintaining and improving water and wastewater systems, including by repairing clean water system leaks, reducing run-off water leakage into the wastewater system and improving metering. In some cities, the water systems have water leakage rates as high as 20%.

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

In addition to on-going operations, maintenance and capital expenditures, municipalities currently face significant needs to upgrade and replace their water infrastructures, the majority of which were installed in the first half of the 20th century. According to the American Water Works Association, thousands of miles of pipe are nearing the end of their life expectancies and will need to be replaced. According to the Water Infrastructure Network, incremental expenditures required to replace aging systems could aggregate up to $1 trillion over the next 20 years.

The privately-funded waterworks sector includes new clean water and wastewater infrastructure for residential, commercial and industrial construction. According to the U.S. Census Bureau, from 1975 to 2001, spending on residential and non-residential construction which we believe is indicative of privately-funded waterworks projects, grew at compounded annual growth rates of 8.2% and 6.9%, respectively. We believe that growth in commercial and residential spending is largely a function of new housing spending, population and economic growth, increases in U.S. home ownership rates and the availability of commercial and residential financing. Typically, once a private contractor completes a waterworks system, ownership of the system is transferred to the relevant municipality for on-going repair and maintenance.

OUR BUSINESS STRENGTHS

LEADING LOCAL MARKET POSITIONS

We believe that we have a number one or number two market share in the majority of our local markets. We have achieved these leading positions as a result of our branch employees' long-term experience and customer relationships and knowledge of local market dynamics and specifications. Each branch operates as a local, entrepreneurial business and benefits from our scale advantages and national coverage. Our branches operate as independent profit centers and all of our employees participate in our incentive compensation system, which is based on branch-level profitability and asset management.

NATIONAL PRESENCE AND SCALE BENEFITS

We are the largest distributor of water and wastewater transmission products in the United States with approximately a 20% market share. Our broad network of 141 local branches in 35 states creates a national presence and provides us with economies of scale that we believe cannot be replicated by local and regional competitors. In addition to the stability provided by customer and geographic diversity, we believe that our scale and position as the largest distributor solely focused on waterworks products results in many benefits, including:

        -- the ability to invest in infrastructure, including IT systems, and leverage fixed costs,

        --   volume purchasing benefits from our suppliers,

        --   national inventory coverage,

        -- the ability to attract and retain strong managers and salespeople through an incentive-based compensation system and upward mobility,

        --   a leveragable base of technical knowledge and best practices and

        --   a strong platform for future expansion.

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

DIVERSE REVENUES FROM LONG-STANDING CUSTOMERS

Our customer base is diverse by individual customer, end-market, project and geography, which we believe results in stable operating results. In 2001, we served approximately 30,000 customers and over 85% of our net sales was from customers to whom we sold products in each of the last three years, demonstrating the stability of our customer base. Our largest customer and top ten customers accounted for less than 1% and 5%, respectively, of 2001 net sales. We estimate that our 2001 net sales were split approximately evenly between publicly-funded and privately-funded sales. Our net sales are balanced across our six geographic regions, with our largest region accounting for approximately 21% of our 2001 net sales. We believe that our geographic diversity mitigates our exposure to regional-specific economic cycles. The majority of our operations are located in attractive regions that have historically experienced above-average economic and population growth. In addition, a significant portion of our branches are located in milder southern climates which reduces the seasonality of our operations.

SUPERIOR, VALUE-ADDED CUSTOMER SERVICE

We offer our customers a complete line of water and wastewater transmission products and reliable delivery. In 2001, we had a 95.7% fill rate, defined as individual product orders shipped complete from stock on the first shipment, which we believe is indicative of our ability to consistently deliver our products on time. Timely and complete delivery is critical to our customers, as their labor, equipment and mobilization costs are substantially greater than their costs for our products. We believe that our material management capabilities reduce our customers' downtime due to supply-related work stoppages and increase their overall efficiency. In addition, we provide a broad array of value-added services that we believe contribute to our customers' success. These services include project estimation, project management and product advice. We believe these services reduce our contractor customers' overall costs, improve their cash flow, and allow them to increase revenue by reducing their time spent preparing contract bids and managing material purchases. We believe that these benefits are more valuable to our customers than product pricing alone. We utilize our sophisticated IT system to provide total project management, including project estimates and bids that can be quickly generated, which allows our customers to bid on more projects. Other benefits include expedited bill processing; up-to-date on-line information, such as past and current order information, pricing and product availability; and on-line project data tracking and material delivery scheduling.

STRATEGIC RELATIONSHIPS WITH DIVERSE SUPPLIER BASE

Our strategic supplier relationships provide us with reliable access to inventory, volume purchasing benefits and the ability to deliver a diverse product offering on a cost-effective basis. We buy products from over 3,300 suppliers and maintain multiple suppliers for substantially all of our products. Substantially all of our primary suppliers have served us or one of our predecessor companies for over ten years. We have developed preferred vendor programs with over 130 suppliers, which increase our profits and returns through volume purchase incentives and attractive payment terms. We believe that we are typically the largest customer of these suppliers. Approximately 80% of our product purchases, based on costs of goods sold, in 2001 were under preferred vendor programs.

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

SOPHISTICATED IT SYSTEM

We believe that we have a sophisticated IT system which provides a competitive advantage. We continually leverage our technology to enhance our revenues, profits and working capital efficiency. Our single, integrated IT system is flexible and scalable to support expected growth. It enables us to quickly and accurately provide and access real-time information, which allows us to:

        -- have a high degree of branch-level flexibility while maintaining centralized operational control;

        --   gain and retain customers by providing superior customer service;

        -- evaluate and focus on profitable business opportunities at the customer and product level;

        --   maximize working capital efficiency; and

        -- track and evaluate performance on a real-time basis and reward our branch management and sales force monthly for operating results.

Key system functions include:

        -- real-time control of pricing for sales and purchases, accounts receivable and credit, inventory and accounts payable;

        --   daily detailed operating and financial data by branch and customer;

        --   expedited and automated order and purchase processing; and

        -- the ability to quickly consolidate the financial results from our 141 branches.

EXPERIENCED AND MOTIVATED MANAGEMENT TEAM

Our senior management team has significant waterworks and industrial distribution expertise and a proven track record of success. Our senior corporate executives and regional vice presidents have, on average, 24 years of industry experience and 17 years of experience with us or one of our predecessor companies. This management team is responsible for developing our strategy, which has resulted in our leading market positions, strong growth in revenues, profits and cash flow, and our sophisticated IT system. The team has substantial expertise in developing and maintaining customer and supplier relationships, achieving organic growth, opening new branches and completing and integrating acquisitions. The team has also developed a compensation program that creates incentives for our employees at all levels based primarily on branch-level profitability and return on managed assets. We believe that entrepreneurship at the branch level combined with this compensation program have been essential drivers of our profit growth. As a result of the acquisition, our senior management team owns approximately 13% of our equity on a fully-diluted basis, a portion of which is subject to time and performance vesting criteria.

OPERATING MODEL FOCUSED ON FREE CASH FLOW

We believe that our operating model generates significant free cash flow due to our variable cost structure, profit margin improvement, low capital expenditure requirements and efficient working capital management. Our variable cost base includes substantially all of our costs of goods sold, approximately 85% of 2001 total cash costs; and a significant portion of our

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operating costs, for example, approximately 50% of employee compensation was variable in 2001. From 1998 to the twelve-month period ended September 30, 2002 on a pro forma basis, we:

        --   improved our EBITDA margins from 6.1% to 8.0%,

        --   had average annual capital expenditures of $3.4 million, and

        --   improved our working capital performance metrics.

OUR STRATEGY

Our strategic objective is to continue to increase operating profits and cash flow by continuing to be the leading distributor of water and wastewater transmission products. Key elements of this strategy include the following:

ENHANCING LOCAL MARKET POSITIONS

Our focus on local markets has been critical to establishing our leading local market positions. We believe that we are well-positioned to exploit opportunities to selectively and profitably increase our local market shares. We plan to gain new customers and increase purchases by existing customers by leveraging our product, information and materials management capabilities in order to improve our customers' efficiency and reduce their administrative costs.

LEVERAGING OUR SCALE

We believe that our scale and national coverage provide us with many benefits that cannot be replicated by local and regional competitors. These advantages include:

        -- the ability to invest in infrastructure, including IT systems, and leverage fixed costs,

        --   volume purchasing benefits from our suppliers,

        --   national inventory coverage,

        -- the ability to attract and retain strong managers and salespeople through an incentive-based compensation system and upward mobility,

        --   a leveragable base of technical knowledge and best practices, and

        --   a strong platform for future expansion.

As we grow our business, our branches will continue to leverage these scale advantages as they compete on a local basis.

CONTINUING FOCUS ON OPERATIONAL EXCELLENCE

We will continue to regularly examine each branch's profitability, working capital management and return on managed assets, both on an overall and a customer basis. Our branch managers use this information to optimize their local strategies, improve the profitability of customer relationships and reduce operating costs. Senior management uses this information to:

        --   monitor each branch's performance and disseminate best practices;

        -- evaluate opportunities to expand the geographic coverage or number of branches; and

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        --   improve the performance of an underperforming branch, or close such branch if performance cannot be sufficiently improved.

PURSUING GROWTH INITIATIVES

In addition to increasing our local market shares, we intend to continue to grow through new branch openings and selective acquisitions. Our focus will be on markets where we expect favorable waterworks product distribution demand dynamics, including population growth and underpenetration by other distributors.

Contiguous Expansion. We believe that we have the opportunity to grow by opening satellite branches in contiguous markets where we typically have an existing customer base. New satellite branches can be opened with minimal capital investment and we target achieving profitability within three months of commencing operations. We expect to open two or three new satellite branches per year over the next several years. Opening new branches is not constrained by the required capital expenditures, but rather by the limited availability of additional qualified branch managers and sales personnel with local expertise and relationships, both of which are critical to the success of a new branch.

Selective Acquisitions. Given the significant fragmentation and localized nature of our industry, we intend to selectively acquire distributors which meet our key evaluative criteria. Since our inception in 1996, we have successfully completed and integrated 16 acquisitions. Since January 1, 1998, our acquisitions have ranged in annual sales from $6 million to $40 million and have provided us with immediate, established access to new geographic markets, an expanded customer base and, in certain cases, an exclusive local distribution arrangement for certain higher margin products. We will target local and regional waterworks distributors in attractive and growing markets. Our key evaluative criteria include established customer bases and market presence, solid reputations, strong branch level management and sales teams and the opportunity to achieve meaningful financial and operating synergies.

OVERVIEW OF OUR BUSINESS

HISTORY

In 1996, United States Filter Corporation acquired Davis Water & Waste Industries, Inc., which changed its name to U.S. Filter Distribution Group, Inc., with the goal of creating the first nationwide waterworks products distribution network. At that time, no national waterworks distribution platform existed in the United States, and the sector was primarily comprised of regional and local firms. Through the acquisition and combination of four additional large-scale regional waterworks products distributors in 1996 and 1997, we became a major participant in the sector. Each of these regional acquisitions and the majority of our other acquisitions had been in business for over 20 years and have been the source of the majority of our senior and branch management.

We have continued to increase our revenues through organic growth, including market share gains and new branch openings, and selected strategic acquisitions. This expansion has resulted in our achieving net sales of approximately $1.1 billion in 2001, our leading market position and our 141-branch national network. Since the beginning of 1998, we have opened 13 new branches, while closing or consolidating 16 branches in order to eliminate branch overlap due to acquisitions and to improve our profitability and return on managed assets. In addition to the five regional acquisitions described above, we have made 11 other acquisitions, ranging in

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size from $5 million to $40 million of annual sales, each of which was made to expand our local market positions, geographic coverage or local product lines.

As we expanded our branch network, we also broadened our product mix to meet the demands of customers in our diverse local markets. We completed the implementation of a single IT system in late-1998. We believe that our IT system has been an important factor in the improvement of our EBITDA margins and working capital management. In addition, our IT system has allowed us to successfully integrate acquisitions, while at the same time managing costs and asset utilization at our existing and acquired operations. We can typically integrate acquisitions into our IT system and management structure within 60 days of closing. For example, our May 2001 acquisition was integrated into our IT system on the first working day following the acquisition, and our March 2002 acquisition was integrated within 30 days.

BUSINESS OPERATIONS

Regional Organization and Branch Network. We are organized geographically into six different regions in the United States: Midwest, Southwest, Pacific, Southeast, Mid-South, and Mid-Continent. Each region has from 16 to 32 branches and a regional vice president responsible for overall sales and operations. This regional structure enables us to address the specific management, strategic, operational and other needs of each region. While we are organized regionally, our distribution network operates on a branch system. Our network of 141 branches covers 35 states, the majority of which are located in regions that have historically experienced population and economic growth above the national averages. We benefit from a significant branch presence in high growth areas such as Florida, Georgia, Arizona, Texas, North Carolina, California and Nevada.

Branch Management. We believe that our branch network and management structure results in many benefits, including entrepreneurship, flexibility, and long-term customer relationships at the local level. Each branch is managed by a district/branch manager, who is typically supported by a branch operations manager. We believe that our branch managers are able to maximize their branch's financial performance due to the flexibility with which they operate within the company-wide management and control structure. This structure enables a branch manager to tailor his or her branch's particular strategy, marketing and product and service offerings to address the varying needs of customers in the local market. Our senior management establishes pricing and purchasing parameters, which branch managers are able to adjust within a specified range to enhance their branch's results and address individual customer situations.

Entrepreneurship is fostered through our compensation program, which aligns our interests with those of our employees by linking compensation levels to the achievement of branch or region specific goals based on profitability and return on managed assets. These incentive programs give managers, sales personnel and all other employees an opportunity to personally benefit from improving these metrics, reducing costs, developing local market niches and adapting to changing market conditions. We also benefit from this program as a substantial portion of our employee-related costs is variable based on financial performance. In 2001, approximately 50% of our regional vice presidents' and district/branch managers' compensation was variable, based on the operating profits, return on managed assets and other key performance metrics of their specific region or branch. Approximately 90% of our sales force's compensation in 2001 was variable, based on the gross profits, gross margins and accounts receivable collections from their specific customers. Finally, approximately 20% of all other

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branch employees' compensation was variable, based on the operating profit and return on managed assets for their particular branch.

We have 84 district/branch managers in our network, 80% of whom have over 10 years of experience in waterworks products distribution and 25% of whom have over 20 years of experience, and the majority of which have spent substantially all of their careers in their local markets. Given our branch managers' strong industry and local expertise, they are empowered to manage their own customer relationships, sales force, other personnel, pricing for product sales and purchases within company-wide parameters, inventory and other activities. While branches benefit from this expertise and entrepreneurship, they also benefit from being part of our nationwide network. At the corporate level, we:

        -- set overall financial, operating and strategic goals and parameters, including guidelines for pricing and working capital management;

        -- support our branches with services such as IT, credit, human resources, finance, accounting and legal, among others;

        --   negotiate preferred vendor purchasing programs;

        --   provide tools that support value-added customer services;

        --   provide training and operational support; and

        -- help branches to meet their goals through management assistance and transferring best practices.

Branch Operations. A branch's organization varies depending on its size. Our branches averaged $8 million of net sales in 2001. A typical branch consists of 9-12 people, including a branch manager, a branch operations manager, two outside sales personnel, two inside sales personnel, and three support/warehouse personnel. In certain larger branches, the staff may also include a sales manager, a purchasing manager and/or an estimator. When several branches are in close proximity to each other, a district manager may oversee all such branches as opposed to having individual managers at each branch. In these cases, the branch operations managers in that district tend to be more senior and experienced managers. Each branch customizes its product and service offerings based on its local market. A typical branch offers 2,400 to 3,000 products and stocks 1,000 to 1,600 items.

We receive our orders from customers either directly or through negotiated or competitive bids, which are typically evaluated based on service, availability, reliability and price. A new order or bid is either generated by, or input into, our IT system for scheduling, inventory management, ordering from a supplier, if necessary, and billing. Products are delivered either from the relevant branch's inventory, another branch's inventory or in the case of large or long-lead time orders, directly from the manufacturer to the customer ("direct" sales). Direct sales accounted for approximately 35% of our net sales in 2001. Direct sales and the ability to access other branches' inventory allow our branches to reduce their inventory and the related holding and handling costs. In addition, our IT system automatically generates recommended purchasing reports to replenish our inventory as products are sold.

PRODUCTS AND SERVICE OVERVIEW

PRODUCTS. A typical waterworks system is comprised of many components, including reservoirs and other water sources, water treatment plants and pumping stations, wastewater treatment plants and residential and commercial customers. We distribute products that comprise the

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water and wastewater transmission network within the waterworks system. Our primary products include pipe, fittings, valves, meters and hydrants. We also offer other complementary products for waterworks construction and maintenance/repair.

Pipe. Piping products are our primary waterworks product and generate the greatest portion of our net sales, 39% in 2001, but a smaller portion of our gross profits. Given the relatively large size and weight of pipe and typically large size of pipe orders, the majority of our pipe sales are shipped directly from the manufacturer to the customer, which reduces our handling costs, inventory and exposure to changes in raw material prices. We distribute a broad range of pipe made from different materials, including polyvinyl chloride (PVC), ductile iron, copper, polyethylene and high-density polyethylene (HDPE). PVC pipe and ductile iron pipe are the most commonly used and account for the majority of our pipe sales.

Fittings. Fittings are used to connect pipe to other pipe sections, valves and other devices. Fittings complement our broad pipe products line with high customer overlap and generate higher gross margins. In 2001, fittings accounted for 16% of our net sales. We distribute a broad range of fittings made from PVC, ductile iron, and to a lesser extent, copper, brass and HDPE.

Valves. Valves are used to control the flow of water and wastewater within transmission networks and, similar to fittings, complement our other product offerings. In 2001, valves accounted for 13% of our net sales. Besides an array of standard valves, we also distribute backflow preventers, which primarily prevent reverse flow of liquid in the water system.

Meters and Hydrants. In 2001, meters accounted for 8% of our net sales, while hydrants accounted for 6% of our net sales. Meters typically are higher gross margin products. Meters measure the amount of liquid that flows through pipes and are critical to municipalities and other water and wastewater system operators for billing purposes. New meter technology, such as the ability to receive data electronically, and the importance of water-related revenues to municipalities has led to growth in meter sales. Hydrants are important for public safety for firefighting purposes.

Service/Repair Products. Our service and repair products include water cut-off devices, clamps, and other products. In 2001, these products accounted for 7% of our net sales. Local availability and timely delivery of these products are key to meeting customer needs since many of these products are generally used for emergency repairs.

Other Products. We also offer other complementary products, which are necessary for water and wastewater systems or in order to be a full product supplier. These products carry a relatively high gross margin and accounted for 11% of our net sales in 2001. Examples include access boxes that protect valves and meters from theft, damage, or destruction; iron castings, including grates and manhole covers, which fit into or on top of waterworks structures; and tools specific to waterworks construction and maintenance, as well as general hand tools.

CUSTOMER SERVICE. We focus on offering our customers consistent, high quality local service and a broad range of value-added services, which we believe help to differentiate us from many of our competitors and result in long-term customer relationships. Initially, we assist contractor customers in the preparation of their bids with product knowledge and advice, cost estimates, inventory levels and product standardization. In addition, our sales representatives maintain databases of local specifications and provide customized databases for contractors. After a contractor begins a project, we focus on reducing their total project cost by reducing their inventory cost, expediting the completion of the project through the timely and coordinated

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delivery of the necessary waterworks products and reducing the related administrative burdens. Through the combination of these services, we believe that we have been able to reduce our contractor customers' focus on product pricing by reducing their overall costs and downtime and improving their project planning and execution. We provide our municipal customers with similar services and benefits.

We also leverage our sophisticated IT system to provide superior customer service. The IT system is specifically designed to provide our customers and our sales force with direct, quick, accurate and convenient access to data, including product pricing and availability and past and current order information, in a variety of electronic mediums, such as on-line, fax, email, EDI and spreadsheet. Our sales representatives can access our IT system either from their desktop computer or remotely from laptop computers, and transmit and receive updated information on a real-time basis. Our customers have access to their accounts and our product and service offerings over a secure and real-time Internet system.

CUSTOMERS

We have a diversified customer base, which minimizes our exposure to any particular customer, customer type or region. Substantially all of our customers are local in nature and include municipalities, public works contractors who serve municipalities, private waterworks contractors who perform residential, commercial and industrial construction projects and industrial customers. We estimate that our 2001 revenues were split approximately evenly between publicly-funded and privately-funded sales. These sectors are affected by different macroeconomic variables, which we believe reduce our exposure to adverse conditions in any particular sector. For more information, see "Risk Factors--Downturns in the water and waste water transmission products industry have in the past had, and may in the future have, an adverse effect on our operating results." In 2001, we served approximately 10,000 municipal customers and 20,000 contractor and industrial/other customers. During 2001, 85% of our net sales was from customers to whom we sold products in each of the last three years, demonstrating the stability of our customer base. We have established long-term relationships with the majority of our customers, but no single customer accounts for a meaningful share of our revenues. In 2001, our largest customer accounted for less than 1% of our net sales and the top ten of which accounted for less than 5% of our net sales. Finally, given the geographic diversity of our customer base, our overall net sales are less susceptible to localized economic fluctuations. In 2001, our largest region accounted for approximately 21% of our net sales.

SUPPLIERS AND PREFERRED VENDOR PROGRAMS

We purchase products from over 3,300 suppliers and substantially all of our primary suppliers have supplied our predecessors or us for over 10 years. We utilize multiple suppliers for substantially all of our products. We purchase from both national suppliers and local or regional suppliers, which allows our branch managers to customize their product offering for their local market. Our largest supplier accounted for approximately $130 million or 15% of product purchases in 2001, based on our cost of goods sold. The products we purchase from this supplier are also sourced from other suppliers as well.

We began to establish preferred vendor programs in 1996 to more effectively leverage our purchasing power with suppliers. As part of this effort, we have significantly reduced our supplier base, which has resulted in stronger, strategic relationships with a core group of vendors and more reliable deliveries, reduced errors and better purchasing terms. Our

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preferred vendor programs typically include volume purchase incentives and other benefits, including cash discounts and extended payment terms. Over 130 of our suppliers have attained preferred vendor status, and we continue to establish or enhance these relationships with new and existing suppliers. We believe we are typically the largest customer of these suppliers. In 2001, we purchased approximately 80% of our products, based on cost of goods sold, from these preferred vendors. Branch employees are encouraged to use preferred vendors as the program cost savings are recognized at the branch level.

MARKETING AND SALES

We believe that our 260-person sales force is one of the largest and most experienced in the water and wastewater transmission products distribution sector. Over 40% of our sales representatives have over 10 years of waterworks product distribution experience and approximately 10% have over 20 years of experience. These sales representatives have in-depth product and technical knowledge, significant local experience and long-term customer relationships, all of which are critical to our success. In addition, we believe that our leading market position, high-quality service offering and innovative compensation program result in a low turnover among our sales force.

Of our 260 sales representatives, 248 are "outside" sales representatives and 12 are product specialists. Our outside sales representatives are based at branches and are responsible for generating sales, providing all of our basic and value-added services to customers and establishing new customer relationships. The outside sales representatives are highly qualified professionals and participate in ongoing training programs. Our service-oriented philosophy and incentive compensation program encourage our sales representatives to proactively participate in product selection; provide product specifications, usage data, product alternatives within required product specifications and project bids; and participate in the collection of accounts receivable.

We also have twelve regionally based product specialists, who support the outside sales representatives in their respective region. These specialists have expertise with respect to specific product and service offerings. In addition, we have customer service representatives which support the outside sales force. These customer service representatives are responsible for entering and tracking orders, answering technical questions and sourcing products. The customer service representatives provide us with additional depth to our customer relationships and a pool of talent for future outside sales representatives.

Accounts Receivable. We proactively manage our accounts receivable with customers. We maintain detailed, up-to-date credit history and receivables information on approximately 30,000 customers and conduct extensive credit checks on new customers, including trade and banking references, independent credit reports and financial statement analyses. Since the beginning of 1999, on average, less than 9% of accounts receivable have been outstanding greater than 90 days and bad debt expense has been only 0.09% of net sales. Our credit department, which includes 33 professionals, is responsible for approving customers' credit, collecting receivables and ensuring that appropriate state and local bond and lien statutes are followed.

We maintain all of our credit and receivables information on our IT system, allowing easy access by our credit department and branch managers. A customer's status is automatically reviewed by the IT system during order entry and product shipment to ensure that branches operate within credit guidelines. We set a pre-determined credit limit for each customer in our

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IT system which automatically prevents additional sales absent appropriate approvals if the customer's credit limit is exceeded. We are also able to generate daily reports that highlight any potential issues to our credit professionals and branch managers. Customers can also track their outstanding balances online to accelerate the payment process. Finally, our sales representatives are typically incentivized to collect receivables and forfeit a portion of the related sales commission if collection does not occur on a timely basis.

MANAGEMENT INFORMATION SYSTEMS

Our sophisticated IT system is critical to our success and we believe provides us with a competitive advantage. We have developed a single infrastructure that integrates our customer service, management, operational and financial functions in a reliable, flexible and easy to operate system. The system is easily scalable to support additional organic growth and acquisitions and currently has unused capacity. We leverage our IT system to provide superior, customized service, which reduces our customers' costs and improves our operating efficiency. Examples of customer service benefits include:

Material Management Online. Our Internet interface allows our customers to manage all aspects of their accounts on a secure, online and real-time basis. Our customers can:

        -- access product pricing and availability and place orders, including using their own product numbers (which are automatically converted to our product numbers);

        -- access order information, such as status, delivery schedule and past invoices;

        --   release products for delivery;

        -- access account-specific catalogs, including account-specific pricing and past preferences; and

        --   view local specifications and requirements.

Project Management. We offer numerous project management services to reduce our customers' cost and to allow them to bid on more projects. Through this system, we provide over 10,000 project estimates monthly. We can either:

        -- integrate price-supported product databases into a contractor's estimating system;

        --   provide access to our own estimating system, or

        -- generate the estimate ourselves in the format requested by the customer, such as spreadsheets via email.

Our estimating system is integrated with the rest of our IT system, allowing for a seamless interface between sales and operations. During a project, our customers can receive project-specific management reports and other information, such as shipment and payment status, products released against the bid, change orders and invoices, via the Internet, email, or fax, which result in more efficient project management. Our customers can receive their invoices via email on a daily basis to expedite billing their customers.

From an internal point-of-view, our IT system improves our efficiency, profitability and asset management. It integrates all of our locations and key functions and provides easy access to detailed, up-to-date information. Benefits include:

        -- nationwide and local real-time control of pricing for sales and purchases, including for individual customers;

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        --   the ability to monitor individual customer's profitability and accounts receivable, including preset credit limits which prevent additional sales if exceeded;

        --   better inventory management and sharing across branches;

        -- expedited and automatic posting, matching and processing of orders, receivables and payables; and

        -- integrated payroll and accounting, including the ability to quickly consolidate the financial results from our 141 branches.

The system generates management reports that track key metrics on regional, branch and customer basis, which allows us to monitor and more effectively manage our business at all levels and to set sales strategies.

We have established emergency contingencies to protect our IT system and test our preparedness and contingency plan yearly. Such measures include automatic re-establishment of a branch's connection to the system if it is lost and a fully functional, secure back-up location provided by a third-party.

RAW MATERIALS

We do not manufacture any products. However, our suppliers are susceptible to fluctuations in certain raw material prices, which can impact our purchase and sales prices for these products. PVC (polyvinyl chloride) pipe accounted for approximately 19% of our 2001 net sales and is susceptible to price fluctuations. The purchase price of PVC pipe ranged from $0.29 to $0.60 per pound between 1997 and 2001, which we believe to be the most recent peak to trough period. We believe that we take minimal raw material price risk, based on our high inventory turns, sales shipped directly from manufacturers to customers, ability to quickly pass price fluctuations on to customers and our relatively small average project size and short timing. For more information, see "Management's discussion and analysis of financial condition and results of operations--Factors affecting our business." In addition, when we enter into longer-term arrangements with our customers, we typically enter into similar term arrangements with our suppliers.

EMPLOYEES

As of September 30, 2002, we had approximately 1,460 employees, including 1,440 full-time employees and 20 part-time employees. As of September 30, 2002, approximately 230 of our employees were in managerial positions, 260 were in sales positions and 970 were in warehouse/delivery and general administrative positions. In addition, 12 of our employees at three branches were unionized pursuant to collective bargaining agreements that expire in November 2003 and July 2004. We believe that our highly motivated, primarily non-union workforce is among the best in the waterworks distribution industry. We believe that we have excellent relationships with our employees and low voluntary turnover. We believe that our low turnover is a result of the following:

        --   our leading industry position;

        -- our focus on promoting from within and providing our employees at all levels with career advancement opportunities;

        --   the operational authority that we give to our branch managers;

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        --   the significant training that we provide, including a nine-month formal management training program and local and web-based training; and

        --   our compensation program.

COMPETITION

In each of our local markets, we typically compete with three to five other distributors. Generally, local competition includes a branch of one or both of the other two national distributors, Hughes Supply, Inc. and two subsidiaries of Wolseley PLC. Large regional competitors include Marden Susco in the West, Dana Kepper in the Midwest and Consolidated Pipe & Supply Company in the Southeast, each of which is a private company. The principal methods of competition include offering prompt local service, fulfillment capability, local knowledge, breadth of product and service offerings, total cost to the customer, and price. We believe we compete successfully in these areas.

PROPERTIES

We have 141 distribution branches in 35 states. We lease and own 110 and 31 branches, respectively. Our facilities are used for storing inventory and maintaining office space and typically consist of a one-to-two acre lot adjacent to a warehouse/office building. We typically enter into leases with terms ranging from two to five years and that include renewal options. In addition, we lease our principal executive offices in Waco, Texas and own our two other administrative centers. Set forth below is a listing of our owned and leased branch locations:

BRANCH LOCATIONS

----------------------------------------------------------------------------------------------
                                                               TOTAL      BRANCH      BRANCH
                                                              BRANCH     LOCATIONS   LOCATIONS
                           STATE                             LOCATIONS     OWNED      LEASED
----------------------------------------------------------------------------------------------
Alabama....................................................          1           0           1
Arizona....................................................          5           0           5
Arkansas...................................................          2           0           2
California.................................................         11           0          11
Colorado...................................................          2           0           2
Delaware...................................................          2           0           2
Florida....................................................         12           3           9
Georgia....................................................          6           1           5
Idaho......................................................          2           2           0
Illinois...................................................          8           5           3
Indiana....................................................          5           2           3
Iowa.......................................................          1           0           1
Kansas.....................................................          1           1           0
Kentucky...................................................          2           0           2
Louisiana..................................................          2           0           2
Maryland...................................................          1           0           1
Massachusetts..............................................          1           0           1

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

----------------------------------------------------------------------------------------------
                                                               TOTAL      BRANCH      BRANCH
                                                              BRANCH     LOCATIONS   LOCATIONS
                           STATE                             LOCATIONS     OWNED      LEASED
----------------------------------------------------------------------------------------------
Michigan...................................................          2           0           2
Minnesota..................................................          3           0           3
Missouri...................................................          6           5           1
Nebraska...................................................          1           0           1
Nevada.....................................................          1           0           1
New Jersey.................................................          2           0           2
New Mexico.................................................          2           0           2
North Carolina.............................................          7           0           7
Ohio.......................................................          6           1           5
Oregon.....................................................          3           1           2
Pennsylvania...............................................          6           3           3
South Carolina.............................................          5           0           5
Tennessee..................................................          5           1           4
Texas......................................................         12           2          10
Utah.......................................................          2           0           2
Virginia...................................................          5           0           5
Washington.................................................          7           3           4
Wisconsin..................................................          2           1           1
                                                             ---------------------------------
TOTAL......................................................        141          31         110
----------------------------------------------------------------------------------------------

ENVIRONMENTAL MATTERS

Our facilities and operations are subject to federal, state and local environmental and workplace health and safety requirements, including those relating to the handling, storage and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. Historically, U.S. Filter Distribution Group, Inc. has not had, and we do not currently anticipate, any material adverse effect on our business or financial condition as a result of our efforts to comply with, or our liability under, such requirements. Our operations consist of distribution of water and wastewater transmission products rather than manufacturing, so we are not significantly regulated from an environmental standpoint.

In the future, federal, state or local governments could enact new or more stringent laws or regulations concerning environmental and workplace health and safety matters that could affect our operations. We could be found to be in violation of these or other environmental laws and regulations and we could be held liable for contamination that may be found at our facilities or off-site locations where we have sent wastes. We are currently not aware of circumstances where a violation of or a liability under environmental requirements could have a material adverse effect on our business or financial condition.

Certain of U.S. Filter Distribution Group, Inc.'s predecessors distributed or may have distributed cement pipe containing asbestos. Certain of these predecessors are or have been defendants in lawsuits seeking to recover personal injury and other damages for alleged exposure to asbestos in these pipes, and approximately 50 lawsuits remain outstanding. Total defense and settlement costs paid in these actions through September 30, 2002 by U.S. Filter Distribution Group, Inc. have been less than $2 million, the majority of which has been paid by insurance companies. The acquisition was structured as an asset purchase, and we did not assume any existing or future asbestos-related liabilities relating to U.S. Filter Distribution Group, Inc. or its predecessors. U.S. Filter Distribution Group, Inc. and United States Filter Corporation retained these liabilities and jointly and severally agreed to indemnify and defend us from and against these liabilities on an unlimited basis with no termination date. United States Filter Corporation and U.S. Filter Distribution Group, Inc. also agreed that, until November 22, 2012, U.S. Filter Distribution Group, Inc. will, and United States Filter Corporation will cause U.S. Distribution Group, Inc. to, maintain U.S. Filter Distribution Group, Inc.'s corporate existence and ensure that U.S. Filter Distribution Group, Inc. has sufficient funds to pay any and all of its debts and other obligations, including liabilities retained by U.S. Filter Distribution Group, Inc. and its indemnification obligations, as and when they become due. In addition, Vivendi Environnement S.A. has guaranteed all obligations of United States Filter Corporation and U.S. Filter Distribution Group, Inc. under the asset purchase agreement, including the indemnity discussed above, up to an aggregate of $50.0 million for a period ending November 22, 2017. Historically, courts have not held the acquirer of an entity's assets liable for liabilities that are not assumed as part of the transaction unless the asset buyer is found to be a "successor" to the asset seller. Accordingly, we could become subject to asbestos liabilities in the future to the extent we are found to be a successor to U.S. Filter Distribution Group, Inc. and to the extent U.S. Filter Distribution Group, Inc., United States Filter Corporation and Vivendi Environnement S.A. are unable to fulfill their contractual obligations.

LEGAL PROCEEDINGS

In addition to those items disclosed under "Environmental matters," we are from time to time involved in litigation incidental to the conduct of our business. We believe that no litigation currently pending against us, if adversely determined, would have a material adverse effect on our consolidated financial position or results of operations.

                                   MANAGEMENT

The following table sets forth certain information with respect to the persons who are directors and executive officers of both us and our parent and certain of our other key employees:

--------------------------------------------------------------------------------------------------------
                                                    YEARS AT   YEARS IN
NAME                                        AGE   COMPANY(1)   INDUSTRY   POSITION
--------------------------------------------------------------------------------------------------------
Executive Officers
Harry K. Hornish, Jr......................  57           15          30   President, Chief Executive
                                                                          Officer and Director
Mechelle Slaughter........................  46           22          22   Chief Financial Officer
Terry Howell..............................  39           11          11   Chief Information Officer
J. L. Walker..............................  55           21          21   Vice President--Human
                                                                          Resources
Phil Keipp................................  41            6          13   Vice President--Controller

Other Key Employees
Rob Hickson...............................  55           12          30   Vice President--Midwest Region
Ed Maczko.................................  55           12          31   Vice President--Southwest
                                                                          Region
Ron Hood..................................  57           12          36   Vice President--Pacific Region
Jerry Webb................................  44           21          21   Vice President--Southeast
                                                                          Region
Irving Welchons III.......................  54           29          30   Vice President--Mid-South
                                                                          Region
Jack Schaller.............................  47           23          23   Vice President--Mid-Continent
                                                                          Region
Jack Olson................................  51            7           7   Director--IT

Non-Employee Directors
Todd M. Abbrecht..........................  34                            Director
Anthony J. DiNovi.........................  40                            Director
Stephen V. McKenna........................  33                            Director
Paul M. Meister...........................  50                            Director
C. Dean Metropoulos.......................  56                            Director
Stephen P. Murray.........................  40                            Director
Kevin G. O'Brien..........................  36                            Director
Soren L. Oberg............................  32                            Director
--------------------------------------------------------------------------------------------------------

(1) Includes years with U.S. Filter Distribution Group, Inc. and its predecessors.

Harry K. Hornish, Jr. has been our and our parent's President, Chief Executive Officer and a director since November 22, 2002. Prior thereto Mr. Hornish was President and Chief Operating Officer of U.S. Filter Distribution Group, Inc. since February 1998. Previously, Mr. Hornish served as U.S. Filter Distribution Group, Inc.'s Executive Vice President since its inception in 1996. Prior to that, Mr. Hornish was President and Chief Executive Officer of The Utility Supply Group, Inc., which was acquired by U.S. Filter Distribution Group, Inc. in 1996, after it was spun-off from CertainTeed Corporation in 1994. Mr. Hornish was employed by CertainTeed Corporation from 1987 to 1994, where he held executive positions in both the Building Materials and the Utility Supply divisions. His early career included several sales, marketing, and senior management positions with the distribution division of Owens Corning Fiberglas. Mr. Hornish received a B.A. degree in political science from Marshall University.

Mechelle Slaughter has been our and our parent's Chief Financial Officer since November 22, 2002. Prior thereto, she held the same position with U.S. Filter Distribution Group, Inc. since 1996. Previously, Ms. Slaughter was CFO of The Utility Supply Group, Inc., since its inception in 1994. U.S. Filter Distribution Group, Inc. acquired The Utility Supply Group, Inc. in 1996. Ms. Slaughter was employed by CertainTeed Corporation from 1980 to 1994, where she held various management positions in accounting and auditing for both the Building Materials and the Utility Supply divisions. Ms. Slaughter received a B.S. degree in accounting from Tarleton State University and is a Certified Public Accountant.

Terry Howell has been our and our parent's Chief Information Officer since November 22, 2002. Prior thereto, he served as Vice President of Marketing & System Operations with U.S. Filter Distribution Group, Inc. since its inception in 1996. Mr. Howell served in various staff positions with U.S. Filter Distribution Group, Inc.'s predecessor, Davis Water & Waste Industries, Inc. in 1996. At that firm, he served as Manager of Plant Sales, Operations Analyst, IT Manager, and finally as Marketing Manager, where he was part of a four person management team directly responsible for the operations and sales of 25 branches. He joined Davis Water & Waste, Industries, Inc. in 1991 after serving six years as a decorated Commissioned Officer in the U.S. Navy. Mr. Howell received a degree from the US Naval Academy in 1985 in Applied Science--Computer Programming and training as a Gas Turbine Engineer.

J.L. Walker has been our and our parent's Vice President of Human Resources since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since its inception in 1996. Prior to that, Mr. Walker held the same position with The Utility Supply Group, Inc. since its inception in 1994. Mr. Walker was employed by CertainTeed Corporation from 1980 to 1994, where he held various management positions in Human Resources for both the Building Materials and the Utility Supply divisions. Mr. Walker's experience also includes ten years in various manufacturing positions and service in the U.S. Navy. Mr. Walker received a B.A. degree from Georgia State University.

Phil Keipp has been our and our parent's Vice President--Controller since November 22, 2002. Prior thereto, he held the same position with U.S. Filter Distribution Group, Inc. since 1998. Previously, Mr. Keipp was Chief Financial Officer with Sidener Supply Company, which U.S. Filter Distribution Group, Inc. acquired in 1997. Prior to that, Mr. Keipp was with KPMG from 1986 to 1996 where he was a Senior Manager in the firm's Manufacturing, Retail and Distribution Practice. Mr. Keipp received a B.S. degree in Business Administration with an emphasis in accounting from Lindenwood University. He also attended the University of Missouri in St. Louis and is a Certified Public Accountant.

Rob Hickson has been our and our parent's Vice President--Midwest Region since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1996. Previously, Mr. Hickson held Regional Vice president positions with WaterPro Supplies Corporation from 1990 until U.S. Filter Distribution Group, Inc. acquired it in 1996. Mr. Hickson has been employed in the waterworks industry since 1972. Mr. Hickson attended Clemson University and Francis Marion University.

Edward E. Maczko, Jr. has been our and our parent's Vice President--Southwest Region since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1999. Prior to that, Mr. Maczko served as the District Manager for Arizona. Mr. Maczko held a similar position with The Utility Supply Group, Inc. from 1990 until U.S. Filter Distribution Group, Inc. acquired it in 1996. He has been employed in the waterworks industry since 1971 and received a B.S. degree in business from Northeastern University.

Ron Hood has been our and our parent's Vice President--Pacific Region since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1996. Mr. Hood served in the same position with The Utility Supply Group, Inc. until U.S. Filter Distribution Group, Inc. acquired it in 1996. There he also held various branch and district management positions from 1990 until 1995. Mr. Hood had been employed by manufacturing and distribution companies in the waterworks industry since 1966 and attended Fullerton Jr. College.

Jerry L. Webb has been our and our parent's Vice President--Southeast Region since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1997. Previously, Mr. Webb served as National Sales Manager of the distribution division of U.S. Filter Distribution Group, Inc.'s predecessor, Davis Water & Waste Industries, Inc. since 1995. Mr. Webb previously held various management positions with Davis companies from 1988 to 1995. He has been employed in the waterworks industry since 1981 and received a B.B.A. degree in accounting from Valdosta State University.

Irving B. Welchons III has been our and our parent's Vice President--Mid-South Region since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1996. Previously, Mr. Welchons served as Regional Manager of WaterPro Supplies Corporation from 1991 until it was acquired by U.S. Filter Distribution Group, Inc. in 1996. Prior to that, Mr. Welchons held various positions in the waterworks distribution industry since 1972. Mr. Welchons attended Virginia Polytechnic Institute and State University.

Jack Schaller has been our and our parent's Vice President--Mid-Continent Region since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1997. Previously, Mr. Schaller served as President of Sidener Supply Company from 1996 until it was acquired by U.S. Filter Distribution Group, Inc. in 1997. From 1984 to 1997, Mr. Schaller held numerous positions with Sidener Supply Company, including branch manager of three locations and director of implementation for a new computer system. Mr. Schaller has been employed in the waterworks industry since 1979 and received a degree in Forest Management from the University of Missouri and a Master's degree in Business Management from Webster University.

Jack Olson has been our and our parent's Director of Information Technology since November 22, 2002. Prior thereto he held the same position with U.S. Filter Distribution Group, Inc. since 1996. From 1994 to 1996, Mr. Olson served as Director of Information Technology of U.S. Filter Distribution Group, Inc.'s predecessor, Davis Water & Waste Industries, Inc. Prior to that, Mr. Olson held the position of Systems Engineer and Instructor with IBM from 1977 to 1994. Mr. Olson received a B.A. degree in Mathematics from Southwest Minnesota State University and a M.S. degree in Mathematics from the University of Idaho.

Todd M. Abbrecht became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. Abbrecht has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company since 1992 and currently serves as

Vice President. Prior to joining Thomas H. Lee Company, Mr. Abbrecht worked in the Mergers and Acquisitions Department of CS First Boston. Mr. Abbrecht also serves on the boards of several private companies.

Anthony J. DiNovi became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. DiNovi has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1988 and currently serves as Managing Director. Mr. DiNovi is currently a director of Endurance Specialty Insurance, Ltd., Eye Care Centers of America, Inc., Fisher Scientific International, Inc., FairPoint Communications, Inc., US LEC Corporation, as well as several private companies.

Stephen V. McKenna became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. McKenna is a Principal of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 2000, Mr. McKenna worked in the Investment Banking Division at Morgan Stanley & Co. Prior to joining Morgan Stanley & Co. in 1999, Mr. McKenna worked in the Mergers & Acquisitions Group at J.P. Morgan & Co. from 1996. Currently, he serves as a director of Interline Brands, Inc.

Paul M. Meister became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. Meister currently serves as Vice Chairman of the board of directors of Fisher Scientific International, Inc., GenTek Inc. and General Chemical Inc. Mr. Meister is also a Managing Director of Latona Associates, a merchant banking firm, acting as both principal and an adviser on mergers, acquisitions, divestitures and venture capital transactions. Mr. Meister also serves as a director of M&F Worldwide Corp., MacAndrews & Forbes Holdings, Inc., Minerals Technologies Inc. and Procure Net, Inc.

C. Dean Metropoulos became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. Metropoulos is Chairman and CEO of C. Dean Metropoulos & Company, a boutique acquisition and management firm with offices in New York, Greenwich, Connecticut and London. C. Dean Metropoulos & Co. has been involved in more than 45 acquisitions involving over $12 billion in invested capital over the past 12 years.

Stephen P. Murray has been our director and a director of our of our parent since its incorporation in September 2002. Mr. Murray is a Partner of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 1984, Mr. Murray was a Vice President with the Middle-Market Lending Division of Manufacturers Hanover Trust Company. Currently, he serves as a director of Vitamin Shoppe Industries, Inc., The International Cornerstone Group, La Petite Academy, Zoots, Cabela's, Erisk, and Risk Metrics Group.

Kevin G. O'Brien became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. O'Brien is a Principal of J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 2000, Mr. O'Brien was a Vice President in the High Yield Capital Markets and High Yield Corporate Finance Groups at Chase Securities Inc., (a predecessor of J.P. Morgan Securities, Inc.) since 1994. Previously, he was an officer in the U.S. Navy. Currently, he serves as a director of La Petite Academy.

Soren L. Oberg became our director and a director of our parent upon consummation of the acquisition on November 22, 2002. Mr. Oberg has been employed by Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company since 1993 and currently serves as Vice President. From 1992 to 1993, Mr. Oberg worked at Morgan Stanley & Co., Inc. in the Merchant Banking Division. Mr. Oberg is currently a director of Vertis Holdings, Inc. and also serves on the boards of several private companies.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors of our parent intends to establish an audit committee and a compensation committee. The members of those committees have not yet been determined. The audit committee will recommend the annual appointment of auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The compensation committee will review and approve the compensation and benefits for our employees, directors and consultants, administer our employee benefit plans, authorize and ratify stock option grants and other incentive arrangement and authorize employment and related agreements.

COMPENSATION OF DIRECTORS

Our directors and directors of our parent who are also our employees or employees of our principal stockholders receive no additional compensation for their service as directors. Compensation for other directors has not yet been determined.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our chief executive officer and our four other most highly compensated executive officers during 2001. All such compensation was paid by U.S. Filter Distribution Group, Inc.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------
                                                                         LONG-TERM
                                                                        COMPENSATION
                                         ANNUAL COMPENSATION               AWARDS
                                -------------------------------------   ------------
                                                           OTHER         SECURITIES
                                                          ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION      SALARY     BONUS     COMPENSATION(1)   OPTIONS(#2)    COMPENSATION(3)
------------------------------------------------------------------------------------------------------
Harry K. Hornish, Jr., CEO....  $350,012   $277,647           -            12,200          $5,250
Mechelle Slaughter, CFO.......  $163,165   $104,928           -             3,800          $5,250
Terry Howell, CIO.............  $128,142   $ 80,442           -             1,900          $5,250
Phil Keipp, VP--Controller....  $107,479   $ 48,265           -                 -          $5,250
J.L. Walker, VP--Human
  Resources...................  $ 98,064   $ 44,913           -             1,900          $5,204
------------------------------------------------------------------------------------------------------

(1) Excludes perquisites and other benefits the amount of which did not exceed the greater of $50,000 or 10% of the employee's total salary and bonus.

(2) Options were for Vivendi Environnement S.A. common shares and were granted in February 2001.

(3) Consists of 401(k) contributions by United States Filter Corporation.

Employment Agreements. In connection with the consummation of the transactions, we terminated the employment agreements with Mr. Hornish, Ms. Slaughter and Mr. Howell and entered into new employment agreements with them providing for base salaries of $425,000, $200,000 and $150,000, respectively, subject to annual adjustment as determined by our board of directors. Each of the employment agreements provides for a four (4) year term, a calendar year 2002 bonus equal to the amount scheduled to be paid to them under the 2002 Executive

Bonus Plan of U.S. Filter Distribution Group, Inc. and in each calendar year commencing on or after January 1, 2003, a bonus, based on EBITDA, ranging from 10% to 100% of base salary.

Additionally, each of the employment agreements provides for certain severance payments to be made if the executive's employment is terminated without "cause," due to a resignation for a "good reason", each as defined in the employment agreement, or involuntarily, such as a consequence of death or disability. Following any of these events, each of Ms. Slaughter and Messrs. Hornish and Howell would be entitled to receive their base salary over the twelve (12) month period commencing on the date of termination, a pro rata portion of any bonus earned during the calendar year in which the termination occurs payable concurrently with other management bonuses, and reimbursement for any previously unreimbursed expenses.

Each of the employment agreements contains a non-compete and non-solicitation provision pursuant to which each executive agrees not to be affiliated with a competing business during the term of the employment agreement and for a one-year period thereafter, and not to solicit any of our employees, consultants or customers during the term of the employment agreement and for a three-year period thereafter.

Stock Sales and Restricted Stock Grants. In connection with the consummation of the Transactions, Mr. Hornish, Ms. Slaughter, Mr. Howell, Mr. Keipp, Mr. Walker and other employees of the Company entered into executive subscription and stock purchase agreements with our parent. Mr. Hornish purchased 20,400 shares of Class B Common Stock of our parent, Ms. Slaughter purchased 10,200 shares of Class B Common Stock of our parent, Mr. Howell purchased 2,700 shares of Class B Common Stock of our parent, Messrs. Keipp and Walker each purchased 1,266 shares of Class B Common Stock of our parent, and other employees purchased 25,266 shares of Class B Common Stock of our parent, in each case at a purchase price of $50.00 per share of Class B Common Stock. Such shares of Class B Common Stock represent, in the aggregate, 1.28% of the fully-diluted equity of our parent.

In addition, each of Mr. Hornish, Ms. Slaughter, Mr. Howell, Mr. Keipp, Mr. Walker and certain of our other employees purchased for nominal consideration the conditional right to receive, in the aggregate, up to 11.75% of the fully-diluted capital stock of our parent, comprised of shares of Class A Common Stock of our parent and entered into a restricted stock agreement with our parent. Under the restricted stock agreements, the shares of Class A Common Stock of our parent are subject to three forms of vesting:

       -- time-based vesting over a four-year period, covering 50% of the applicable employee's shares;

       -- performance-based vesting based on EBITDA targets over a four-year period, covering 25% of the applicable employee's shares; and

       -- performance-based vesting based on net working capital targets over a four-year period, covering 25% of the applicable employee's shares.

All time-based vesting shall immediately accelerate if the employee's employment is terminated without cause within one year of a sale of us or our parent and all performance-based vesting shall immediately accelerate if we or our parent are sold or if there is a public offering of our equity securities or equity securities of our parent, in each case, in which the Sponsors realize a specified return on their original investment.

In all other cases, upon termination of employment, all time-based and performance-based vesting shall also immediately cease, subject to certain pro rata vesting as of the date such employee is terminated, and all unvested shares shall be subject to repurchase. In addition, all vested shares shall also be subject to repurchase if an employee's employment is terminated for cause. All shares subject to performance-based vesting shall automatically and immediately vest on the eighth anniversary of the effective date of the restricted stock agreement if the employee remains employed by us. Each employee shall be obligated to vote unvested shares in the same manner and proportions as the votes cast by the holders of our parent's voting capital stock not subject to repurchase rights. For a description of the Class A and Class B Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

The restricted stock agreements executed by Messrs. Keipp and Walker contain non-compete and non-solicitation provisions substantially similar to those contained in the employment agreements discussed above.

SALE OF COMPANY BONUS

In April 2002, United States Filter Corporation entered into agreements with certain members of management and other key employees of U.S. Filter Distribution Group, Inc., including the persons listed in the executive compensation table, to provide them with an opportunity to earn cash incentive "completion bonuses" in connection with the anticipated sale of the business of U.S. Filter Distribution Group, Inc. Completion bonus payments were made by United States Filter Corporation following consummation of the acquisition to each employee with such an agreement, unless such individual's employment was terminated voluntarily or for cause prior thereto. Payments by United States Filter Corporation pursuant to these arrangements total $6.2 million, including $1.55 million, $558,000, $124,000, $124,000 and $930,000 to Messrs. Hornish,
Howell, Keipp and Walker, and Ms. Slaughter, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2002, no executive officer of National Waterworks served as a member of the board of directors or compensation committee (or other board committee performing similar functions) of another entity. Prior to consummation of the acquisition, U.S. Filter Distribution Group did not have a compensation committee. We have not yet formed a compensation committee of our board of directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Our parent, National Waterworks Holdings, Inc. ("Holdings"), owns 100% of our capital stock. The capital stock of our parent is comprised of Class A Common Stock and Class B Common Stock. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters to be voted on by our parent's stockholders. Seventy-five percent of the holders of Class B Common Stock have the right to prevent our parent from taking certain corporate actions, including creating, issuing or authorizing any shares of its capital stock, redeeming any shares of its capital stock, or taking any action that could result in its liquidation, sale or dissolution. The holders of Class B Common Stock are entitled to receive a compounded return of 9% on the original cost of such shares. In the event that our parent makes a distribution, the holders of Class B Common Stock have the right to receive such distribution up to the amount of such compounded return and original cost prior to the holders of Class A Common Stock receiving any part of such distribution.

The following table sets forth, as of December 6, 2002 information with respect to the ownership of the capital stock of Holdings by:

       -- each person known to own beneficially more than 5% of the common stock,

       --   each of our directors,

       -- each of the executive officers named in the summary compensation table above, and

       --   all of our executive officers and directors as a group.

Notwithstanding the beneficial ownership of common stock presented below, a stockholders' agreement governs the stockholders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders' agreement have agreed to vote their shares to elect the board of directors as set forth therein. For more information, see "Certain relationships and related party transactions-Stockholders' agreement."

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

---------------------------------------------------------------------------------------------
                                                         NUMBER OF SHARES
                                                          OF CLASS A AND
                                                          CLASS B COMMON
                                                        STOCK BENEFICIALLY         PERCENT OF
               NAME OF BENEFICIAL OWNER                      OWNED(1)         COMMON STOCK(1)
---------------------------------------------------------------------------------------------
JPMP Capital Corp.(2)..................................           2,059,351             43.3%
Thomas H. Lee Equity Fund V, L.P. and Co-Investment
  Entities(3)..........................................           2,059,351             43.3%
Todd M. Abbrecht(5)....................................           2,020,248             42.5%
Anthony J. DiNovi(6)...................................           2,024,278             42.5%
Paul M. Meister(7).....................................              20,000                 *
C. Dean Metropoulos....................................                   -                 -
Stephen P. Murray(4)...................................           2,059,351             43.3%
Kevin G. O'Brien(4)....................................           2,059,351             43.3%
Soren L. Oberg(5)......................................           2,020,248             42.5%
Stephen V. McKenna(4)..................................           2,059,351             43.3%
Harry K. Hornish, Jr.(8)...............................          210,759.21              4.4%
Mechelle Slaughter(8)..................................          105,379.60              2.2%
Terry Howell(8)........................................           50,289.80              1.1%
Phil Keipp(8)..........................................           13,163.45                 *
J.L. Walker(8).........................................           13,163.45                 *
All directors and executive officers as a group........        4,496,384.51             94.5%
---------------------------------------------------------------------------------------------

 * Less than 1%

(1) Represents the aggregate ownership of the Class A and Class B Common Stock of our parent. The Class A Common Stock is owned only by certain members of our senior management.

(2) Includes 1,622,232.59 shares, 257,062.33 shares, 35,042.82 shares,
    130,472.86 shares and 14,540.40 shares of Class B Common Stock owned by J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P. and J.P. Morgan Partners Global Investors (Cayman) II, L.P., respectively. JPMP Capital Corp. is the direct or indirect general partner of each of these entities. JPMP Capital Corp. and each of the foregoing entities is an affiliate of J.P. Morgan Partners, LLC and has an address c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, New York 10020.

(3) Includes 1,586,701 shares, 411,684 shares, 21,863 shares, 12,398 shares,
    10,656 shares, 9,516 shares, 2,503 shares and 4,030 shares of Class B Common Stock owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P. (collectively, the "THL Funds"), Putnam Investments Holdings, LLC, Putnam Investments Employees' Securities Company I LLC, Putnam Investments Employees' Securities Company II LLC (collectively, the "Putnam Funds"), 1997 Thomas H. Lee Nominee Trust (the "Lee Trust") and Thomas H. Lee Investors Limited Partnership ("Investors"), respectively. The shares held by the THL Funds may be deemed to be beneficially owned by THL Equity Advisors V, LLC ("Advisors"), the general partner of each of the THL Funds. Advisors disclaims beneficial ownership of such shares. The Putnam Funds, the Lee Trust and Investors are co-investment entities of the THL Funds and each disclaims beneficial ownership of any shares other than those shares held directly by such entity. Each of the THL Funds, Advisors, Investors and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 75 State Street, Suite 2600, Boston, Massachusetts 02109. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.

(4) Each of Messrs. Murray, McKenna and O'Brien may be deemed the beneficial owner of the shares of common stock owned by affiliates of J.P. Morgan Partners, LLC set forth in note (2) due to their status as a partner or principal of J.P. Morgan Partners, LLC, which controls such entity. Each such person disclaims beneficial ownership of any such shares, except to the extent of his pecuniary interest.

(5) Each of Messrs. Abbrecht and Oberg may be deemed the beneficial owner of the shares of common stock owned by the THL Funds due to their status as officers of Thomas H. Lee Partners, L.P. Each such person disclaims beneficial ownership of any such shares.

(6) Mr. DiNovi may be deemed the beneficial owner of the shares of common stock owned by the THL Funds and Investors in his capacity as managing director of Thomas H. Lee Partners, L.P. Mr. DiNovi disclaims beneficial ownership of such shares.

(7) Shares are owned by a limited liability company of which Mr. Meister is manager.

(8) Each of Mr. Hornish, Ms. Slaughter, and Messrs. Howell, Keipp and Walker holds 190,359.21 shares, 95,179.60 shares, 47,589.80 shares, 11,897.45 shares and 11,897.45 shares of Class A Common Stock, respectively, and 20,400 shares, 10,200 shares, 2,700 shares, 1,266 shares and 1,266 shares of Class B Common Stock, respectively.

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              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT

In connection with the Transactions, our parent, National Waterworks Holdings, Inc., entered into a stockholders' agreement with all of its stockholders. The stockholders' agreement, among other matters:

        -- restricts the transfer of our parent's shares, subject to certain exceptions, and provides that all transferees must become a party to the stockholders' agreement;

        -- establishes a board of directors of our parent and us consisting of nine directors, of which

           -- three will be nominated by the stockholders affiliated with J.P. Morgan Partners, LLC (the "JPM Directors") so long as they own at least 25% of our parent's common stock on a fully diluted basis; or two persons if they own less than 25% but 10% or more of our parent's common stock, and one person if they own more than 0% but less than 10% of our parent's common stock,

           -- three will be nominated by the stockholders affiliated with Thomas H. Lee Partners, L.P. (the "THL Directors") so long as they own at least 25% of our parent's common stock on a fully diluted basis; or two persons if they own less than 25% but 10% or more of our parent's common stock, and one person if they own more than 0% but less than 10% of our parent's common stock,

           --   one will be our chief executive officer; and

           -- two shall be nominated by the other directors including a majority of each of the JPM Directors and the THL Directors so long as the affiliates of J.P. Morgan Partners, LLC or Thomas H. Lee Partners, L.P., respectively, own at least 10% of our parent's common stock on a fully-diluted basis;

        -- requires each stockholder of our parent to vote all their shares for the election of the persons nominated as directors as provided above;

        -- prohibits our parent from taking the following actions without the prior approval of the stockholders affiliated with each of J.P. Morgan Partners, LLC and Thomas H. Lee Partners, L.P. so long as in each case the stockholders affiliated with the applicable Sponsor owns at least 10% of our parent's outstanding capital stock:

           -- materially changing the duties of or terminating our chief executive officer, chief financial officer, chief operating officer or chief information officer, amending or revising any employment agreement with any such officer, or, if any such officer is terminated, hiring a replacement for such officer;

           -- incurring indebtedness outside of the ordinary course of business;

           -- entering into agreements to acquire a controlling interest in, or all or substantially all of the assets of, another entity;

           -- making investments or capital expenditures, in each case in excess of $250,000 that are not included in the annual operating budget approved by the board;

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           --   disposing of assets outside the ordinary course of business and other than sales of fully depreciated or obsolete or surplus tangible personal property;

           -- entering into transactions with affiliates subject to specified exceptions; or

           -- effecting any changes in our strategic direction not specified in our annual strategic plan;

        -- contains rights of the Class B stockholders and, under certain circumstances, the Class A stockholders to participate in transfers of our parent's shares by stockholders to third parties;

        -- requires the stockholders to participate in and cooperate in consummating a sale of our parent that is approved by stockholders holding at least 75% of the outstanding Class B shares;

        -- grants our parent and the stockholders affiliated with the Sponsors, including certain of their affiliates, certain rights of first refusal with respect to transfers of our parent's Class B shares to third parties by Class B stockholders other than those affiliated with the Sponsors and grants the stockholders affiliated with a Sponsor certain rights of first refusal with respect to transfers of our parent's shares to third parties by the other Sponsor;

        -- grants the holders of Class B Common Stock certain preemptive rights; and

        -- requires each stockholder of our parent (other than stockholders affiliated with the Sponsors) to grant an irrevocable proxy to our chief executive officer, to vote all such stockholder's shares in order to effectuate the provisions of the stockholders agreement.

Prior to an initial public offering of capital stock of our parent, the stockholders' agreement provides that our parent will be required to redeem each issued and outstanding share of its Class B Common Stock for the unreturned original cost and unpaid yield upon such shares to the date of the closing of the initial public offering, which may be paid in cash, to the extent contractually permitted, or short-term securities, or a combination thereof, as may be reasonably acceptable to holders of 75% of the Class B Common Stock then outstanding plus one share of its Class A Common Stock.

The stockholders' agreement will terminate upon the sale, dissolution or liquidation of our parent.

REGISTRATION RIGHTS AGREEMENT

In connection with the Transactions, our parent, National Waterworks Holdings, Inc., entered into a registration rights agreement with the holders of Class B Common Stock. The registration rights agreement, among other matters, provides for the following, subject to certain customary limitations:

        -- Demand registration. At any time following the effective date of a registration statement filed by our parent with respect to an initial public offering of its capital stock, at the request of stockholders of our parent affiliated with a Sponsor, our parent will be required to use its best efforts to register the common shares, including shares convertible or exercisable for common shares, of our parent held by such requesting stockholders under the Securities Act provided that the anticipated aggregate offering price to the public is at least $25 million. The registration rights

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         agreement provides for up to three demand registrations on Form S-1 for each Sponsor and its affiliates who are stockholders of our parent.

        -- Piggyback registration. If our parent proposes to register any of its shares for its own account or otherwise, it must give written notice to each of its Class B stockholders of its intention to register and upon written request, our parent must use its best efforts to cause all requested shares to be included in such registration on the same terms and conditions as the securities otherwise being sold, subject to standard cutback and other customary restrictions.

        -- Registration on Form S-3. If our parent will have qualified for the use of Form S-3, the stockholders affiliated with a Sponsor will have the unlimited right to request that our parent effect a registration under the Securities Act using Form S-3. Our parent will not be obligated to effect any such registration if the anticipated gross offering price of all shares to be registered would be less than $10,000,000 or if our parent will have effected four or more registration statements on Form S-3 during the 12-month period prior to the date of such request for registration.

In addition, the registration rights agreement provides for the payment by our parent of all of the fees and expenses of any registration provided for in such agreement, including the attorney's fees for the selling stockholders but excluding underwriting discounts and selling commissions which shall be borne by the selling stockholders on a pro rata basis. The registration rights agreement also contains standard indemnification provisions customary in an agreement of this type from our parent to the selling stockholders.

ARRANGEMENT WITH SPONSORS

In connection with the Transactions, we entered into a management agreement with the Sponsors. Under this agreement, the Sponsors agreed to provide us with financial advisory and other services. We will pay each Sponsor an annual management fee in the amount of $0.5 million, or $1.0 million in the aggregate, commencing July 1, 2004. We will pay this fee quarterly in advance. We will also reimburse the Sponsors for all expenses incurred by them in connection with the agreement. The management agreement also contains standard indemnification provisions for agreements of this type. The management agreement may be terminated by a Sponsor with respect to that Sponsor only, or by mutual consent of the Sponsors, at any time on 30 days notice, and will terminate with respect to a Sponsor on the date such Sponsor owns less than 5% of the capital stock of our parent that it purchased on the closing date of the acquisition. In addition, the management agreement may be terminated with respect to a Sponsor in connection with an IPO or a change in law, occurrence or event which causes the existence of the management agreement to render any of the directors designated by a Sponsor an "interested" or not otherwise independent director or adversely affects such Sponsor's right to designate a director or such director's ability to perform his duties as director. In such event, such Sponsor will be entitled to receive a termination fee equal to the net present value of the fees which would have been paid to the Sponsor for the 10 year period commencing on the date of termination.

In addition, upon consummation of the transactions, we paid each Sponsor a transaction fee in the amount of $8.0 million ($16.0 million in the aggregate). We also paid all expenses of the Sponsors and their controlled affiliates, including the fees and expenses of their respective counsel and other advisors and consultants, in connection with the acquisition. These

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arrangements with the Sponsors also contain standard indemnification provisions by us of the Sponsors.

ARRANGEMENTS WITH AFFILIATES OF J.P. MORGAN PARTNERS, LLC

In connection with the Transactions, we entered into the senior credit facility with J.P. Morgan Securities Inc. as a co-syndication agent and as a joint lead arranger and Chase Lincoln First Commercial Corp., an affiliate of JPMorgan Chase Bank, as a lender. J.P. Morgan Securities Inc. was also an initial purchaser of the old notes. Both J.P. Morgan Securities Inc. and Chase Lincoln First Commercial Corp. are affiliates of J.P. Morgan Partners, LLC. In connection with the senior credit facility, J.P. Morgan Securities Inc. and Chase Lincoln First Commercial Corp. received customary fees for acting in such capacities. J.P. Morgan Securities Inc. also received a proportionate share of the initial purchasers' discount in connection with the offering of the old notes.

TAX ALLOCATION AGREEMENT WITH PARENT

We will file Federal income tax returns with our parent on a consolidated basis. At closing of the Transactions, we entered into a tax allocation agreement with our parent which provides that we will make distributions to our parent, and it will make contributions to us, such that we will incur the expense for taxes generated by our business on the same basis as if we did not file consolidated tax returns.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

GENERAL

On the closing date of the Transactions, we entered into a senior credit facility with J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. as joint lead arrangers, joint bookrunners and co-syndication agents, UBS AG, Stamford Branch, as administrative agent, and certain banks and financial institutions as lenders.

The senior credit facility consists of

        -- a $75.0 million senior secured revolving credit facility with a six-year maturity; and

        -- a $250.0 million senior secured term loan facility with a seven-year maturity, all of which was borrowed to finance the acquisition.

Our senior credit facility permits us to issue up to an additional $50.0 million of credit facilities without the consent of the lenders thereunder, so long as no default or event of default under the senior credit facility has occurred or would occur after giving effect to such issuance and certain other conditions are satisfied, including pro forma compliance with certain leverage ratios.

SECURITY AND GUARANTEES

Our obligations under the senior credit facility are unconditionally and irrevocably guaranteed jointly and severally by National Waterworks Holdings, Inc., our parent, and each of our future domestic subsidiaries, if any. We do not currently have any subsidiaries.

Our obligations under the senior credit facility, and the guarantees of those obligations, are secured by substantially all of our and our parent's assets and substantially all of the assets of each of our future domestic subsidiaries, if any, including but not limited to:

        -- a first priority pledge of 100% of our capital stock and 100% of the capital stock of each of our future domestic subsidiaries, if any; and

        -- a perfected first-priority security interest in substantially all tangible and intangible assets of our parent, us and each of our future domestic subsidiaries, if any.

INTEREST RATES AND FEES

Borrowings under the senior credit facility bear interest as follows:

        -- Revolving credit facility: initially (a) in the case of loans with an interest rate based on the ABR rate, an applicable margin of 2.00% per annum plus the higher of (1) UBS AG, Stamford Branch's prime rate and (2) the federal funds effective rate plus 1/2 of 1% or (b) in the case of loans with an interest rate based on the eurodollar rate, the eurodollar rate plus an applicable margin of 3.00% per annum, and, after completion of two full fiscal quarters after the closing of the Transactions, such applicable margins will be subject to reduction subject to our attaining certain leverage ratios; and

        -- Term loan facility: (a) in the case of loans with an interest rate based on the ABR rate, an applicable margin of 3.00% per annum plus the higher of (1) UBS AG, Stamford Branch's prime rate and (2) the federal funds effective rate plus 1/2 of 1% or (b) in the case of loans with an interest rate based on the eurodollar rate, the

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         eurodollar rate, subject to a minimum rate of 2.50%, plus an applicable margin of 4.00% per annum.

The senior credit facility provides for the payment to the lenders of a commitment fee on average unused commitments under the revolving credit facility initially equal to 1/2 of 1% per annum. After the completion of two full fiscal quarters after the closing of the Transactions, such commitment fee will be subject to reduction upon our attaining certain leverage ratios.

SCHEDULED AMORTIZATION PAYMENTS AND MANDATORY PREPAYMENTS

The term loan facility provides for quarterly amortization payments of $2.5 million in 2003, $3.75 million in 2004 and 2005, $5.0 million in 2006, $6.25 million in 2007 and 2008, with the balance of the facility to be repaid quarterly during 2009.

In addition, the senior credit facility requires us to prepay outstanding term loans and, after the term loans have been repaid in full, to prepay outstanding revolving credit loans, subject to certain exceptions, with:

        -- 100% of the net proceeds of certain asset dispositions by us, our parent or our subsidiaries;

        -- 75% of the net proceeds of certain equity issuances by us, our parent or our subsidiaries;

        --   75% of excess cash flow, as defined in the credit agreement; and

        -- 100% of the net proceeds of certain debt issuances by us, our parent or our subsidiaries.

The prepayment percentage above with respect to equity issuances and excess cash flow will be reduced to 50% upon our attaining certain leverage ratios.

VOLUNTARY PREPAYMENTS

The senior credit facility provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the revolving credit facility, subject to certain conditions. In 2003 and 2004, voluntary prepayments of the term loans shall be accompanied by a prepayment fee of 2.0% and 1.0%, respectively, of the amount prepaid. No prepayment fee will be payable thereafter.

COVENANTS

Our senior credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior credit facility include, among other things, limitations, each of which are subject to standard and customary and other exceptions for financings of this type, on our and our subsidiaries', if any, ability to:

        --   declare dividends and make other distributions;

        --   redeem and repurchase our capital stock;

        -- prepay, redeem and repurchase certain of our indebtedness, including the notes;

        --   make loans and investments, including acquisitions;

        --   incur additional indebtedness;

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        --   grant liens;

        --   enter into sale-leaseback transactions;

        --   modify the terms of the notes or certain capital stock;

        --   restrict dividends from our subsidiaries;

        --   enter into new lines of business;

        --   recapitalize, merge, consolidate or enter into acquisitions;

        --   sell our assets; and

        --   enter into transactions with our affiliates.

Our senior credit facility also contains the following financial covenants:

        --   a maximum total leverage ratio;

        --   a minimum interest coverage ratio; and

        --   a maximum capital expenditure limitation.

EVENTS OF DEFAULT

Our senior credit facility contains certain customary events of default with respect to our parent, us and each of our subsidiaries, including, among others:

        --   nonpayment of principal or interest;

        --   breach of the affirmative or negative covenants;

        --   material breach of the representations or warranties;

        -- cross-default and cross-acceleration to other material indebtedness;

        --   bankruptcy or insolvency;

        -- material judgments entered against our parent, us or any of our subsidiaries;

        --   certain ERISA violations;

        -- actual or asserted invalidity of the security documents or guarantees associated with the senior credit facility;

        --   a change in control, as described in the senior credit facility;

        -- engagement by our parent, in any activity other than that associated with being a passive holding company; and

        -- if the notes cease to be validly subordinated to the senior credit facility.

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                              DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading "--Certain definitions." In this description, "National Waterworks" refers only to National Waterworks, Inc. and not to any of its Subsidiaries.

The old notes were, and the exchange notes will be, issued under an indenture dated as of November 22, 2002, by and among National Waterworks and Wells Fargo Bank Minnesota, National Association, as trustee. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

On November 22, 2002, we issued $200,000,000 aggregate principal amount of old notes under the indenture. The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. Wells Fargo Bank Minnesota, National Association, as trustee of the notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the old notes and exchange notes then outstanding.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. Certain defined terms used in this description but not defined below under "--Certain definitions" have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

THE NOTES

The notes are:

        --   general unsecured obligations of National Waterworks;

        -- subordinated in right of payment to all existing and future Senior Debt of National Waterworks;

        -- pari passu in right of payment with any future senior subordinated Indebtedness of National Waterworks; and

        -- senior in right of payment to any future subordinated Indebtedness of National Waterworks.

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THE GUARANTEES

The notes will be guaranteed by all of National Waterworks' Domestic Subsidiaries. As of the date of this prospectus, National Waterworks does not have any Subsidiaries.

Each guarantee of the notes will be:

        --   a general unsecured obligation of the Guarantor;

        -- subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

        -- pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

        -- senior in right of payment to any future subordinated Indebtedness of the Guarantor.

Assuming the Transactions had been completed, as of September 30, 2002, National Waterworks would have had total debt outstanding, excluding the notes, of approximately $250.0 million, and approximately $75.0 million would have been available to National Waterworks for additional borrowings under its credit facility, all of which would constitute Senior Debt ranking ahead of the notes. A portion of the revolving credit facility was also used to support outstanding letters of credit. As indicated above and as discussed in detail below under the caption "--Subordination," payments on the notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture will permit both National Waterworks and the Guarantors to incur additional Senior Debt.

As of the date of this prospectus, National Waterworks does not have any Subsidiaries. All of National Waterworks' future Subsidiaries will be "Restricted subsidiaries," except that under the circumstances described below under the subheading "--Certain covenants--Designation of restricted and unrestricted subsidiaries," National Waterworks will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." National Waterworks' Unrestricted Subsidiaries, if any exist in the future, will not be subject to many of the restrictive covenants in the indenture, and they will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

$200 million aggregate principal amount of old notes are outstanding under the indenture and may be exchanged for an equal aggregate principal amount of exchange notes in the exchange offer. National Waterworks may issue additional notes from time to time after the exchange offer. Any issuance of additional notes will be subject to the covenant described below under the caption "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock." The exchange notes, together with any old notes that remain outstanding after the exchange offer and any additional notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. National Waterworks will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 1, 2012.

Interest on the notes accrues at the rate of 10.50% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2003. National Waterworks will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

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Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Holders of old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 22, 2002, the original issue date of the old notes, to the date of issuance of the exchange notes. Consequently, Holders who exchange their old notes for exchange notes will receive the same interest payment on June 1, 2003, the first interest payment with respect to the old notes and the exchange notes following consummation of the exchange offer, that they would have received had they not accepted the exchange offer.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a Holder owning at least $5.0 million in principal amount of notes has given wire transfer instructions to National Waterworks, National Waterworks will pay all principal, interest and premium and Special Interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York (which will initially be the corporate trust office of the trustee) unless National Waterworks elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The trustee will initially act as paying agent and registrar for the notes. National Waterworks may change the paying agent or registrar without prior notice to the Holders of the notes, and National Waterworks or any of its Restricted Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. National Waterworks is not required to transfer or exchange any note selected for redemption except the unredeemed portion of any note being redeemed in part. Also, National Waterworks is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

SUBSIDIARY GUARANTEES

The notes will be guaranteed by each of National Waterworks' Domestic Subsidiaries, if any. As of the date of this prospectus, National Waterworks does not have any Subsidiaries. Subject to the conditions described below, the Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of National Waterworks under the indenture and the notes, whether for principal, premium or Special Interest, if any, or interest on the notes or otherwise. The Guarantors will also pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a subsidiary guarantee with respect to a Guarantor. Each subsidiary guarantee will be

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subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of National Waterworks. The obligations of each Guarantor under its subsidiary guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. See "Risk factors--Risks related to the notes--Federal and state fraudulent transfer laws permit a court to void the notes and any guarantees, and, if that occurs, you may not receive any payment on the notes."

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than National Waterworks or another Guarantor, unless:

    (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

    (2) either:

       (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its subsidiary guarantee and the Exchange and Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

       (b) in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, a Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets and properties to National Waterworks or a Subsidiary of National Waterworks that is a Guarantor.

The subsidiary guarantee of a Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of National Waterworks, if the sale or other disposition complies with the "Asset sale" provisions of the indenture;

    (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of National Waterworks, if the sale complies with the "Asset sale" provisions of the indenture;

    (3) if National Waterworks designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

    (4) upon any legal defeasance in accordance with the terms of the indenture; or

    (5) if such Guarantor is or becomes a Receivables Subsidiary.

See "--Repurchase at the option of holders--Asset sales," "--Certain covenants--Designation of restricted and unrestricted subsidiaries," and "--Legal defeasance and covenant defeasance."

SUBORDINATION

The payment of principal, interest and premium and Special Interest, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of National Waterworks, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of notes will be entitled to receive any payment or distribution with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under "--Legal defeasance and covenant defeasance"), in the event of any distribution to creditors of National Waterworks:

    (1) in a liquidation or dissolution of National Waterworks;

    (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to National Waterworks or its property;

    (3) in an assignment for the benefit of creditors; or

    (4) in any marshaling of National Waterworks' assets and liabilities.

National Waterworks also may not make any payment or distribution in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under "--Legal defeasance and covenant defeasance") and may not make any deposits with the trustee as described under "--Legal defeasance and covenant defeasance" if:

    (1) a payment default on Designated Senior Debt occurs and is continuing; or

    (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a "Payment Blockage Notice") from National Waterworks or the Representative of any Designated Senior Debt.

Payments on the notes may and will be resumed at the first to occur of the following:

    (1) in the case of a payment default on Designated Senior Debt, upon the date on which such default is cured or waived; and

    (2) in the case of a nonpayment default on Designated Senior Debt, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

Notwithstanding the foregoing, National Waterworks may make payment on the notes if National Waterworks and the trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (1) and (2) of this paragraph has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until:

    (1) 365 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

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

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Debt during such period, provided that if any Payment Blockage Notice is delivered to the trustee by or on behalf of the holders of Designated Senior Debt of National Waterworks (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any payment blockage period or periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no payment blockage period is in effect.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, National Waterworks will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal defeasance and covenant defeasance") when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

National Waterworks must promptly notify the Representative of Designated Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of National Waterworks, Holders of notes may recover less ratably than creditors of National Waterworks who are holders of Senior Debt. See "Risk factors--Risks related to the notes--The notes are, and guarantees by any of our future domestic subsidiaries will be, effectively subordinated to all of our and any future subsidiaries' senior debt."

OPTIONAL REDEMPTION

At any time prior to December 1, 2005, National Waterworks may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 110.50% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings by National Waterworks or Holdings (so long as such Net Cash Proceeds are contributed by Holdings to National Waterworks as common equity); provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption (excluding any notes held by National Waterworks and its Subsidiaries); and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

The notes may be redeemed, in whole or in part, at any time prior to December 1, 2007, at the option of National Waterworks upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except as described in the two preceding paragraphs, the notes will not be redeemable at National Waterworks' option prior to December 1, 2007.

On or after December 1, 2007, National Waterworks may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

------------------------------------------------------------------------
YEAR                                                          PERCENTAGE
------------------------------------------------------------------------
2007........................................................     105.25%
2008........................................................     103.50%
2009........................................................     101.75%
2010 and thereafter.........................................     100.00%
------------------------------------------------------------------------

Unless National Waterworks defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If less than all of the notes are to be redeemed, the procedures described below under "--Selection and notice" will apply.

NO MANDATORY REDEMPTION OR SINKING FUND

National Waterworks is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

If a Change of Control occurs and National Waterworks does not exercise its option to redeem the notes, each Holder of notes will have the right to require National Waterworks to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control offer on the terms set forth in the indenture (a "Change of Control Offer"). In the Change of Control Offer, National Waterworks will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, National Waterworks will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. National Waterworks will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, National Waterworks will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, National Waterworks will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by National Waterworks.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

In the event that at the time of the Change of Control the terms of any agreement governing Senior Debt of National Waterworks or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of notice to Holders of notes provided for above, but in any event within 60 days following a Change of Control, National Waterworks will either:

       - repay all outstanding Senior Debt or offer to repay all such Senior Debt and repay the Indebtedness of each lender who has accepted the offer or,

       - obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant.

National Waterworks will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If National Waterworks does not obtain such consents or repay such Indebtedness, National Waterworks will remain prohibited from purchasing the notes pursuant to this covenant. In such event, National Waterworks' failure to make the offer to purchase pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to the Holders of the notes.

The provisions described above that require National Waterworks to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that National Waterworks repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

National Waterworks will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by National Waterworks and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of National Waterworks and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require National Waterworks to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of National Waterworks and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving National Waterworks and Holdings by increasing the capital required to effectuate such transactions.

ASSET SALES

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) National Waterworks (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or by any other person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by National Waterworks' Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee promptly after the consummation of such Asset Sale; and

(3) at least 75% of the consideration received in the Asset Sale by National Waterworks or such Restricted Subsidiary is in the form of (A) cash or Cash Equivalents, (B) all or substantially all of the assets of one or more Permitted Business Units, (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of National Waterworks, or (D) any combination of the items referred to in clauses (A) through (C) above. For purposes of this provision, each of the following will be deemed to be cash:

        (a) any liabilities, as shown on National Waterworks' or such Restricted Subsidiary's most recent balance sheet, of National Waterworks or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any subsidiary guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases National Waterworks or such Restricted Subsidiary from further liability;

        (b) any securities, notes or other obligations received by National Waterworks or any such Restricted Subsidiary from such transferee that are promptly converted by National Waterworks or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

        (c) any Designated Non-cash Consideration received by National Waterworks or any of its Restricted Subsidiaries in the Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause
            (c) that is at the time outstanding, not to exceed $5.0 million (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, National Waterworks (or such Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to acquire all or substantially all of the assets of one or more Permitted Business Units;

(4) to make a capital expenditure; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business;

it being understood that National Waterworks may apply Net Proceeds received by any of its Restricted Subsidiaries in any of the foregoing manners and any Restricted Subsidiary of National Waterworks may apply Net Proceeds received by National Waterworks or another Restricted Subsidiary of National Waterworks in any of the foregoing manners.

Pending the final application of any Net Proceeds, National Waterworks may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." On the 366th day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $15.0 million, National Waterworks will make an Asset Sale offer to all Holders of notes and all holders of any other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds (an "Asset Sale Offer"). National Waterworks will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required under applicable law. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, National Waterworks may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered notes and pari passu Indebtedness, if any. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

National Waterworks will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, National Waterworks will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing all of National Waterworks' outstanding Senior Debt currently restrict National Waterworks from purchasing notes, and also provide that certain change of control or asset sale events with respect to National Waterworks would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which National Waterworks becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when National Waterworks is prohibited from purchasing notes, National Waterworks could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition, neither of which may be possible. If National Waterworks does not obtain such a consent or repay such borrowings, National Waterworks will remain prohibited from purchasing notes. In such case, National Waterworks' failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under such Senior Debt. See "Risk Factors--Risks Related to the Notes--We may not be able to repurchase the notes upon a change of control." In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each

Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend on, or make any other payment or distribution on account of, National Waterworks' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving National Waterworks or any of its Restricted Subsidiaries) or to the direct or indirect holders of National Waterworks' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (in each case, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of National Waterworks or (b) to National Waterworks or a Restricted Subsidiary of National Waterworks);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving National Waterworks) any Equity Interests of National Waterworks or any direct or indirect parent of National Waterworks held by Persons other than National Waterworks or a Restricted Subsidiary of National Waterworks;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the subsidiary guarantees, except a payment of interest or principal at the Stated Maturity thereof (other than:

(A) the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition, and

(B) intercompany Indebtedness described in clause (6) of the second paragraph of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) National Waterworks would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock;" and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by National Waterworks and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

    (a) 50% of the Consolidated Net Income of National Waterworks for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of National Waterworks' most recently ended fiscal quarter for which consolidated financial statements of National Waterworks are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

    (b) 100% of the aggregate Net Cash Proceeds received by National Waterworks subsequent to the date of the indenture (i) as a contribution to its common equity capital or (ii) from the issue or sale of Equity Interests of National Waterworks (other than Disqualified Stock) or (iii) as a result of the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of National Waterworks or any Restricted Subsidiary of National Waterworks that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of National Waterworks), except any Net Cash Proceeds that have been utilized for any other purpose under this covenant (other than pursuant to clause (12) below), plus

    (c) 100% of the fair market value, as determined in good faith by the Board of Directors of National Waterworks, such determination to be conclusive and evidenced by an Officer's Certificate delivered to the trustee, of any Permitted Business (including Capital Stock of a Permitted Business that is or becomes a Restricted Subsidiary) received by National Waterworks or a Restricted Subsidiary of National Waterworks as consideration for the issuance by National Waterworks subsequent to the date of the indenture of Capital Stock (other than Disqualified Stock) of National Waterworks or as a contribution to the common equity capital of National Waterworks, plus

    (d) to the extent that National Waterworks or a Restricted Subsidiary of National Waterworks receives cash in respect of any Restricted Investment that was made subsequent to the date of the indenture, the lesser of (i) the amount of cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

    (e) to the extent that any Unrestricted Subsidiary of National Waterworks is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of National Waterworks' Investment in such Subsidiary as of the date of such redesignation and
        (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

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The preceding provisions will not prohibit:

 (1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration the dividend payment or other distribution would have complied with the provisions of the indenture;

 (2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment with the Net Cash Proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary of National Waterworks) of Equity Interests of National Waterworks (other than Disqualified Stock) or contribution to the common equity capital of National Waterworks to the extent not previously utilized for any other purpose under this covenant;

 (3) so long as no Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, defeasance or other acquisition of subordinated Indebtedness of National Waterworks or any Restricted Subsidiary of National Waterworks, in exchange for, or with the net cash proceeds from a substantially concurrent issuance or sale of, Permitted Refinancing Indebtedness;

 (4) the payment of any dividend by a Restricted Subsidiary of National Waterworks to the holders of its Equity Interests on a pro rata basis;

 (5) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends, other distributions or amounts to Holdings in amounts equal to the amounts expended by Holdings to purchase, repurchase, retire or otherwise acquire for value Equity Interests of Holdings owned by employees, former employees, directors, former directors, consultants or former consultants of Holdings, National Waterworks or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employees, former employees, directors, former directors, consultants or former consultants); provided, however, that the aggregate amount paid, loaned or advanced to Holdings pursuant to this clause (5) will not, in the aggregate, exceed $3.0 million per fiscal year of National Waterworks (with amounts not used in any fiscal year carried forward to the next fiscal year and no further), plus the net proceeds of any key person life insurance received by National Waterworks after the date of the indenture, plus amounts contributed by Holdings to the common equity capital of National Waterworks after the closing date as a result of the sale of Capital Stock (other than Disqualified Stock) to employees, officers, directors and consultants to the extent not previously utilized for any other purpose under this covenant;

 (6) the payment of any dividends, distributions or other advances by National Waterworks to Holdings to permit Holdings to pay franchise taxes and other fees and expenses required to maintain its existence and to provide for all other actual operating costs of Holdings, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, of up to $1.0 million per fiscal year;

 (7) the repurchase of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible securities to the extent the shares of such Capital Stock represent a portion of the exercise price of such options, warrants or convertible securities;

 (8) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of National Waterworks or preferred stock of its Restricted Subsidiaries

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     issued after the date of the indenture pursuant to the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock;"

 (9) any payments made, or the performance of any of the transactions contemplated, in connection with the Acquisition and the financing thereof and described in this prospectus under the headings "Management" and "Certain relationships and related party transactions;"

(10) so long as no Default has occurred and is continuing or would be caused thereby, any redemption, repurchase, retirement, defeasance or other acquisition for value of Disqualified Stock of National Waterworks or a Restricted Subsidiary made by exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Disqualified Stock of National Waterworks or such Restricted Subsidiary, as the case may be; provided that any such new Disqualified Stock is issued by the issuer of the Disqualified Stock being redeemed, repurchased, retired, defeased or otherwise acquired for value and that such new Disqualified Stock is issued pursuant to the covenant described below under the caption "--Incurrence of indebtedness and issuance of preferred stock;"

(11) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture; or

(12) so long as no Default has occurred and is continuing or would be caused thereby, the payment of dividends on National Waterworks' common stock (or dividends, distributions or advances to Holdings or any other direct or indirect parent of National Waterworks to allow Holdings or such other direct or indirect parent to pay dividends on its common stock), following the first public offering of National Waterworks' common stock (or of Holding's or such other direct or indirect parent's common stock, as the case may be) after the date of the indenture, of, whichever is earlier, (i) in the case of the first public offering of National Waterworks' common stock, up to 6% per annum of the Net Cash Proceeds received by National Waterworks in such public offering or (ii) in the case of the first public offering of Holdings' or such other direct of indirect parent's common stock, up to 6% per annum of the amount contributed by Holdings (or contributed directly or indirectly by such other direct or indirect parent, as the case may be) to National Waterworks from the Net Cash Proceeds received by Holdings or such other direct or indirect parent in such public offering.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by National Waterworks or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by National Waterworks' Board of Directors, whose determination with respect thereto shall be conclusive, and evidenced by a resolution to be delivered to the trustee. For the avoidance of doubt, the transactions consummated pursuant to the Acquisition Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreement, the Stockholders Agreement, the Tax Sharing Agreement, the Registration Rights Agreement, the Management Agreement, the Subscription and Stock Purchase Agreement and the Fee Agreement will be addressed under the covenant below described under the caption "--Transactions with affiliates" and will not be considered to be Restricted Payments.

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INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and National Waterworks will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that National Waterworks or any Guarantor may incur Indebtedness (including Acquired Debt), National Waterworks may issue Disqualified Stock and any Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for National Waterworks' most recently ended four full fiscal quarters for which consolidated financial statements are publicly available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by National Waterworks or any Guarantor of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of National Waterworks and the Guarantors thereunder) not to exceed the $325.0 million less

       (A) the aggregate amount of all Net Proceeds of Asset Sales applied by National Waterworks or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, pursuant to the covenant described above under the caption "--Repurchase at the option of holders--Asset sales" and less

       (B) the amount of Indebtedness incurred and outstanding in connection with a Qualified Receivables Transaction pursuant to clause (13) of this paragraph;

    (2) the incurrence by National Waterworks of Existing Indebtedness;

    (3) the incurrence by National Waterworks of Indebtedness represented by the notes to be issued on the date of the indenture and the Exchange Notes to be issued pursuant to the registration rights agreement and the incurrence by any Guarantor of Indebtedness represented by any subsidiary guarantee related to the notes or the Exchange Notes;

    (4) the incurrence by National Waterworks or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (including borrowings under a Credit Facility) or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction, development, maintenance, upgrade or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of National Waterworks or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance

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       or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, $15 million;

(5) the incurrence by National Waterworks or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (15) of this paragraph;

(6) the incurrence by National Waterworks or any of its Restricted Subsidiaries of intercompany Indebtedness between or among National Waterworks and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that:

    (a) if National Waterworks or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of National Waterworks, or the subsidiary guarantee, in the case of a Guarantor; and

    (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than National Waterworks or a Restricted Subsidiary of National Waterworks and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either National Waterworks or a Restricted Subsidiary of National Waterworks; will be deemed, in each case, to constitute an incurrence of such Indebtedness by National Waterworks or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) shares of preferred stock of a Restricted Subsidiary issued to National Waterworks or another Restricted Subsidiary; provided that any subsequent transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to National Waterworks or any another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of preferred stock;

(8) the incurrence by National Waterworks or any Guarantor of Hedging Obligations in the ordinary course of business or as may be required in connection with any Senior Debt and not for speculative purposes;

(9) the guarantee by National Waterworks or any Guarantor of Indebtedness of National Waterworks or a Guarantor that was permitted to be incurred by another provision of this covenant;

(10) Indebtedness of National Waterworks or any of its Restricted Subsidiaries in respect of workers' compensation claims, self-insurance obligations, indemnities, performance bonds, bankers' acceptances, letters of credit and surety, appeal or similar bonds provided by National Waterworks or any of its Restricted Subsidiaries in the ordinary course of business and, in any such case, any reimbursement obligations in connection therewith;

(11) Indebtedness of National Waterworks or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease all outstanding notes in full as described below under the covenant "--Legal defeasance and covenant defeasance;"

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    (12) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection or overdraft protection in the ordinary course of business;

    (13) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction; provided that such Indebtedness is non-recourse to National Waterworks or any of its Restricted Subsidiaries (except to the extent of customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction);

    (14) obligations of National Waterworks and its Restricted Subsidiaries arising from agreements of National Waterworks or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of National Waterworks in accordance with the terms of the indenture, other than Guarantees by National Waterworks or any Restricted Subsidiary of National Waterworks of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of National Waterworks for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of National Waterworks of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by National Waterworks and its Restricted Subsidiaries in connection with such disposition; and

    (15) the incurrence by National Waterworks or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by National Waterworks of Disqualified Stock or the issuance by a Restricted Subsidiary of preferred stock in an aggregate principal amount or liquidation preference at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (15), not to exceed $30.0 million.

For purposes of determining compliance with this "Incurrence of indebtedness and issuance of preferred stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, National Waterworks will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on November 22, 2002, the date on which notes were first issued and authenticated under the indenture, will initially be deemed to have been incurred pursuant to clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest and dividends on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will

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not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified
Stock or preferred stock for purposes of this covenant.

NO SENIOR SUBORDINATED DEBT

National Waterworks will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of National Waterworks and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's subsidiary guarantee.

LIENS

National Waterworks will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to National Waterworks or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to National Waterworks or any of its Restricted Subsidiaries;

    (2) make loans or advances to National Waterworks or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to National Waterworks or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacements or refinancings of any of the foregoing, provided that the amendments, modifications, restatements, renewals, increases, extensions, supplements, refundings, replacement or refinancings of such instrument are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

    (2) the indenture, the notes and the subsidiary guarantees;

    (3) applicable law or any applicable rule or regulation;

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    (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by National Waterworks or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

    (5) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

    (6) purchase money obligations for property acquired in the ordinary course of business that restrict the transfer of such property; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition of such assets or Restricted Subsidiary;

    (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

    (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenants described above under the caption "--Liens" and "--Incurrence of indebtedness and issuance of preferred stock" that limit the right of the debtor to dispose of or transfer the assets subject to such Liens;

   (10) any transfer of, agreement to transfer, or option or right with respect to, any property or assets of National Waterworks or any Restricted Subsidiary not otherwise prohibited by the indenture;

   (11) provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

   (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

   (13) Indebtedness permitted to be incurred pursuant to clause (4) of the second paragraph of the covenant described under "--Incurrence of indebtedness and issuance of preferred stock" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

   (14) net worth provisions in leases and other agreements entered into by National Waterworks or any Restricted Subsidiary in the ordinary course of business;

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   (15) Indebtedness or other contractual requirements of a Receivables
        Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; and

   (16) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under "--Incurrence of indebtedness and issuance of preferred stock," provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness, taken as a whole, are not materially more restrictive to National Waterworks, as determined by the Board of Directors of National Waterworks in their reasonable and good faith judgment, than the provisions contained in the Credit Agreement or the indenture as in effect on the date of the indenture.

        MERGER, CONSOLIDATION OR SALE OF ASSETS

National Waterworks may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not National Waterworks is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of National Waterworks and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

    (1) either: (a) National Waterworks is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than National Waterworks) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Restricted Subsidiary that is a corporation organized or existing under the laws of the United Sates, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

    (2) the Person formed by or surviving any such consolidation or merger (if other than National Waterworks) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of National Waterworks under the notes, the indenture and the Exchange and Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

    (3) immediately after such transaction no Default or Event of Default exists; and

    (4) National Waterworks or the Person formed by or surviving any such consolidation or merger (if other than National Waterworks), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of indebtedness and issuance of preferred stock."

Notwithstanding clauses (3) and (4) of the preceding paragraph, National Waterworks may merge or consolidate with a Restricted Subsidiary incorporated solely for the purpose of organizing National Waterworks in another jurisdiction.

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In addition, National Waterworks may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, consolidation or sale of assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among National Waterworks and any of its Restricted Subsidiaries.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by National Waterworks and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted payments" or Permitted Investments, as determined by National Waterworks. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

TRANSACTIONS WITH AFFILIATES

National Waterworks will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

    (1) the Affiliate Transaction is on terms that are no less favorable to National Waterworks or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by National Waterworks or such Restricted Subsidiary with an unrelated Person; and

    (2) National Waterworks delivers to the trustee:

       (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors in good faith; and

       (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

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The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement entered into by National Waterworks or any of its Restricted Subsidiaries in the ordinary course of business;

     (2) transactions between or among National Waterworks and/or its Restricted Subsidiaries;

     (3) transactions with a Person that is an Affiliate of National Waterworks solely because National Waterworks owns an Equity Interest in, or controls, such Person;

     (4) payment of reasonable directors fees to Persons who are not employees of Holdings, National Waterworks or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by National Waterworks or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of National Waterworks and its Restricted Subsidiaries;

     (5) sales, grants, awards or issuances of Equity Interests (other than Disqualified Stock), including the exercise of options and warrants, to Affiliates, officers, directors or employees of National Waterworks or any contribution to the common equity capital of National Waterworks by Affiliates of National Waterworks;

     (6) transactions involving National Waterworks or any of its Restricted Subsidiaries, on the one hand, and JPMorgan Securities Inc., JPMorgan Chase Bank or Chase Lincoln First Commercial Corp. on the other hand, in connection with the offering of the old notes, the Acquisition and transactions related thereto, the Credit Agreement and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, which payments are approved by a majority of the disinterested members of the Board of Directors in good faith;

     (7) as long as National Waterworks is a member of a consolidated (or combined) group filing a consolidated (or combined) return of which Holdings is the parent, payments pursuant to the tax allocation agreement as in effect on the date of the indenture (or as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement, taken as a whole, is no less favorable to the Holders than the contract or agreement as in effect on the date of the indenture) to permit Holdings to pay taxes that are then due and owing and are attributable to the operations of National Waterworks;

     (8) Restricted Payments and Permitted Investments (other than Permitted Investments contemplated by clause (15) of the definition of "Permitted Investments") that are permitted by the provisions of the indenture described above under the caption "--Restricted payments;"

     (9) transactions effected as part of a Qualified Securitization Transaction permitted under the covenant described above under the caption "--Incurrence of indebtedness and issuance of preferred stock;"

    (10) the existence or performance by National Waterworks or any of its Restricted Subsidiaries of the provisions of the Acquisition Agreement, the Credit Agreement, the Purchase Agreement, the Exchange and Registration Rights Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Subscription and Stock

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        Purchase Agreement, the Fee Agreement and any other agreements (other than the Management Agreement, which is addressed in clause (11) below) described under the caption "Management" or "Certain relationships and related party transactions" or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture; and

    (11) so long as no Default has occurred and is continuing or would be caused thereby, the existence or performance by National Waterworks or any of its Restricted Subsidiaries of the provisions of the Management Agreement described under "Certain relationships and related party transactions" or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the date of the indenture.

FUTURE SUBSIDIARY GUARANTEES

If National Waterworks or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary or if any Restricted Subsidiary becomes a Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary (other than a Receivables Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created or became a Domestic Subsidiary, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Domestic Subsidiary without rendering the subsidiary guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

BUSINESS ACTIVITIES

National Waterworks will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to National Waterworks and its Restricted Subsidiaries taken as a whole.

REPORTS

Whether or not required by the Securities and Exchange Commission (the "SEC"), so long as any notes are outstanding, National Waterworks will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if National Waterworks were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by National Waterworks' certified independent accountants; and

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(2) all current reports that would be required to be filed with the SEC on Form
    8-K if National Waterworks were required to file such reports;

provided, however, if the registration statement of which this prospectus is a part, as declared effective by the SEC, includes audited financial statements of National Waterworks for the year ending December 31, 2002, then the first such reports required to be filed and furnished to the Holders of the notes by National Waterworks following the issue date of the notes shall be the Form 10-Q for the quarter ending March 31, 2003. In addition, if at any time Holdings becomes a Guarantor of the notes (there being no obligation of Holdings to do so) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the notes pursuant to this covenant may, at the option of National Waterworks, be filed by and be those of Holdings rather than National Waterworks.

In addition, following the consummation of the exchange offer, whether or not required by the SEC, National Waterworks will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, National Waterworks and its Restricted Subsidiaries have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the notes, including in connection with an Asset Sale Offer or a Change of Control Offer, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by National Waterworks or any of its Restricted Subsidiaries to comply with the provisions described under the caption "--Certain covenants--Merger, consolidation or sale of assets;"

(4) failure by National Waterworks or any of its Restricted Subsidiaries to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any obligations under the covenants described under "--Repurchase at option of holders--Change of control" and "--Repurchase at option of holders--Asset sales" (in each case, other than a failure to purchase notes, which is covered by clause (2) above), "--Certain covenants--Restricted payments" and "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock" above;

(5) failure by National Waterworks or any of its Restricted Subsidiaries for 60 days after written notice (specifying the default and demanding that the same be remedied) to comply with any of the other agreements in the notes, the indenture or the subsidiary guarantees;

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(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

     (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness within any applicable grace period provided in such Indebtedness (a "Payment Default"); or

     (b) results in the acceleration of such Indebtedness prior to its expressed maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness contemplated by clause (a) or (b) above, aggregates $15.0 million or more and such default continues for 10 days after receipt of the written notice (specifying the default and demanding that the same be remedied) referred to below;

(7) failure by National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of $15.0 million (net of any amounts covered by insurance or pursuant to which National Waterworks is indemnified or for which payments are guaranteed in accordance with the Acquisition Agreement, to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the indenture, any guarantee of a Guarantor that is a Significant Subsidiary or the guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, any group of Guarantors that, taken together, would constitute a Significant Subsidiary or any Person acting on behalf of any such Guarantor or group, shall deny or disaffirm its obligations under its subsidiary guarantee and such default continues for ten days after receipt of the notice specified in the indenture; and

(9) certain events of bankruptcy, insolvency or reorganization with respect to National Waterworks, any of its Significant Subsidiaries or any group of Restricted Subsidiaries of National Waterworks that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to National Waterworks, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) the acceleration of any Indebtedness under the Credit Agreement or (2) five business days after receipt by National Waterworks of written notice of such
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acceleration. A default under clauses (4), (5), (6) or (8) will not constitute an Event of Default until the trustee notifies National Waterworks or the Holders of at least 25% in aggregate principal amount of the outstanding notes notify National Waterworks and the trustee of the default and National Waterworks or its Subsidiary, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (8) after receipt of such notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Special Interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium and Special Interest, if any, on, or the principal of, the notes.

National Waterworks is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, National Waterworks is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of National Waterworks or any Guarantor, as such, will have any liability for any obligations of National Waterworks or the Guarantors under the notes, the indenture, the subsidiary guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

National Waterworks may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their subsidiary guarantees ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from the trust referred to below;

    (2) National Waterworks' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of National Waterworks and the Guarantors; and

    (4) the Legal Defeasance provisions of the indenture.

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

In addition, National Waterworks may, at its option and at any time, elect to have the obligations of National Waterworks and the Guarantors released with respect to:

    (1) the covenants described under "--Certain covenants" (other than "--Merger, consolidation or sale of assets") and "--Repurchase at Option of Holders;" and

    (2) the operation of the default provisions specified in clauses (3) (with respect to an Asset Sale Offer or a Change of Control Offer only), (4),
        (5), (6), (7) and, with respect to Significant Subsidiaries only, clause
        (9) described above under "--Events of Defaults and Remedies" and the limitations contained in clause (4) under the first paragraph of "--Merger, consolidation or sale of assets" above (collectively, "Covenant Defeasance").

National Waterworks may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If National Waterworks exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect to the notes. If National Waterworks exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause
(3) (with respect to an Asset Sale Offer or a Change of Control Offer only),
(4), (5), (6), (7) or (9) (with respect to Significant Subsidiaries or a group which constitutes a Significant Subsidiary only) under "Events of default" above or because of the failure of National Waterworks to comply with clause (4) under "Certain covenants--Merger and consolidation" above.

In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) National Waterworks must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and National Waterworks must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, National Waterworks must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) National Waterworks has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, National Waterworks must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

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    (4) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which National Waterworks or any of its Subsidiaries is a party or by which National Waterworks or any of its Subsidiaries is bound;

    (6) National Waterworks must deliver to the trustee an officers' certificate stating that the deposit was not made by National Waterworks with the intent of preferring the Holders of notes over the other creditors of National Waterworks with the intent of defeating, hindering, delaying or defrauding creditors of National Waterworks or others; and

    (7) National Waterworks must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next three succeeding paragraphs, the indenture, the notes and the subsidiary guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes (including any Additional Notes, if any) then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes or the subsidiary guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

     (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the option of holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in money other than that stated in the notes;

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     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the option of holders");

     (8) release any Guarantor from any of its obligations under its subsidiary guarantee or the indenture, except in accordance with the terms of the indenture;

     (9) make any change in the preceding amendment and waiver provisions; or

    (10) impair the right of any Holder to receive payment of principal of, and interest or any Special Interest on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of notes, National Waterworks, the Guarantors and the trustee may amend or supplement the indenture or the notes or the subsidiary guarantees:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of National Waterworks' or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of National Waterworks' or a Guarantor's assets;

    (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

    (5) to add a Guarantor;

    (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

    (7) to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Debt of National Waterworks (or any representative thereof) under such subordination provisions;

    (8) to secure the notes and the subsidiary guarantees; or

    (9) to provide for the issuance of Additional Notes in accordance with the terms of the indenture.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Debt of National Waterworks or any Guarantor then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent to such change.

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SATISFACTION AND DISCHARGE

The indenture will be discharged and will cease to be of further effect as to all notes and the subsidiary guarantees issued thereunder, when:

    (1) either:

       (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to National Waterworks, have been delivered to the trustee for cancellation; or

       (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and National Waterworks or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which National Waterworks or any Guarantor is a party or by which National Waterworks or any Guarantor is bound;

    (3) National Waterworks or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

    (4) National Waterworks has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, National Waterworks must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of National Waterworks or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights

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or powers under the indenture at the request of any Holder of notes, unless such
Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

Anyone who receives this prospectus may obtain a copy of the indenture and the exchange and registration rights agreement without charge by writing to National Waterworks, Inc., 200 West Highway 6, Suite 620, Waco, Texas 76712, Attention:
Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

GLOBAL NOTES

The exchange notes will initially be represented by one or more permanent definitive registered notes in global form, without interest coupons. Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or for the accounts of Euroclear and Clearstream, as the case may be.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

        -- upon deposit of the global notes with DTC's custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants that participated in the exchange offer; and

        -- ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

All interests in the global notes will be subject to the operations and procedures of DTC, including those held through Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

        -- a limited purpose trust company organized under the laws of the State of New York,

        -- a "banking organization" within the meaning of New York Banking law,

        --   a member of the Federal Reserve System,

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        --   a "clearing corporation" within the meaning of the Uniform
             Commercial Code, as amended, and

        --   a "clearing agency" registered pursuant to the provisions of
             Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

        -- will not be entitled to have notes represented by the global note registered in their names;

        -- will not receive or be entitled to receive physical delivery of certificated notes; and

        -- will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each holder owning a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither us nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes.

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC's nominee as the registered holder of the

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global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participants to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or modified at any time. None of National Waterworks, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

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CERTIFICATED NOTES

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

        -- DTC notifies National Waterworks at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

        -- DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days;

        -- in the case of a note held for an account of Euroclear or Clearstream, Euroclear or Clearstream, as the case may be, is closed for business for a continuous period of 14 days, other than by reason of statutory or other holidays, or announces an intention permanently to cease business or does in fact do so; or

        -- there shall have occurred and be continuing an Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange will be effected only through the DWAC System and an appropriate adjustment will be made in the records of the Security Register to reflect a decrease in the principal amount of the relevant global note.

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Acquisition" means the purchase by National Waterworks of substantially all of the assets and businesses of, and the assumption of certain liabilities and obligations of, U.S. Filter Distribution Group, Inc. which occurred on the date of the indenture.

"Acquisition Agreement" means that certain Asset Purchase Agreement, dated as of September 12, 2002, by and among United States Filter Corporation, U.S. Filter Distribution Group, Inc. and Blue Acquisition Corp. (which has subsequently changed its name to National Waterworks, Inc.).

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the

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possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings. No Person (other than National Waterworks or any Subsidiary of National Waterworks) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of National Waterworks or any of its Subsidiaries solely by reason of such Investment.

"Applicable Premium" means, with respect to any note on any applicable redemption date, the greater of:

    (1) 1.0% of the then outstanding principal amount of the note; and

    (2) the excess of:

       (a) the present value at such redemption date of (i) the redemption price of the note at December 1, 2007 (such redemption price being set forth in the table appearing above under the caption "--Optional redemption") plus (ii) all required interest payments due on the note through December 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

       (b) the then outstanding principal amount of the note.

"Asset Sale" means:

    (1) the sale, lease (other than an operating lease entered into in the ordinary course of business), conveyance or other disposition of any assets or rights of National Waterworks or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of National Waterworks and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the option of holders--Change of control" and/or the provisions described above under the caption "--Certain covenants--Merger, consolidation or sale of assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests in any of National Waterworks' Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than National Waterworks or a Restricted Subsidiary).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets or rights having a fair market value of less than $2.0 million;

    (2) a transfer of assets between or among National Waterworks and its Restricted Subsidiaries,

    (3) an issuance of Equity Interests by a Restricted Subsidiary to National Waterworks or to another Restricted Subsidiary;

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    (4) the sale or lease of inventory or accounts receivable in the ordinary course of business or accounts receivable in connection with the compromise, settlement or collection thereof;

    (5) the sale or disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of National Waterworks' business;

    (6) the sale or other disposition of cash or Cash Equivalents;

    (7) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (7), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of National Waterworks entered into as part of a Qualified Receivables Transaction; or

    (8) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain
        Covenants--Restricted Payments."

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"Board of Directors" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership or limited liability company, the managing general partner or partners or the managing member or members or any controlling committee of partners or members, as applicable; and

    (3) with respect to any other Person, any similar governing body.

"Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Capital Stock" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

    (3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition rated "A" or better from either of Moody's Investors Service Inc. or Standard & Poor's Rating Services;

    (4) certificates of deposit, time deposits and eurodollar time deposits or bankers acceptances' with maturities of one year or less from the date of acquisition, and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500.0 million;

    (5) repurchase obligations with a term of not more than six months for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

    (6) commercial paper rated at the time of acquisition thereof at least A-1 or the equivalent by Moody's Investors Service, Inc. or at least P-1 or the equivalent by Standard & Poor's Rating Services (or carrying an equivalent rating by a nationally recognized rating agency if both the two named agencies cease publishing ratings of investments) and in each case maturing within one year after the date of acquisition; and

    (7) interests in investment companies or money market funds at least 95% of the assets of which constitute cash and Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

"Change of Control" means the occurrence of any of the following:

    (1) (A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, the first day on which Holdings ceases to own 100% of the outstanding Voting Stock of National Waterworks, and
        (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings' Capital Stock, the first day on which Holdings ceases to own 100% of the outstanding Voting Stock of National Waterworks or (ii) if such public offering is of National Waterworks' Capital Stock, the date on which any person (as defined in clause (2) below), other than the Permitted Holders or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of National Waterworks, measured by voting power rather than number of shares;

    (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or

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        substantially all of the properties or assets of National Waterworks and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder or a Permitted Group;

    (3) the adoption of a plan relating to the liquidation or dissolution of Holdings or National Waterworks;

    (4) (A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares, and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings' Capital Stock, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares, or (ii) if such public offering is of National Waterworks' Capital Stock, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than a Permitted Holder or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings or National Waterworks, as the case may be, in each case measured by voting power rather than number of shares;

    (5) (A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings' Capital Stock, the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors, or (ii) if such public offering is of National Waterworks' Capital Stock, the first day on which a majority of the members of the Board of Directors of National Waterworks are not Continuing Directors; or

    (6) (A) prior to the first public offering of Capital Stock of either Holdings or National Waterworks, Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) after the first public offering of Capital Stock of either Holdings or National Waterworks, (i) if such public offering is of Holdings' Capital Stock, Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings or such other Person is converted into or exchanged for cash, securities or

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        other property, other than any such transaction where the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), or
        (ii) if such public offering is of National Waterworks' Capital Stock, National Waterworks consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, National Waterworks, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of National Waterworks or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of National Waterworks outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

"Clearstream" means Clearstream Banking, Societe Anonyme (formerly known as Cedelbank).

"Commodity Price Protection Agreement" means with respect to any Person any forward contract, commodity swap, commodity option or other similar agreement or arrangement relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

"Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

    (1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

    (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

    (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

    (4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

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"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

    (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions or the making of loans or intercompany advances by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

    (3) any net gain or loss realized upon the sale or other disposition of any asset of such Person or its Restricted Subsidiaries (including pursuant to a Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any net gain or loss realized upon the sale or other disposition of any Equity Interest of any Person will be excluded;

    (4) any extraordinary gain or loss will be excluded;

    (5) any noncash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards will be excluded;

    (6) any non-recurring fees, charges or other expenses made or incurred in connection with the Acquisition and the transactions contemplated thereby within 180 days of the date of the indenture will be excluded;

    (7) the cumulative effect of a change in accounting principles will be excluded;

    (8) for purposes of the covenant described under the caption "--Restricted payments" only, the total amount of cash tax savings generated during the applicable period attributable to the depreciation and amortization resulting from the step-up in the basis for tax purposes of the assets acquired in the Acquisition (including, without limitation, intangible assets such as goodwill) will be added to "Consolidated Net Income" so long as such addition will not result in double-counting; and

    (9) any non-cash goodwill impairment charges subsequent to the date of the Indenture resulting from the application of SFAS No. 142 will be excluded.

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"Continuing Directors" means, as of any date of determination, any member of the
Board of Directors of Holdings who:

    (1) was a member of such Board of Directors on the date of the indenture; or

    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

    (3) was nominated for election or appointed to such Board of Directors by a Permitted Holder or a Permitted Group.

"Credit Agreement" means that certain Credit Agreement, dated as of November 22, 2002 by and among National Waterworks, Holdings, UBS AG, Stamford Branch, JPMorgan Securities Inc., Goldman Sachs Credit Partners L.P. and the lenders from time to time thereunder, providing for up to $250.0 million of term loans and $75.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, renewed, refunded, replaced, restructured, restated or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of National Waterworks as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

"Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of National Waterworks as additional borrowers or guarantors thereunder).

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements, futures contract, options contract, synthetic cap or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary for the purpose of hedging foreign currency risk.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Designated Noncash Consideration" means the fair market value of noncash consideration received by National Waterworks or one or more of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of valuation.

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"Designated Senior Debt" means:

    (1) any Indebtedness outstanding under the Credit Agreement; and

    (2) any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by National Waterworks as "Designated Senior Debt."

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable or exercisable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than an event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that any class of Capital Stock that, by its terms, authorizes the issuer thereof to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such issuer satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require National Waterworks to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that National Waterworks may not repurchase or redeem any such Capital Stock pursuant to such provisions unless National Waterworks has first complied with the provisions described above under the caption "--Repurchase at option of holders."

"Domestic Subsidiary" means any Restricted Subsidiary of National Waterworks that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of National Waterworks.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means a public or private sale for cash of Capital Stock (other than Disqualified Stock).

"Euroclear" means Euroclear Banking S.A./N.V.

"Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement, dated as of November 22, 2002 among National Waterworks and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time, and, with respect to any additional notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by National Waterworks to the purchasers of additional notes to register such additional notes under the Securities Act.

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"Existing Indebtedness" means the Indebtedness of National Waterworks (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

"Fee Agreement" means that certain Fee Agreement, dated as of September 30, 2002, by and among National Waterworks, THL Managers V, LLC and J.P. Morgan Partners, LLC.

"Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

    (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

    (4) commissions, discounts, yield and other financing fees and financing charges incurred in connection with any transaction (including, without limitation, a Qualified Receivables Transaction) pursuant to which such Person or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Qualified Receivables Transaction;" plus

    (5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of National Waterworks (other than Disqualified Stock) or to National Waterworks or a Restricted Subsidiary of National Waterworks, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock of such Person or preferred stock of a Restricted Subsidiary of such Person subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or

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redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act and may include operating expense reductions (net of continuing associated expenses but excluding non-recurring associated expenses) for such period resulting from the acquisition which is being given pro forma effect to that either (a) would be permitted pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or at the time of determination are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that such adjustments shall be calculated on an annualized basis and will be set forth in an Officers' Certificate signed by National Waterworks' chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Board of Directors. Any such Officer's Certificate will be provided to the trustee if National Waterworks incurs any Indebtedness or takes any other action under the indenture in reliance thereon;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

In addition, to the extent not covered by the foregoing, if the Acquisition has occurred in the four-quarter period used to determine the Fixed Charge Coverage Ratio, then the Fixed Charge Coverage Ratio shall be determined giving pro forma effect to the Acquisition on the same basis given in this prospectus.

If any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the date of determination in excess of 12 months).

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"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

"Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Guarantors" means:

    (1) each of National Waterworks' Domestic Subsidiaries, if any; and

    (2) any other Subsidiary that executes a subsidiary guarantee in accordance with the provisions of the indenture and their respective successors and assigns.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

    (2) any Currency Agreement or Commodity Price Protection Agreement; and

    (3) other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

"Holdings" means National Waterworks Holdings, Inc.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

    (1) in respect of borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) in respect of banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) representing the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

    (6) amounts outstanding and other obligations of such Person in respect of a Qualified Receivables Transaction; or

    (7) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

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and (ii) to the extent not otherwise included, the Guarantee by the specified
Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

    (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

In addition, for purposes of determining the outstanding principal amount of any particular Indebtedness incurred pursuant to the covenant described above under "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock":

    (1) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be double-counted;

    (2) the principal amount of any Disqualified Stock of National Waterworks or preferred stock of a Restricted Subsidiary of National Waterworks shall be the greater of the maximum mandatory redemption or purchase price (not including, in either case, any redemption or purchase premium) or the maximum liquidation preference; and

    (3) the principal amount of Indebtedness, Disqualified Stock of National Waterworks or preferred stock of a Restricted Subsidiary of National Waterworks issued at a price less than the principal amount thereof, maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If National Waterworks or any Restricted Subsidiary of National Waterworks sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of National Waterworks such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of National Waterworks, National Waterworks will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain covenants--Restricted payments."

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any

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filing of or agreement to give any financing statement under the Uniform
Commercial Code (or equivalent statutes) of any jurisdiction.

"Management Agreement" means that certain Management Agreement dated as of November 22, 2002, by and among National Waterworks, THL Managers V, LLC, and J.P. Morgan Partners, LLC.

"Net Cash Proceeds" with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

"Net Proceeds" means the aggregate cash proceeds received by National Waterworks or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any Asset Sale), net of the direct costs, fees and expenses relating to such Asset Sale, including, without limitation:

    (1) legal, accounting and investment banking fees and all other professionals' and advisors' fees;

    (2) sales commissions, title and recording expenses and any relocation expenses incurred as a result of the Asset Sale;

    (3) taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

    (4) amounts required to be applied to the repayment of Indebtedness (including all interest, premium, penalties, breakage, indemnities and fees in connection therewith), other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale;

    (5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

    (6) any appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Sale and retained by National Waterworks or any of its Restricted Subsidiaries after such Asset Sale or as a reserve established in accordance with GAAP, for adjustment in the sales prices of the asset or assets but only for so long as such reserve is required in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness:

    (1) as to which neither National Waterworks nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

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    (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of National Waterworks or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified or acknowledged in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by National Waterworks or any of its Restricted Subsidiaries) or assets of National Waterworks or any of its Restricted Subsidiaries.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Permitted Business" means any business that derives a majority of its revenues from the businesses engaged in by National Waterworks and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which National Waterworks and its Restricted Subsidiaries are engaged on the date of original issuance of the notes, including without limitation, acting as a distributor for industrial, electric, utility or similar products.

"Permitted Business Unit" means a store, branch, distribution center, region or other similar unit of a Permitted Business or the operations and assets of any of the foregoing.

"Permitted Group" means the group of investors that is party to the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time, provided that no single Person together with its Affiliates (other than Permitted Holders referred to in clauses (1) and (2) of the definition of Permitted Holders) Beneficially Owns more of the Voting Stock of National Waterworks or Holdings (as applicable) that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Permitted Holders referred to in clauses (1) and (2) of the definition of Permitted Holders.

"Permitted Holder" means:

    (1) J.P. Morgan Partners, LLC and its Affiliates (without giving effect to the proviso in the second sentence of the definition of Affiliate);

    (2) Thomas H. Lee Partners, L.P. and its Affiliates (without giving effect to the proviso in the second sentence of the definition of Affiliate); and

    (3) any Person acting in the capacity of underwriter in connection with a public or private offering of National Waterworks' or Holdings' Equity Interests.

"Permitted Investments" means:

     (1) any Investment in National Waterworks or in a Restricted Subsidiary of National Waterworks;

     (2) any Investment in Cash Equivalents;

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     (3) any Investment by National Waterworks or any Restricted Subsidiary of
         National Waterworks in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of National Waterworks;
           or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, National Waterworks or a Restricted Subsidiary of National Waterworks;

     (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the option of holders--Asset sales;"

     (5) any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of National Waterworks;

     (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

     (7) Hedging Obligations;

     (8) receivables owing to National Waterworks or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as National Waterworks or any such Restricted Subsidiary deems reasonable under the circumstances;

     (9) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

    (10) deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

    (11) Investments existing on the date of the indenture and Investments contributed to the common equity capital of National Waterworks subsequent to the date of the indenture;

    (12) endorsements of negotiable instruments and documents in the ordinary course of business;

    (13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of National Waterworks or at the time such Person merges or consolidates with National Waterworks or any of its Restricted Subsidiaries, in either case in compliance with the indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of National Waterworks or such merger or consolidation;

    (14) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction, and any other Investment by National Waterworks or a Restricted Subsidiary of National Waterworks in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other

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        Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of National Waterworks entered into as part of a Qualified Receivables Transaction;

    (15) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of the indenture, not to exceed $20.0 million; and

    (16) repurchases of the notes as long as the repurchased notes are cancelled promptly after purchase.

"Permitted Junior Securities" means:

    (1) Equity Interests in National Waterworks or any Guarantor; or

    (2) debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the subsidiary guarantees are subordinated to Senior Debt under the indenture;

provided that the term "Permitted Junior Securities" shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Credit Agreement is treated as part of the same class as the notes for purposes of such plan of reorganization.

"Permitted Liens" means:

     (1) Liens on assets of National Waterworks or any Guarantor securing Senior Debt that was permitted by the terms of the indenture to be incurred;

     (2) Liens in favor of National Waterworks or the Guarantors;

     (3) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with National Waterworks or any Subsidiary of National Waterworks; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with National Waterworks or the Subsidiary;

     (4) Liens on property existing at the time of acquisition of the property by National Waterworks or any Subsidiary of National Waterworks, provided that such Liens were in existence prior to the contemplation of such acquisition;

     (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, supply bonds, construction bonds or other obligations of a like nature incurred in the ordinary course of business;

     (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired with such Indebtedness;

     (7) Liens existing on the date of the indenture;

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     (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

     (9) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

    (10) Liens incurred in the ordinary course of business of National Waterworks or any Restricted Subsidiary of National Waterworks with respect to obligations that do not exceed $10.0 million at any one time outstanding;

    (11) judgment Liens not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

    (12) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

       (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by National Waterworks in excess of those set forth by regulations promulgated by the Federal Reserve Board, and

       (b) such deposit account is not intended by National Waterworks or any of its Restricted Subsidiaries to provide collateral to the depository institution;

    (13) Liens securing the notes and any note guarantees; and

    (14) any interest or title of a lessor under any Capital Lease Obligation or operating lease.

"Permitted Refinancing Indebtedness" means any Indebtedness of National Waterworks or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of National Waterworks or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

    (1) the principal amount (or if issued with original discount, the aggregate issue price) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses, premiums and defeasance costs incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the subsidiary guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or the subsidiary guarantees, as the case may be, on terms at least as favorable to the Holders of notes as those contained in the documentation governing the

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       Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (4) such Indebtedness is incurred either by National Waterworks or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Purchase Agreement" means that certain Purchase Agreement, dated as of November 14, 2002, among National Waterworks and the initial purchasers parties thereto.

"Qualified Receivables Transaction" means any transaction or series of transactions entered into by National Waterworks or any of its Restricted Subsidiaries pursuant to which National Waterworks or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by National Waterworks or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of National Waterworks or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

"Receivables Subsidiary" means a Subsidiary of National Waterworks which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of National Waterworks (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by National Waterworks or any Restricted Subsidiary of National Waterworks (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates National Waterworks or any Restricted Subsidiary of National Waterworks in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of National Waterworks or any Restricted Subsidiary of National Waterworks (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither National Waterworks nor any Restricted Subsidiary of National Waterworks has any material contract, agreement, arrangement or understanding other than on terms no less favorable to National Waterworks or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of National Waterworks, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither National Waterworks nor any Restricted Subsidiary of National Waterworks has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of National Waterworks will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of National Waterworks giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of November 22, 2002, by and among Holdings and the stockholders parties thereto.

"Representative" means the trustee, agent or representative (if any) for an issuer of Senior Debt.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by National Waterworks or a Restricted Subsidiary whereby National Waterworks or a Restricted Subsidiary transfers such property to a Person and National Waterworks or such Restricted Subsidiary leases it from such Person, other than leases between National Waterworks and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries.

"Senior Debt" means:

    (1) all Indebtedness of National Waterworks or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of National Waterworks or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

    (2) all Hedging Obligations permitted to be incurred under the terms of the indenture;

    (3) any other Indebtedness of National Waterworks or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

    (4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

    (1) any liability for federal, state, local or other taxes owed or owing by National Waterworks;

    (2) any intercompany Indebtedness of National Waterworks or any of its Subsidiaries to National Waterworks or any of its Affiliates;

    (3) any trade payables; or

    (4) the portion of any Indebtedness that is incurred in violation of the indenture.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Stockholders' Agreement" means that certain Stockholders' Agreement, dated as of November 22, 2002, by and among Holdings and the stockholders and investors that are party thereto.

"Subscription and Stock Purchase Agreement" means those certain Executive Subscription and Stock Purchase Agreements each dated as of November 22, 2002, by and between Holdings and the executives that are party thereto.

"Subsidiary" means, with respect to any specified Person:

    (1) any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

"Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of November 22, 2002, by and among Holdings and those direct or indirect domestic subsidiaries of Holdings that are parties thereto.

"Transactions" has the meaning set forth under "Summary--The transactions."

"Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2007; provided, however, that if the period from such redemption date to December 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

"Unrestricted Subsidiary" means any Subsidiary of National Waterworks that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with National Waterworks or any Restricted Subsidiary of National Waterworks unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to National Waterworks or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of National Waterworks;

    (3) is a Person with respect to which neither National Waterworks nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of National Waterworks or any of its Restricted Subsidiaries; and

    (5) either (a) has at least one director on its Board of Directors that is not a director or executive officer of National Waterworks or any of its Restricted Subsidiaries or (b) has at least one executive officer that is not a director or executive officer of National Waterworks or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of National Waterworks as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain covenants--restricted payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of National Waterworks as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain covenants-- Incurrence of indebtedness and issuance of preferred stock," National Waterworks will be in default of such covenant. The Board of Directors of National Waterworks may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of National Waterworks of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain covenants--Incurrence of indebtedness and issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time, entitled generally to vote in the election of the Board of Directors of such Person (without regard to the occurrence of any contingency).

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

"Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                              REGISTRATION RIGHTS

On November 22, 2002, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes as part of the Transactions. Pursuant to the exchange and registration rights agreement, we agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to an offer to exchange the old notes for a new issue of debt securities of National Waterworks having identical terms as the old notes except that the exchange notes will be registered pursuant to an effective registration statement under the Securities Act and will not contain provisions for special interest described below. Upon the effectiveness of the exchange offer registration statement of which this prospectus forms a part, we will offer to the holders of old notes pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

If:

    (1) the exchange offer is not permitted by applicable law or SEC policy; or

    (2) prior to the consummation of the exchange offer, existing SEC interpretations are changed such that the debt securities received by the holders in the exchange offer would not be transferable without restriction under the Securities Act; or

    (3) the exchange offer has not been completed within 225 days following the closing of the offering of the old notes which occurred on November 22, 2002; or

    (4) prior to the consummation of the exchange offer, any holder notifies us in writing that it holds any securities acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution of the securities, or any holder notifies us in writing that it believes that it is not entitled to participate in the exchange offer and such holder has not received a written opinion of counsel to us to the effect that such holder is legally permitted to participate in the exchange offer;

we will file with the SEC a shelf registration statement to cover resales of the old notes by the holders of the old notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

We have agreed to use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

The exchange and registration rights agreement provides that:

    (1) we will file an exchange offer registration statement with the SEC on or prior to February 20, 2003, which is 90 days after the closing of the offering of the old notes;

    (2) we will use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to May 21, 2003, which is 180 days after the closing of the offering of the old notes;

    (3) unless the exchange offer would not be permitted by applicable law or SEC policy we will

        --   commence the exchange offer; and

        -- use all commercially reasonable efforts to issue on or prior to 45 days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all old notes tendered prior thereto in the exchange offer; and

    (4) if obligated to file the shelf registration statement, we will use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 180 days after such obligation arises.

If, subject to certain exceptions:

    (1) we fail to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing;

    (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

    (3) we fail to consummate the exchange offer within 45 days after the initial effective date of the exchange offer registration statement relating to the exchange offer; or

    (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of old notes during the periods specified in the registration rights agreement, then we will pay special interest at a rate equal to 0.25% per annum on the applicable old notes, and such special interest will increase by an additional 0.25% per annum every 90 days thereafter, up to a maximum of 1.0% per annum, until the exchange offer is completed or the shelf registration statement is declared effective.

We have agreed to make a "market-maker" prospectus available to J.P. Morgan Securities Inc. under certain circumstances to permit it to engage in market-making transactions, but we will be permitted to cease providing such prospectus for a period not to exceed 60 days in the aggregate in any consecutive 12-month period for any valid business purpose. We will also be permitted to suspend the use of the prospectus included in the shelf registration statement or the prospectus in an exchange offer registration statement for use in any resales by an holder of exchange notes that is a broker-dealer for a period not to exceed 60 days in the aggregate in any consecutive 12-month period for any valid business purpose.

Holders of old notes will be required to make certain representations to us (as described in the exchange and registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement in order to have their old notes included in the shelf registration statement and benefit from the provisions regarding special interest set forth above.

A holder of old notes that sells old notes under the shelf registration statement generally will be required to make certain representations to us (as described in the exchange and registration rights agreement), to be named as a selling security holder in the related prospectus to benefit from the special interest provisions discussed above and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder of old notes (including certain indemnification obligations).

This summary of the provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. We filed the registration statement of which this prospectus forms a part and are making the exchange offer to comply with our obligations under the exchange and registration rights agreement.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

The following is a summary of material United States Federal income tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of United States Federal income tax consequences to holders of old notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date of this prospectus and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange old notes for exchange notes in the exchange offer and who hold the old notes as capital assets. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders such as banks and other financial institutions, partnerships or other pass-through entities, certain expatriates, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who have hedged the interest rate on the old notes or who hedge the interest rate on the exchange notes, persons whose functional currency is not the United States dollar, or persons who hold the old notes or the exchange notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this summary does not include any description of the tax laws of the United States Federal alternative minimum tax or estate and gift tax, or the consequences under any state, local or non-U.S. government that may be applicable to a particular holder.

A "U.S. holder" means a beneficial owner of an old note and is, for United States Federal income tax purposes

        --   a citizen or resident of the United States;

        -- a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

        -- an estate the income of which is subject to United States Federal income taxation regardless of its source; or

        --   a trust if

           -- a court within the United States is able to exercise primary supervision over the administration of the trust and

           -- one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

Persons considering the exchange of old notes for exchange notes should consult their own tax advisors concerning the United States Federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

EXCHANGE OF AN OLD NOTE FOR AN EXCHANGE NOTE PURSUANT TO THE EXCHANGE OFFER

The exchange by any holder of an old note for an exchange note will not constitute a taxable exchange for United States Federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange old notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder's tax basis in an exchange will be the same as such holder's tax basis in the old note exchanged therefore. Holders will be considered to have held the exchange notes from the time of their acquisition of the old notes.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver any by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by O'Melveny & Myers LLP, New York, New York.

                                    EXPERTS

The consolidated financial statements of U.S. Filter Distribution Group, Inc. as of December 31, 2000 and 2001 and for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999, and the years ended December 31, 2000 and 2001 have been included in this prospectus in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the Securities and Exchange Commission after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements, and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., in Washington. D.C. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent auditors' report................................   F-2
As of December 31, 2000 and 2001:
   Consolidated balance sheets..............................   F-3
For the one-month period ended April 30, 1999, the
  eight-month period ended December 31, 1999 and the years
  ended December 31, 2000 and 2001:
   Consolidated statements of operations....................   F-4
   Consolidated statements of stockholder's equity..........   F-5
   Consolidated statements of cash flows....................   F-6
Notes to consolidated financial statements as of December
  31, 2000 and 2001 and for the one-month period ended April
  30, 1999, the eight-month period ended December 31, 1999,
  and the years ended December 31, 2000 and 2001............   F-7
As of September 30, 2001 and 2002:
   Consolidated balance sheets (unaudited)..................  F-20
For the nine-month periods ended September 30, 2001 and
  2002:
   Consolidated statements of operations (unaudited)........  F-21
   Consolidated statements of stockholder's equity
     (unaudited)............................................  F-22
   Consolidated statements of cash flows (unaudited)........  F-23
Condensed notes to consolidated financial statements
  (unaudited) as of and for the nine-month periods ended
  September 30, 2001 and 2002...............................  F-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
U.S. Filter Distribution Group, Inc.:

We have audited the accompanying consolidated balance sheets of U.S. Filter Distribution Group, Inc. and subsidiary (the Group), a wholly owned subsidiary of United States Filter Corporation, as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholder's equity, and cash flows for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Filter Distribution Group, Inc. and subsidiary as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
San Antonio, Texas
September 27, 2002

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 2001

-------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)               2000         2001
-------------------------------------------------------------------------------------
                                       ASSETS
Current assets:
   Cash and cash equivalents................................  $    9,253   $   13,288
   Trade accounts receivable, less allowance for doubtful
     accounts of $3,800 in 2000 and $3,941 in 2001 (note
     10)....................................................     166,114       15,779
   Inventories, less allowance of $3,782 in 2000 and $2,830
     in 2001................................................      84,771       77,628
   Deferred income taxes....................................       5,940        7,050
   Other current assets.....................................         979        1,668
                                                              -----------------------
      Total current assets..................................     267,057      115,413
Property and equipment, net (note 4)........................      22,524       19,443
Goodwill, less accumulated amortization of $41,667 in 2000
   and $66,667 in 2001......................................     958,333      933,412
Intercompany receivable (note 2)............................     186,667      389,492
Other assets, at cost, less accumulated amortization of $14
   in 2000 and $22 in 2001..................................       4,368        4,356
                                                              -----------------------
                                                              $1,438,949   $1,462,116
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Trade accounts payable...................................  $  101,119   $  100,688
   Current installments of long-term debt (note 6)..........       1,390          238
   Accrued compensation and benefits........................      22,710       22,442
   Other accrued expenses...................................       6,114        4,654
                                                              -----------------------
      Total current liabilities.............................     131,333      128,022
Long-term debt, excluding current installments (note 6).....         786          614
Deferred income taxes.......................................       1,806        3,256
                                                              -----------------------
      Total liabilities.....................................     133,925      131,892
Commitments and contingencies (note 9)
Common stock--$.01 par value; 1,000 shares issued,
   authorized and outstanding in 2000 and 2001..............           -            -
Additional paid in capital..................................   1,258,524    1,257,574
Retained earnings...........................................      46,500       72,650
                                                              -----------------------
      Total stockholder's equity............................   1,305,024    1,330,224
                                                              -----------------------
                                                              $1,438,949   $1,462,116
                                                              ==========   ==========
-------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------
                                       PREDECESSOR--
                                         NOTE 1(B)     U.S. FILTER DISTRIBUTION GROUP, INC.--NOTE 1(B)
                                       -------------   ------------------------------------------------
                                         ONE-MONTH      EIGHT-MONTH
                                       PERIOD ENDED     PERIOD ENDED      YEAR ENDED       YEAR ENDED
                                         APRIL 30,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
(IN THOUSANDS)                             1999             1999             2000             2001
-------------------------------------------------------------------------------------------------------
Net sales............................  $     66,334     $    830,449     $  1,173,323     $  1,120,330
Cost of goods sold...................        54,514          665,196          936,502          880,569
                                       ----------------------------------------------------------------
      Gross profit...................        11,820          165,253          236,821          239,761
Operating expenses:
   Selling, general and
      administrative.................        10,567          102,456          151,488          152,470
   Loss--accounts receivable
      securitization (note 10).......             -                -                -              536
                                       ----------------------------------------------------------------
      Income before depreciation and
         amortization................         1,253           62,797           85,333           86,755
                                       ----------------------------------------------------------------
Depreciation.........................           292            2,313            3,582            3,586
Amortization of intangible assets....           165           16,779           25,043           25,008
                                       ----------------------------------------------------------------
      Operating income...............           796           43,705           56,708           58,161
Other income (expense):
   Stock option redemption (note
      8).............................       (15,214)               -                -                -
   Interest expense, net.............           (19)            (120)             (86)             (79)
   Other.............................            14              891              178               (8)
                                       ----------------------------------------------------------------
      Income (loss) before income
         taxes.......................       (14,423)          44,476           56,800           58,074
Income taxes (note 7)................        (5,500)          23,539           31,237           31,924
                                       ----------------------------------------------------------------
      Net income (loss)..............  $     (8,923)    $     20,937     $     25,563     $     26,150
                                       ============     ============     ============     ============
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

-----------------------------------------------------------------------------------------------
                                           COMMON STOCK     ADDITIONAL
                                          ---------------    PAID-IN     RETAINED
(IN THOUSANDS, EXCEPT SHARE DATA)         SHARES   AMOUNT    CAPITAL     EARNINGS      TOTAL
-----------------------------------------------------------------------------------------------
Balance at March 31, 1999...............   1,000   $    -   $  178,120   $ 150,431   $  328,551
   Investment by US Filter (note 3).....       -        -        6,068           -        6,068
   Net loss.............................       -        -            -      (8,923)      (8,923)
   Vivendi acquisition--(note 1(b)).....       -        -    1,074,336    (141,508)     932,828
                                          -----------------------------------------------------
Balance at April 30, 1999...............   1,000        -    1,258,524           -    1,258,524
   Net income...........................       -        -            -      20,937       20,937
                                          -----------------------------------------------------
Balance at December 31, 1999............   1,000        -    1,258,524      20,937    1,279,461
   Net income...........................       -        -            -      25,563       25,563
                                          -----------------------------------------------------
Balance at December 31, 2000............   1,000        -    1,258,524      46,500    1,305,024
   Distribution to US Filter (note 3)...       -        -       (3,650)          -       (3,650)
   Investment by US Filter (note 3).....       -        -        2,700           -        2,700
   Net income...........................       -        -            -      26,150       26,150
                                          -----------------------------------------------------
Balance at December 31, 2001............   1,000   $    -   $1,257,574   $  72,650   $1,330,224
                                          ======   ======   ==========   =========   ==========
-----------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------
                                                         PREDECESSOR
                                                           NOTE 1(B)    U.S. FILTER DISTRIBUTION GROUP, INC.--NOTE 1(B)
                                                       -------------   ------------------------------------------------
                                                         ONE-MONTH      EIGHT-MONTH
                                                       PERIOD ENDED     PERIOD ENDED      YEAR ENDED       YEAR ENDED
                                                         APRIL 30,      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                   (IN THOUSANDS)                          1999             1999             2000             2001
-----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss).................................  $      (8,923)   $     20,937     $     25,563     $     26,150
   Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
      Deferred income taxes..........................         (5,500)          6,636            1,449              339
      Depreciation and amortization..................            457          19,092           28,625           28,594
      (Gain) loss on disposal of equipment...........             (8)           (816)            (176)              10
      Provision for doubtful accounts................            126             975              670            1,239
   Changes in operating assets and liabilities
      Trade accounts receivable......................        (12,755)        (20,384)          13,019          149,199
      Inventory......................................         (2,622)         (1,377)           5,922            6,662
      Other current assets...........................            290              (4)            (530)            (689)
      Other assets...................................             33               -              155                3
      Trade accounts payable and accrued expenses....         15,886         (23,615)           9,031           (2,108)
                                                       ----------------------------------------------------------------
         Net cash provided by (used in) operating
           activities................................        (13,016)          1,444           83,728          209,399
                                                       ----------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures..............................           (220)         (1,866)          (3,273)          (1,415)
   Acquisitions......................................         (6,068)              -                -           (2,700)
   Proceeds from sale of assets and liabilities......              -               -                -            3,650
   Proceeds from sales of property and equipment.....             14           1,142              678              200
                                                       ----------------------------------------------------------------
         Net cash used in investing activities.......         (6,274)           (724)          (2,595)            (265)
                                                       ----------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from long-term debt......................              -               -              136                -
   Principal payments on long-term debt..............           (588)         (1,007)            (968)          (1,324)
   Investment by US Filter...........................          6,068               -                -            2,700
   Distribution to US Filter.........................              -               -                -           (3,650)
   Funds transferred to US Filter....................        (62,613)       (842,007)      (1,244,074)      (1,327,934)
   Expenditures funded by US Filter..................         68,540         816,410        1,110,619        1,073,133
   Allocation of expenses from US Filter.............          1,435          31,820           52,662           51,976
                                                       ----------------------------------------------------------------
         Net cash provided by (used in) financing
           activities................................         12,842           5,216          (81,625)        (205,099)
                                                       ----------------------------------------------------------------
         Net increase (decrease) in cash and cash
           equivalents...............................         (6,448)          5,936             (492)           4,035
Cash and cash equivalents at beginning of year.......         10,257           3,809            9,745            9,253
                                                       ----------------------------------------------------------------
Cash and cash equivalents at end of year.............  $       3,809    $      9,745     $      9,253     $     13,288
                                                       =============    ============     ============     ============
Cash paid for interest...............................  $          11    $        180     $        172     $         90
                                                       =============    ============     ============     ============
Cash paid for income taxes through US Filter.........  $           -    $     16,903     $     29,788     $     31,585
                                                       =============    ============     ============     ============

See accompanying notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             AS OF DECEMBER 31, 2000 AND 2001 AND FOR THE ONE-MONTH
              PERIOD ENDED APRIL 30, 1999, THE EIGHT-MONTH PERIOD
                  ENDED DECEMBER 31, 1999, AND THE YEARS ENDED
                           DECEMBER 31, 2000 AND 2001

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(A) DESCRIPTION OF BUSINESS

For the periods presented, from April 1, 1999 through December 31, 2001, U.S. Filter Distribution Group, Inc. ("USFDG") has been a direct wholly owned subsidiary of United States Filter Corporation ("US Filter"). Since April 30, 1999, US Filter has been a wholly owned subsidiary of Vivendi Environnement ("Vivendi"). Accordingly, USFDG has been an indirect wholly owned subsidiary of Vivendi since April 30, 1999. USFDG is a distributor of water and wastewater transmission products including pipe, valves, fittings, hydrants, and water meters. USFDG has 137 branch locations operating in 35 states. Principal customers served are in the contractor and municipal markets in the United States.

(B) PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the financial statements of USFDG and its wholly owned subsidiary, United States Filter Receivables Corporation ("USFRC"), collectively the Group. USFRC was incorporated in 2001 in the state of Delaware. All significant intercompany balances and transactions have been eliminated in consolidation.

For the month of April 1999, the Group's consolidated financial statements include the assets, liabilities, and goodwill resulting from US Filter's acquisition that created the Group as well as the Group's subsequent acquisitions ("Predecessor" in the consolidated statements of operations and cash flows). From May 1, 1999 through December 31, 2001, the Group's consolidated financial statements include the effects of the acquisition of US Filter by Vivendi and any acquisitions by the Group subsequent to April 30, 1999 ("U.S. Filter Distribution Group, Inc." in the consolidated statements of operations and cash flows).

The acquisition of US Filter (including USFDG) by Vivendi was accounted for using the purchase method of accounting. As of May 1, 1999 (the beginning of the accounting period closest to the date on which control was effective), the Group adjusted its consolidated assets and liabilities to their estimated fair values. The purchase price allocated to the Group exceeded the fair value of assets acquired less liabilities assumed by approximately $1 billion, which was allocated to goodwill. (See note 3 for subsequent acquisitions and divestitures by USFDG).

(C) CASH EQUIVALENTS

The Group considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(D) INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method for all inventories. The Group provides an inventory provision based on an analysis of potential dead stock (slow moving) inventories. The inventory allowance is based on this analysis as well as other factors including physical inventory counts, current market conditions, and historical experience.

(E) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets as follows:

----------------------------------------------------------------------------
Buildings and improvements..................................   5 to 30 years
Office furniture, fixtures and equipment....................   3 to 5 years
Transportation equipment....................................   1 to 5 years
Machinery and equipment.....................................   5 years
----------------------------------------------------------------------------

Maintenance and repair costs are charged to expense as incurred. Additions, renewals and improvements are capitalized. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

The carrying value of property and equipment and other long-lived assets, including any related goodwill, will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less then the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset; such loss would first be charged to the carrying value of the related goodwill, and then to the carrying value of the impaired assets.

(F) OTHER ASSETS

Other assets consist principally of cash surrender value of life insurance contracts, net of policy loans.

(G) ADVERTISING

Advertising costs are expensed as incurred. Advertising costs amounted to approximately $0.06 million, $0.8 million, $1.1 million, and $1.0 million for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999, and for the years ended December 31, 2000 and 2001, respectively.

(H) INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Group files as part of US Filter's consolidated Federal income tax return. US Filter has implemented certain tax planning strategies and the related impact is not reflected in these separate financial statements of the Group. For the purpose of the consolidated financial statements presented herein, the Group provided for income taxes as if it were a separate filing taxable entity. The income tax payable to US Filter was approximately $46.5 million and $78.0 million at December 31, 2000 and 2001, respectively.

(I) ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS

The Group accounts for transfers and servicing of financial assets and extinguishment of liabilities based on the application of a financial-components approach that focuses on control. After a transfer of financial assets, the Company recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

(J) SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

Management of the Group has implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosure about Segments of an Enterprise and Related Information. Management has determined that the Group's six geographic regions, to which substantially all income and expenses of the Group are allocated for purposes of allocating resources by the Group's chief operating decision maker, meet all of the aggregation criteria of SFAS No. 131, including similar economic characteristics. Accordingly, the Group has one reportable segment.

The Group's products include pipe, fire hydrants, meters, valves, fittings and other complementary products for waterworks construction and maintenance/repair. The following table sets forth net sales by product category (in thousands):

-------------------------------------------------------------------------------------------------
                                         ONE-MONTH     EIGHT-MONTH
                                        PERIOD ENDED   PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                         APRIL 30,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
           PRODUCT CATEGORY                 1999           1999           2000           2001
-------------------------------------------------------------------------------------------------
Pipe..................................  $     25,727   $    356,448   $    512,353   $    440,499
Fittings..............................         8,976        106,671        160,896        173,992
Valves................................         8,753        101,244        140,511        145,128
Meters................................         4,686         56,343         84,251         94,241
Fire Hydrants.........................         4,300         53,326         69,423         69,248
Service and Repair Products...........         4,678         55,030         74,543         74,334
Other.................................         9,214        101,387        131,346        122,888
                                        ---------------------------------------------------------
                                        $     66,334   $    830,449   $  1,173,323   $  1,120,330
                                        ============   ============   ============   ============
-------------------------------------------------------------------------------------------------

The Group derives all of its revenues from customers domiciled in the United States and has no long-lived assets located outside of the United States, and no single customer, as defined in SFAS No. 131, represents ten percent or more of the Group's revenues for any period presented.

(K) USE OF ESTIMATES

Management of the Group has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(L) REVENUE RECOGNITION

The Group recognizes revenue on sales when products are shipped and the customer takes ownership and assumes risk of loss.

Shipping and handling costs incurred are included as a component of cost of goods sold.

(M) GOODWILL

Goodwill represents the excess of the purchase price for an acquired business over the allocated value of the related net assets. Goodwill is amortized on a straight-line basis over a 40-year life. The carrying value of goodwill and other intangible assets will be reviewed for impairment, in connection with impaired long-lived assets as well as on an enterprise level, whenever events or changes in circumstances indicate that the carrying amount of the acquired assets may not be recoverable. If the sum of the estimated future cash flows (undiscounted) expected to result from the use and eventual disposition of an asset is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset. For enterprise level goodwill, fair value is determined using a discounted cash flows approach.

(N) FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments of the Group consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of such instruments are considered to be representative of their respective fair values due to the short maturity of these instruments.

(O) RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2001, the Company adopted the requirements of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that derivative instruments be recognized as either assets or liabilities in the consolidated balance sheet based on their fair values. Changes in the fair values of such derivative instruments are recorded either in results of operations or in other comprehensive income (loss), depending on the intended use of the derivative instrument. The implementation of SFAS 133 did not have any effect on the Group's consolidated financial statements.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions in SFAS No. 142. SFAS No. 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets supercedes SFAS No. 121 and is effective for fiscal years beginning after December 15, 2001.

SFAS No. 141 requires, upon adoption of SFAS No. 142, that the Group evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill.

In connection with the transitional goodwill impairment evaluation, SFAS No. 142 requires the Group to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. The Group will have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Group must perform the transitional impairment test. The transitional impairment test is required to be completed as soon as possible, but not later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Group's consolidated statements of operations.

On July 1, 2001, the Group adopted the provisions of SFAS No. 141 and certain provisions of SFAS No. 142 as required for goodwill and intangible assets resulting from business combinations after June 30, 2001.

The Group adopted the remaining provisions of SFAS No. 142 as of January 1, 2002 and will no longer amortize goodwill related to business combinations consummated before July 1, 2001. As of the date of adoption, the Group had unamortized goodwill in the amount of $933.4 million, all of which is subject to the transition provisions of SFAS No. 141 and No. 142. Amortization expense related to goodwill that will no longer be amortized was $0.2 million, $16.7 million, $25 million, and $25 million, for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999, and the years ended December 31, 2000 and 2001, respectively. An impairment loss of approximately $459 million was recognized under the transitional provisions of SFAS No. 142 at January 1, 2002.

If SFAS No. 142 had been implemented as of April 1, 1999, net income as reported in the accompanying consolidated financial statements would have been adjusted as follows (in thousands):

-------------------------------------------------------------------------------------------------
                                         ONE-MONTH     EIGHT-MONTH
                                        PERIOD ENDED   PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                         APRIL 30,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            1999           1999           2000           2001
-------------------------------------------------------------------------------------------------
Reported net income...................  $     (8,923)  $     20,937   $     25,563   $     26,150
Add Back:
   Goodwill amortization..............           153         16,667         25,000         25,000
                                        ---------------------------------------------------------
Adjusted net income...................  $     (8,770)  $     37,604   $     50,563   $     51,150
                                        ============   ============   ============   ============
-------------------------------------------------------------------------------------------------

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Group does not expect the adoption of SFAS No. 143 to have a significant impact on its financial condition or results of operations.

In October 2001, the FASB issued SFAS No. 144, which supersedes SFAS No. 121 but retains many of its fundamental provisions. SFAS No. 144 also clarifies certain measurement and classification issues from SFAS No. 121. In addition, SFAS No. 144 supersedes the accounting and reporting provisions for the disposal of a business segment as found in Accounting Principles Board Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("APB 30"). However, SFAS No. 144 retains the requirement in APB 30 to separately report discontinued operations, and broadens the scope of such requirement to include more types of disposal transactions. The scope of SFAS No. 144 excludes goodwill and other intangible assets that are not to be amortized, as the accounting for such items is prescribed by SFAS No.
142. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001, and are to be applied prospectively. The Group adopted the requirements of SFAS No. 144 as of January 1, 2002 and such implementation had no effect on the Group's consolidated financial statements.

(2) ALLOCATIONS AND OTHER RELATED PARTY TRANSACTIONS

(A) CASH MANAGEMENT

The Group participates in US Filter's centralized cash management system and, as such, the Group's cash funding requirements including interest and tax obligations have been met by US Filter and cash received by the Group is transferred to US Filter on a daily basis.

(B) ALLOCATIONS

The consolidated statements of operations include all direct costs of the Group as well as certain corporate costs directly identified with the Group and allocated to the Group by US Filter. The Group was allocated $1.4 million, $31.8 million, $52.7 million, and $52.0 million for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999, and the years ended December 31, 2000 and 2001, respectively. Allocated costs include general liability insurance, worker's compensation insurance, employee health and dental insurance, 401(k) plan matching expense, legal fees, income taxes, and other certain costs. These costs are allocated to the Group based on information specifically identified with the activities of the Group and are settled through intercompany transactions. In the opinion of management, these allocations have been made on a basis which is believed to be reasonable for the Group as it operates within the structure of a larger parent organization. However, the allocations are not necessarily indicative of the level of expenses which might be incurred by the Group if it were to operate as a stand-alone entity.

(C) ANALYSIS OF INTERCOMPANY RECEIVABLE

The following table presents the transactions by type included in the intercompany receivable for each of the periods presented (in thousands):

---------------------------------------------------------------------------------------------
                                     ONE-MONTH     EIGHT-MONTH
                                    PERIOD ENDED   PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                     APRIL 30,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1999           1999           2000           2001
---------------------------------------------------------------------------------------------
Balance at beginning of period....  $    119,459   $    112,097   $    105,874   $    186,667
Funds transferred to US Filter....        62,613        842,007      1,244,074      1,327,934
Expenditures funded by US
  Filter..........................       (68,540)      (816,410)    (1,110,619)    (1,073,133)
Allocation of expenses from US
  Filter..........................        (1,435)       (31,820)       (52,662)       (51,976)
                                    ---------------------------------------------------------
Balance at end of period..........  $    112,097   $    105,874   $    186,667   $    389,492
                                    ============   ============   ============   ============
---------------------------------------------------------------------------------------------

(3) ACQUISITIONS AND DIVESTITURES

On April 1, 1999, the Group acquired the assets and liabilities of Utility Supply Limited and Utility Supply, Inc. for an aggregate purchase price of $6.1 million. These acquisitions were accounted for by the purchase method, and accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values as of the date of acquisition. The allocation of purchase price resulted in approximately $5.2 million of goodwill, which was being amortized over 40 years until April 30, 1999. The fair values of the assets acquired, including goodwill, and liabilities assumed were approximately $10.4 million and $4.3 million, respectively. As of May 1, 1999, the remaining net assets acquired were included in the accounting for the purchase of US Filter (including USFDG) by Vivendi (see note 1 (b)).

On May 31, 2001, the Group acquired the assets and liabilities of Utility Supply Division of North American Pipe Corporation (NAPCO) for an aggregate purchase price of $2.7 million. This acquisition was accounted for by the purchase method, and accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair values as of the date of acquisition. The allocation of purchase price resulted in approximately $0.4 million of goodwill acquired, which is being amortized over 40 years. The fair values of the assets acquired, including goodwill acquired, and liabilities assumed were approximately $2.9 million and $0.2 million, respectively.

As these acquisitions are immaterial to the Group's consolidated financial statements, pro forma results of operations are not presented.

On January 1, 2001, the Group sold certain assets and liabilities acquired in 1997 for an aggregate sale price of $3.7 million. The carrying values of the assets divested, including goodwill, and liabilities disposed were approximately $4.1 million and $.4 million, respectively.

(4) PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

-------------------------------------------------------------------------------
                                                               2000      2001
-------------------------------------------------------------------------------
Land........................................................  $ 3,934   $ 3,934
Buildings and improvements..................................    8,429     8,656
Office furniture, fixtures and equipment....................    6,429     6,797
Transportation equipment....................................    5,755     5,605
Machinery and equipment.....................................    3,631     2,830
                                                              -----------------
                                                               28,178    27,822
Less accumulated depreciation and amortization..............   (5,654)   (8,379)
                                                              -----------------
                                                              $22,524   $19,443
                                                              =======   =======
-------------------------------------------------------------------------------

(5) LEASES

The Group has certain noncancelable operating leases, primarily for transportation equipment and office space. These leases generally contain automatic renewal options until terminated by either party and require the Group to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was $0.9 million, $8.1 million, $12.9 million and $13.5 million for the one-month period ended April 30, 1999, the eight-month period ended December 31, 1999 and the years ended December 31, 2000 and 2001, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2001 are (in thousands):

-----------------------------------------------------------------------
                                                              OPERATING
                  YEAR ENDING DECEMBER 31                      LEASES
-----------------------------------------------------------------------
2002........................................................  $   6,616
2003........................................................      5,326
2004........................................................      3,369
2005........................................................      2,057
2006........................................................      1,464
Later years, through 2014...................................      4,037
                                                              ---------
  Total minimum lease payments..............................  $  22,869
                                                              =========
-----------------------------------------------------------------------

(6) LONG-TERM DEBT

Long-term debt at December 31, 2001 and 2000 consists of the following (in thousands):

---------------------------------------------------------------------------
                                                               2000    2001
---------------------------------------------------------------------------
5% unsecured note payable, due in monthly installments of
  $15 plus interest, matures June 2006......................  $  974   $792
6% note payable, due in monthly installments of $600 plus
  interest, matured June 2001...............................   1,050      -
7.61% note payable, secured by certain computer equipment,
  due in monthly installments of $4, matures March 2003.....     104     60
6.67% note payable, due in monthly installments of $5 plus
  interest, matured October 2001............................      48      -
                                                              -------------
      Total long-term debt..................................   2,176    852
Less current installments...................................   1,390    238
                                                              -------------
      Long-term debt, excluding current installments........  $  786   $614
                                                              ======   ====
---------------------------------------------------------------------------

The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2001 are as follows: 2002, $0.2 million; 2003, $0.2 million; 2004, $0.2 million; 2005, $0.2 million and 2006, $0.1 million.

(7) INCOME TAXES

Income tax expense attributable to income from continuing operations for each of the periods presented consists of (in thousands):

------------------------------------------------------------------------------------------
                                                              CURRENT   DEFERRED    TOTAL
------------------------------------------------------------------------------------------
One-month period ended April 30, 1999:
   U.S. Federal.............................................  $     -   $(4,574)   $(4,574)
   State and local..........................................        -      (926)      (926)
                                                              ----------------------------
                                                              $     -   $(5,500)   $(5,500)
                                                              ============================
Eight-month period ended December 31, 1999:
   U.S. Federal.............................................  $14,507   $ 5,869    $20,376
   State and local..........................................    2,396       767      3,163
                                                              ----------------------------
                                                              $16,903   $ 6,636    $23,539
                                                              ============================
Year ended December 31, 2000:
   U.S. Federal.............................................  $25,894   $ 1,260    $27,154
   State and local..........................................    3,894       189      4,083
                                                              ----------------------------
                                                              $29,788   $ 1,449    $31,237
                                                              ============================
Year ended December 31, 2001:
   U.S. Federal.............................................  $27,456   $   295    $27,751
   State and local..........................................    4,129        44      4,173
                                                              ----------------------------
                                                              $31,585   $   339    $31,924
                                                              =======   =======    =======
------------------------------------------------------------------------------------------

Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following (in thousands):

---------------------------------------------------------------------------------------------
                                     ONE-MONTH     EIGHT-MONTH
                                    PERIOD ENDED   PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                     APRIL 30,     DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1999           1999           2000           2001
---------------------------------------------------------------------------------------------
Computed "expected" tax expense...  $     (5,048)  $     15,567   $     19,880   $     20,326
Increase (reduction) in income
  taxes resulting from:
   Permanent differences:
      Amortization of goodwill....             -          5,580          8,291          8,288
      Meals and entertainment.....            22            242            388            400
      Other.......................           136             19             24            196
   State and local taxes..........          (610)         2,131          2,654          2,714
                                    ---------------------------------------------------------
                                    $     (5,500)  $     23,539   $     31,237   $     31,924
                                    ============   ============   ============   ============
---------------------------------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below (in thousands).

------------------------------------------------------------------------------
                                                               2000     2001
------------------------------------------------------------------------------
Deferred tax assets:
   Inventory................................................  $2,614   $ 2,262
   Allowance for doubtful accounts..........................   1,320     2,828
   Capital loss carryforward................................       -     1,165
   Amortization.............................................     685       685
   Other accruals...........................................   1,700     1,532
   Other....................................................     337       457
                                                              ----------------
                                                               6,656     8,929
                                                              ----------------
   Less valuation allowance.................................       -    (1,165)
                                                              ----------------
      Total deferred tax assets, net........................   6,656     7,764
                                                              ----------------
Deferred tax liabilities:
   Depreciation and amortization............................   2,492     3,940
   Prepaid expenses.........................................      30        30
                                                              ----------------
      Total deferred tax liabilities........................   2,522     3,970
                                                              ----------------
      Net deferred tax assets...............................  $4,134   $ 3,794
                                                              ======   =======
------------------------------------------------------------------------------

The valuation allowance for deferred tax assets as of January 1, 2000 and 2001 was approximately $0 and $1.2 million, respectively. The net change in the total valuation allowance for the year ended December 31, 2001 was an increase of approximately

$1.2 million. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Taxable income for the years ended December 31, 2000 and 2001 was $74.0 million and $78.5 million, respectively. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Group will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2001. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(8) STOCK OPTION REDEMPTION

On April 23, 1999, Vivendi acquired US Filter. On this date, the Group recognized approximately $15.2 million in compensation expense associated with settlement of outstanding stock options of US Filter held by certain employees of the Group.

(9) COMMITMENTS AND CONTINGENCIES

The Group is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Group's consolidated financial position, results of operations or liquidity.

Certain of the Group's predecessors distributed or may have distributed cement pipe containing asbestos. Certain of these predecessors are or have been defendants in lawsuits seeking to recover damages for alleged exposure to asbestos from these pipes. Management of the Group has evaluated such claims and believes that appropriate amounts have been accrued in the accompanying consolidated financial statements.

Furthermore, as discussed in note 11, on September 12, 2002, US Filter and USFDG entered into an agreement to sell substantially all of the Group's assets, net of certain liabilities as defined in the sale agreement. As part of this agreement, USF and USFDG have agreed to indemnify the buyer and its affiliates for any and all losses and expenses incurred by the buyer for the liabilities retained by USFDG and as a result of breaches of representations, warranties and covenants by them. The buyer has agreed to indemnify USF and USFDG and their affiliates for all losses and expenses incurred by them as a result of breaches of representations, warranties and covenants by the buyer and for the liabilities the buyer is assuming. USF's and USFDG's indemnity obligations with respect to the liabilities, such as asbestos-related, retained by them are unlimited and have no termination date. Generally, indemnification obligations with respect to representations and warranties will survive for 18 months from the closing date of the acquisition. In addition, indemnification obligations for breaches of representations and warranties by either party are not effective until the aggregate amount of losses suffered by any such indemnified party exceeds 1% of the acquisition consideration, as adjusted by any post-closing adjustment (and with each specific loss being for at least $50,000). The aggregate liability of an indemnifying party for breaches of representations and warranties is limited in the aggregate to 10% of the adjusted acquisition consideration. Vivendi Environnement S.A., the indirect parent of USF, has agreed to guarantee all obligations of USFDG and USF under the asset purchase agreement up to an aggregate of $50 million for a period of 15 years following the closing date of the acquisition.

(10) ACCOUNTS RECEIVABLE SECURITIZATION

The Group utilizes a standard third-party receivables sale program, to provide low-cost funding based upon a securitization agreement entered into on December 19, 2001. Under this maximum $170 million program, the Group sells monthly, on a revolving basis, all of its rights, title and interest in, to and under these eligible accounts receivable to the Receivables Company, a bankruptcy-remote special purpose limited liability company. This company in turn transfers the eligible accounts receivable to a master trust which issues undivided interests in eligible accounts receivable to a third-party, multi-seller asset-backed commercial paper program, existing solely for the purpose of issuing commercial paper.

The sale of receivables under this Receivables Securitization Program is accounted for as a sale in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Group formed a master trust for purposes of pooling its eligible accounts receivable. Accounts receivable sold under these arrangements are excluded from accounts receivable in the accompanying consolidated balance sheets. The interest rate of the certificates issued under the Receivables Securitization Program during 2001 ranged between 1.78% and 1.95% on an annual basis. The Group's retained interests in the $160.2 million of receivables outstanding in the master trust as of December 31, 2001 was approximately $15.8 million. Accordingly, as of December 31, 2001, $140.0 million of commercial paper was outstanding. The retained interest, which is included in the accounts receivable balance reflected in the accompanying consolidated balance sheets, is recorded at fair value which considers the relatively short liquidation period of these receivables and includes an estimate for credit losses. The short average collection history of these receivables is approximately 59 days. Losses recognized on the sale of accounts receivable totaled approximately $0.5 million during the year ended December 31, 2001. These costs are included in the accompanying consolidated statements of operations under the caption "Loss-accounts receivable securitization". As a result of the short average collection cycle referenced above, collections under this revolving agreement were $204.4 million during the year ended December 31, 2001 from the $385.8 million of receivables sold during the year. The Group has retained the responsibility for servicing the accounts receivable transferred to the master trust. No servicing asset or liability has been recorded because the fees the Group receives for servicing the receivables represent adequate compensation for servicing. No accounts receivable sold to the master trust were written off during the year ended December 31, 2001.

The change in the fair value of the retained interests from a 10% and 20% change in the yield or average life of the receivables on the retained interests would not be material. The change in the estimate for credit losses of 10% and 20% would be $0.39 million and $0.79 million, respectively.

(11) SUBSEQUENT EVENTS

On March 29, 2002, the Group acquired substantially all of the assets and certain liabilities of Utility Piping Systems, Inc. for an aggregate purchase price of $20.1 million, including post-closing purchase price adjustments as stated in the related asset purchase agreement. This amount was paid by US Filter on the Group's behalf.

In April, 2002, the Group entered into employee security agreements with the Group's chief executive officer, chief financial officer and chief information officer. Each of such agreements provides for certain severance payments to be made if the executive's employment is terminated without "cause," due to a resignation for a "good reason" (as such terms are defined in the employment agreement), or involuntarily, such as a consequence of death or disability.

On September 12, 2002, US Filter and USFDG entered into an agreement to sell substantially all of USFDG's assets, net of certain liabilities as defined in the sale agreement for a cash purchase price of $620 million. The transaction, anticipated to be completed during the fourth quarter, is subject to normal regulatory approvals and satisfaction of customary closing conditions.

(12) SUBSEQUENT EVENTS (UNAUDITED)

On November 22, 2002, US Filter and USFDG consummated the purchase, pursuant to the sale agreement dated as of September 12, 2002, of substantially all of USFDG's assets, net of certain liabilities as defined in the sale agreement. The total consideration for the sale was approximately $620 million. The consideration is subject to a post-closing adjustment related to the level of working capital at the time of closing and shall be made no earlier than 90 days following the consummation of the purchase.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 2001 AND 2002

-------------------------------------------------------------------------------------
(UNAUDITED) (IN THOUSANDS)                                       2001         2002
-------------------------------------------------------------------------------------
                                       ASSETS
Current assets:
   Cash and cash equivalents................................  $   12,644   $   12,546
   Trade accounts receivable, less allowance for doubtful
     accounts of $4,172 in 2001 and $4,344 in 2002 (note
     5).....................................................     204,042       50,929
   Inventories, less allowance of $3,115 in 2001 and $3,008
     in 2002................................................      85,470       91,901
   Deferred income taxes....................................       5,771        7,087
   Other current assets.....................................       1,388        1,162
                                                              -----------------------
      Total current assets..................................     309,315      163,625
Property and equipment, net.................................      20,136       17,459
Goodwill, less accumulated amortization of $60,417 in 2001
   and $66,667 in 2002 (note 3).............................     939,662      488,689
Intercompany receivable.....................................     213,615      431,922
Other assets, at cost, less accumulated amortization of $20
   in 2001 and $29 in 2002..................................       4,358           52
                                                              -----------------------
                                                              $1,487,086   $1,101,747
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Trade accounts payable...................................  $  132,216   $  139,260
   Current installments of long-term debt...................         264          191
   Accrued compensation and benefits........................      20,480       19,164
   Other accrued expenses...................................       5,641        5,822
                                                              -----------------------
      Total current liabilities.............................     158,601      164,437
Long-term debt, excluding current installments..............         647          469
Deferred income taxes.......................................       2,723        4,749
                                                              -----------------------
      Total liabilities.....................................     161,971      169,655
Commitments and contingencies
Common stock--$.01 par value; 1,000 shares issued,
   authorized and outstanding in 2001 and 2002..............           -            -
Additional paid in capital..................................   1,257,574    1,277,667
Retained earnings (deficit).................................      67,541     (345,575)
                                                              -----------------------
      Total stockholder's equity............................   1,325,115      932,092
                                                              -----------------------
                                                              $1,487,086   $1,101,747
                                                              ==========   ==========
-------------------------------------------------------------------------------------

See accompanying condensed notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND 2002

----------------------------------------------------------------------------------
(UNAUDITED) (IN THOUSANDS)                                      2001       2002
----------------------------------------------------------------------------------
Net sales...................................................  $860,811   $ 868,676
Cost of goods sold..........................................   679,359     683,515
                                                              --------------------
      Gross profit..........................................   181,452     185,161
Operating expenses:
   Selling, general and administrative......................   114,255     113,789
   Loss--accounts receivable securitization (note 5)........         -       2,414
                                                              --------------------
      Income before depreciation and amortization...........    67,197      68,958
                                                              --------------------
Depreciation................................................     2,722       2,429
Amortization of intangible assets...........................    18,756           6
                                                              --------------------
      Operating income......................................    45,719      66,523
Other income (expense):
   Interest expense, net....................................       (67)        (31)
   Other....................................................       (30)         62
                                                              --------------------
      Income before income taxes and cumulative effect of a
       change in accounting principle.......................    45,622      66,554
Income taxes................................................    24,581      25,779
                                                              --------------------
      Income before cumulative effect of a change in
       accounting principle.................................    21,041      40,775
Cumulative effect of a change in accounting principle (note
   3).......................................................         -     459,000
                                                              --------------------
      Net income (loss).....................................  $ 21,041   $(418,225)
                                                              ========   =========
----------------------------------------------------------------------------------

See accompanying condensed notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND 2002

---------------------------------------------------------------------------------------------
                                          COMMON STOCK     ADDITIONAL
              (UNAUDITED)                ---------------    PAID-IN     RETAINED
   (IN THOUSANDS, EXCEPT SHARE DATA)     SHARES   AMOUNT    CAPITAL     EARNINGS     TOTAL
---------------------------------------------------------------------------------------------
Balance at December 31, 2000...........  1,000    $    -   $1,258,524   $ 46,500   $1,305,024
   Distribution to US Filter...........      -         -       (3,650)         -       (3,650)
   Investment by US Filter.............      -         -        2,700          -        2,700
   Net income..........................      -         -            -     21,041       21,041
                                         ----------------------------------------------------
Balance at September 30, 2001..........  1,000    $    -   $1,257,574   $ 67,541   $1,325,115
                                         =====    ======   ==========   ========   ==========
---------------------------------------------------------------------------------------------

                                        COMMON STOCK     ADDITIONAL   RETAINED
             (UNAUDITED)               ---------------    PAID-IN     EARNINGS
  (IN THOUSANDS, EXCEPT SHARE DATA)    SHARES   AMOUNT    CAPITAL     (DEFICIT)     TOTAL
--------------------------------------------------------------------------------------------
Balance at December 31, 2001.........  1,000    $    -   $1,257,574   $  72,650   $1,330,224
   Distribution to US Filter.........      -         -            -           -            -
   Investment by US Filter...........      -         -       20,093           -       20,093
   Net loss..........................      -         -            -    (418,225)    (418,225)
                                       -----------------------------------------------------
Balance at September 30, 2002........  1,000    $    -   $1,277,667   $(345,575)  $  932,092
                                       =====    ======   ==========   =========   ==========
--------------------------------------------------------------------------------------------

See accompanying condensed notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND 2002

-----------------------------------------------------------------------------------
                        (UNAUDITED)
                       (IN THOUSANDS)                           2001        2002
-----------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)........................................  $  21,041   $(418,225)
   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
      Deferred income taxes.................................      1,085       1,457
      Depreciation and amortization.........................     21,478       2,435
      Loss on goodwill impairment...........................          -     459,000
      Gain on disposal of equipment.........................          -         (72)
      Provision for doubtful accounts.......................      1,169         915
   Changes in operating assets and liabilities:
      Trade accounts receivable.............................    (38,994)    (30,035)
      Inventory.............................................     (1,179)    (11,400)
      Other current assets..................................       (409)        521
      Other assets..........................................          3       4,298
      Trade accounts payable and accrued expenses...........     28,444      32,644
                                                              ---------------------
      Net cash provided by operating activities.............     32,638      41,538
                                                              ---------------------
Cash flows from investing activities:
   Capital expenditures.....................................     (1,172)     (1,063)
   Acquisitions.............................................     (2,700)    (19,595)
   Proceeds from sale of a portion of FIFE..................      3,650           -
   Proceeds from sales of property and equipment............        137         907
                                                              ---------------------
      Net cash used in investing activities.................        (85)    (19,751)
                                                              ---------------------
Cash flows from financing activities:
   Principal payments on long-term debt.....................     (1,265)       (192)
   Investment by US Filter..................................      2,700      20,093
   Distribution to US Filter................................     (3,650)          -
   Funds transferred to US Filter...........................   (867,252)   (887,206)
   Expenditures funded by US Filter.........................    801,023     805,738
   Allocation of expenses from US Filter....................     39,282      39,038
                                                              ---------------------
      Net cash used in financing activities.................    (29,162)    (22,529)
                                                              ---------------------
      Net increase (decrease) in cash and cash
       equivalents..........................................      3,391        (742)
Cash and cash equivalents at beginning of period............      9,253      13,288
                                                              ---------------------
Cash and cash equivalents at end of period..................  $  12,644   $  12,546
                                                              =========   =========
Cash paid for interest......................................  $      77   $      31
                                                              =========   =========
Cash paid for income taxes through US Filter................  $  23,495   $  24,322
                                                              =========   =========
-----------------------------------------------------------------------------------

See accompanying condensed notes to consolidated financial statements.

              U.S. FILTER DISTRIBUTION GROUP, INC. AND SUBSIDIARY

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   AS OF AND FOR THE NINE-MONTH PERIODS ENDED
                          SEPTEMBER 30, 2001 AND 2002
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

U.S. Filter Distribution Group, Inc. ("USFDG") is a direct wholly owned subsidiary of United States Filter Corporation ("US Filter"). Since April 30, 1999, US Filter has been a wholly owned subsidiary of Vivendi Environnement ("Vivendi") and accordingly, USFDG has been an indirect wholly owned subsidiary of Vivendi since April 30, 1999. USFDG is a wholesale distributor of water and wastewater transmission products including pipe, valves, fittings, hydrants, and water meters. USFDG has 141 branch locations operating in 35 states. Principal customers served are in the contractor and municipal markets in the United States.

The consolidated financial statements include the financial statements of USFDG and its wholly owned subsidiary, United States Filter Receivables Corporation ("USFRC"), collectively the Group. USFRC was incorporated in 2001 in the state of Delaware. All significant intercompany balances and transactions have been eliminated in consolidation.

The Group's consolidated financial statements include the effects of the acquisition of US Filter by Vivendi, which was accounted for using the purchase method of accounting, and any acquisitions by the Group subsequent to April 30, 1999. The excess of the purchase price allocated to the Group over the fair value of assets acquired less liabilities assumed, during the US Filter purchase by Vivendi, resulted in approximately $1 billion of goodwill having been allocated to the Group.

The information contained in the following notes to the consolidated financial statements is condensed from that which would appear in the annual consolidated financial statements; accordingly, the consolidated financial statements should be reviewed in conjunction with the consolidated financial statements for the fiscal year ended December 31, 2001, and related notes thereto.

The consolidated financial statements included herein are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the consolidated financial position of the Group as of September 30, 2001 and September 30, 2002, and the results of their operations and cash flows for the nine-month periods ended September 30, 2001 and September 30, 2002. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

(2) RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Group does not expect the adoption of SFAS No. 143 to have a significant impact on its financial condition or results of operations.

On January 1, 2002, the Group adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. There was no impact to the Group's operating results or financial position related to the adoption of this standard.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for disposal activities initiated after December 31, 2002. This Statement nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred as opposed to the date of the commitment of an exit plan. The Group does not believe that the pronouncement will have a material impact on their financial position or results of operations.

(3) GOODWILL

Effective January 1, 2002, the Group fully adopted the remaining provisions of SFAS No. 142, Goodwill and Other Intangible Assets. As of the date of the adoption, the Group had unamortized goodwill in the amount of $933.4 million. The Group evaluated its existing goodwill that was acquired in prior purchase business combinations and determined that no reclassifications were necessary in order to conform with the new classification criteria in SFAS No. 141, Business Combinations, for recognition apart from goodwill.

The Group completed the transitional assessment of whether there is an indication that goodwill is impaired and concluded that it is probable that goodwill assigned to its reporting units is impaired. The fair value of the Group's reporting units was estimated using, among other factors, the sales price included in a sale agreement by US Filter and USFDG to sell substantially all of the Group's assets, net of certain liabilities, for a cash purchase price of $620 million (see note 6). The Group's management estimated an impairment loss of approximately $459 million. The goodwill impairment is reported as a cumulative effect of a change in accounting principle.

The changes in the carrying amount of goodwill for the nine months ended September 30, 2002, are as follows (in thousands):

-----------------------------------------------------------------------
                                                               GOODWILL
-----------------------------------------------------------------------
Balance at December 31, 2001................................  $ 933,412
Cumulative effect of a change in accounting principle.......   (459,000)
Acquisition of Utility Piping Systems, Inc..................     14,277
                                                              ---------
Balance at September 30, 2002...............................  $ 488,689
                                                              =========
-----------------------------------------------------------------------

The Group expects that its amortization expense will decrease by approximately $25.0 million per year as a result of the adoption of SFAS 142. The following table reconciles the Group's reported net income amounts to the adjusted amounts adding back previous amounts of goodwill amortization (in thousands):

----------------------------------------------------------------------------------------------
                                                       SEPTEMBER 30, 2001   SEPTEMBER 30, 2002
----------------------------------------------------------------------------------------------
Reported net income..................................       $21,041             $(418,225)
Goodwill amortization................................        18,750                     -
Cumulative effect of a change in accounting
  principle..........................................             -               459,000
                                                       ---------------------------------------
Adjusted net income..................................       $39,791             $  40,775
                                                            =======             =========
----------------------------------------------------------------------------------------------

(4) ACQUISITIONS AND DIVESTITURES

On March 29, 2002, the Group acquired substantially all of the assets and certain liabilities of Utility Piping Systems, Inc. for net consideration of $19.6 million, including post-closing purchase price adjustments as stated in the asset purchase agreement. US Filter paid this amount on the Group's behalf.

(5) ACCOUNTS RECEIVABLE SECURITIZATION

The Group utilizes a standard third-party receivables sale program to provide low-cost funding based upon a securitization agreement entered into on December 19, 2001. Under this maximum $170 million program, the Group sells monthly, on a revolving basis, all of its rights, title and interest in, to and under these eligible accounts receivable to the Receivables Company, a bankruptcy-remote special purpose limited liability company. This company in turn transfers the eligible accounts receivable to a master trust which issues undivided interests in eligible accounts receivable to a third-party, multi-seller asset-backed commercial paper program, existing solely for the purpose of issuing commercial paper.

The sale of receivables under this Receivables Securitization Program is accounted for as a sale in accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Group formed a master trust for purposes of pooling its eligible accounts receivable. Accounts receivable sold under these arrangements are excluded from accounts receivable in the accompanying consolidated balance sheets. The interest rate of the certificates issued under the Receivables Securitization Program during the first nine-months of 2002 ranged between 1.79% and 1.86% on an annual basis. The Group's retained interests in the $227.7 million of receivables outstanding in the master trust as of September 30, 2002 was approximately $50.9 million. Accordingly, as of September 30, 2002, $170.0 million of commercial paper was outstanding. The retained interest, which is included in the accounts receivable balance reflected in the accompanying consolidated balance sheets, is recorded at fair value which considers the relatively short liquidation period of these receivables and includes an estimate for credit losses. The short average collection history of these receivables is approximately 58 days. Losses recognized on the sale of accounts receivable totaled approximately $2.4 million during the nine months ending September 30, 2002. These costs are included in the accompanying consolidated statements of operations under the caption "Loss--accounts receivable securitization." As a result of the short average collection cycle referenced above, collections under this revolving agreement were $852.7 million during the nine-months ended September 30, 2002 from the $940.0 million of receivables sold during the nine-months. The Group has retained the responsibility for servicing the accounts receivable transferred to the master trust. No servicing asset or liability has been recorded because the fees the Group receives for servicing the receivables represent adequate compensation for servicing. No accounts receivable sold to the master trust were written off during the nine-months ending September 30, 2002.

The change in the fair value of the retained interests from a 10% and 20% change in the yield or average life of the receivables on the retained interests would not be material. The change in the estimate for credit losses of 10% and 20% would be $0.43 million and $0.87 million, respectively.

(6) SALE AGREEMENT

On September 12, 2002, US Filter and USFDG entered into an agreement to sell substantially all of USFDG's assets, net of certain liabilities as defined in the sale agreement. The transaction is subject to normal regulatory approvals and satisfaction of customary closing conditions.

On November 22, 2002, US Filter and USFDG consummated the purchase, pursuant to the sale agreement dated as of September 12, 2002. The total consideration for the sale was approximately $620 million. The consideration is subject to a post-closing adjustment related to the level of working capital at the time of closing and shall be made no earlier than 90 days following the consummation of the purchase.

(7) COMMITMENTS AND CONTINGENCIES

The Group is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Group's consolidated financial position, results of operations or liquidity.

$200,000,000

NATIONAL WATERWORKS, INC.

OFFER TO EXCHANGE ALL OUTSTANDING
10.50% SENIOR SUBORDINATED NOTES DUE 2012
FOR 10.50% SENIOR SUBORDINATED NOTES DUE 2012,
WHICH HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

The Restated Certificate of Incorporation of National Waterworks, Inc. provides that its directors shall not be liable to National Waterworks, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Amended and Restated By-laws of National Waterworks, Inc. further provide that National Waterworks, Inc. shall indemnify its directors to the fullest extent permitted by the DGCL. The Restated Certificate of Incorporation of National Waterworks, Inc. provides that if the DGCL is amended after the date of incorporation of National Waterworks, Inc. to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of National Waterworks, Inc shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The directors and officers of National Waterworks, Inc. are covered under directors' and officers' liability insurance policies maintained by National Waterworks, Inc.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

----------------------------------------------------------------------
EXHIBIT
NUMBER    EXHIBITS
----------------------------------------------------------------------
  2.1     Asset Purchase Agreement by and between United States Filter
          Corporation, U.S. Filter Distribution Group, Inc. and
          National Waterworks, Inc. dated September 12, 2002.
  3.1     Restated Certificate of Incorporation of National
          Waterworks, Inc.
  3.2     Amended and Restated By-laws of National Waterworks, Inc.
  4.1     Indenture, dated as of November 22, 2002, among National
          Waterworks, Inc. and Wells Fargo Bank Minnesota, National
          Association, as Trustee.
  4.2     Form of Senior Subordinated Note, Series B, due 2012 (a form of which is included as an exhibit to the Indenture filed as
          Exhibit 4.1).
  4.3     Exchange and Registration Rights Agreement, dated as of
          November 22, 2002, among National Waterworks, Inc., Goldman,
          Sachs & Co., J.P. Morgan Securities Inc. and UBS Warburg
          LLC.
  5.1*    Opinion of O'Melveny & Myers LLP.
 10.1     Credit Agreement, dated as of November 22, 2002, among
          National Waterworks Holdings, Inc., National Waterworks,
          Inc., as Borrower, the several lenders from time to time
          parties thereto, JPMorgan Securities Inc., as Co-Syndication
          Agent, Goldman Sachs Credit Partners L.P., as Co-Syndication
          Agent, General Electric Capital Corporation, as
          Co-Documentation Agent, Antares Capital Corporation, as
          Co-Documentation Agent and UBS AG, Stamford Branch, as
          Administrative Agent.
 10.2     Guarantee and Collateral Agreement, dated as of November 22,
          2002, among National Waterworks Holdings, Inc., and National
          Waterworks, Inc. as Borrower in favor of UBS AG, Stamford
          branch, as Administrative Agent.
 10.3     Deed of Trust, Assignment of Rents and Leases and Security
          Agreement, dated as of November 22, 2002, made by National
          Waterworks, Inc for the use and benefit of UBS AG, Stamford
          Branch, as Administrative Agent. (St. Louis, MO).
 10.4     Deed of Trust, Assignment of Rents and Leases, Fixture
          Filing and Security Agreement, dated as of November 22,
          2002, made by National Waterworks, Inc for the use and
          benefit of UBS AG, Stamford Branch, as Administrative Agent.
          (Puyallup, WA).
 10.5     Employee Leasing Agreement between United States Filter
          Corporation, U.S. Filter Distribution Group, Inc. and
          National Waterworks, Inc., dated as of November 22, 2002.
 10.6     Reimbursement Agreement between United States Filter
          Corporation and National Waterworks, Inc., dated as of
          November 22, 2002.
 10.7     Stockholders Agreement among National Waterworks Holdings,
          Inc., THL Managers V, LLC and certain of its affiliates,
          J.P. Morgan Partners, LLC and certain of its affiliates, and the other parties thereto, dated as of November 22, 2002.
 10.8     Registration Rights Agreement among National Waterworks
          Holdings, Inc. and its stockholders, dated as of November
          22, 2002.

----------------------------------------------------------------------
EXHIBIT
NUMBER    EXHIBITS
----------------------------------------------------------------------
 10.9     Subscription and Stock Purchase Agreement by and among
          National Waterworks Holdings, Inc. and each of Thomas H. Lee
          Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P.,
          Thomas H. Lee Equity (Cayman) Fund V, L.P., Putnam
          Investments Holdings, LLC, Putnam Investments Employees'
          Securities Company I LLC, Putnam Investments Employees'
          Securities Company II LLC, 1997 Thomas H. Lee Nominee Trust,
          Thomas H. Lee Investors Limited Partnership, J.P. Morgan
          Partners (BHCA), L.P., J.P. Morgan Partners Global
          Investors, L.P., J.P. Morgan Partners Global Investors
          (Cayman), L.P., J.P. Morgan Partners Global Investors A,
          L.P., J.P. Morgan Partners Global Investors (Cayman) II,
          L.P. and Latona NW Investment, LLC, dated as of November 22,
          2002.
 10.10    Subscription and Stock Purchase Agreement by and among
          National Waterworks Holdings, Inc. and each of Harry
          Hornish, Mechelle Slaughter, Terry Howell, Rob Hickson, Ed
          Maczko, Ron Hood, Jerry Webb, Irving Welchons, Jack
          Schaller, Joe Walker, Phil Keipp and Jack Olson, dated as of
          November 22, 2002.
 10.11    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Harry Hornish, dated as of November 22,
          2002.
 10.12    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Mechelle Slaughter, dated as of November
          22, 2002.
 10.13    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Terry Howell, dated as of November 22,
          2002.
 10.14    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Rob Hickson, dated as of November 22,
          2002.
 10.15    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Ed Maczko dated as of November 22, 2002.
 10.16    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Ron Hood, dated as of November 22, 2002.
 10.17    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Jerry Webb, dated as of November 22,
          2002.
 10.18    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Irving Welchons, dated as of November 22,
          2002.
 10.19    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Jack Schaller, dated as of November 22,
          2002.
 10.20    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Joe Walker, dated as of November 22,
          2002.
 10.21    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Phil Keipp, dated as of November 22,
          2002.
 10.22    Restricted Stock Agreement between National Waterworks
          Holdings, Inc. and Jack Olson, dated as of November 22,
          2002.
 10.23    Amended and Restated Employment Agreements between National
          Waterworks, Inc. and Harry Hornish, dated as of November 22,
          2002.
 10.24    Amended and Restated Employment Agreements between National
          Waterworks, Inc. and Mechelle Slaughter, dated as of
          November 22, 2002.
 10.25    Amended and Restated Employment Agreements between National
          Waterworks, Inc. and Terry Howell, dated as of November 22,
          2002.
 10.26    Management Agreement between National Waterworks, Inc., THL
          Managers V, LLC and certain of its affiliates and J.P.
          Morgan Partners, LLC and certain of its affiliates, dated as of November 22, 2002.

----------------------------------------------------------------------
EXHIBIT
NUMBER    EXHIBITS
----------------------------------------------------------------------
 10.27    Fee Agreement between National Waterworks, Inc., THL
          Managers V, LLC and certain of its affiliates and J.P.
          Morgan Partners, LLC and certain of its affiliates, dated
          September 30, 2002.
 10.28    Tax Sharing Agreement between National Waterworks, Inc. and
          National Waterworks Holdings, Inc., dated as of November 22,
          2002.
 10.29    Real property lease covering premises located at 200 Highway
          6 West, Suite 620, Waco, TX.
 10.30    Real property sub-lease covering premises located at 1910
          38th Street Denver, CO.
 10.31    Real property lease covering premises located at 15801 West
          78th St., Eden Prairie, MN.
 12.1     Statement re: computation of ratios of earning to fixed
          charges.
 23.1     Report and Consent of KPMG LLP.
 23.2*    Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).
 24.1     Power of attorney (included on signature page).
 25.1     Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Wells Fargo Bank
          Minnesota, National Association, as Trustee.
 99.1     Form of Letter of Transmittal.
 99.2     Form of Notice of Guaranteed Delivery.
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
 99.4     Form of Letter to Clients.
----------------------------------------------------------------------

* To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

Schedule II Valuation and Qualifying Accounts (In thousands)

----------------------------------------------------------------------------------------------------
                                           BEGINNING   ADDITIONS (REVERSALS)   DEDUCTIONS    ENDING
               DESCRIPTION                  BALANCE        AND EXPENSES        (ADDITIONS)   BALANCE
----------------------------------------------------------------------------------------------------
One-month period ended April 30, 1999
   Accounts receivable allowance.........    3,352               126                (10)      3,488
   Inventory allowance...................    2,791               308                  7       3,092
Eight-month period ended December 31,
   1999
   Accounts receivable allowance.........    3,488               975                774       3,689
   Inventory allowance...................    3,092               769                664       3,197
Year ended December 31, 2000
   Accounts receivable allowance.........    3,689               670                559       3,800
   Inventory allowance...................    3,197               992                407       3,782
Year ended December 31, 2001
   Accounts receivable allowance.........    3,800             1,239              1,098       3,941
   Inventory allowance...................    3,782               703              1,655       2,830

----------------------------------------------------------------------------------------------------
                                           BEGINNING   ADDITIONS (REVERSALS)   DEDUCTIONS    ENDING
               DESCRIPTION                  BALANCE        AND EXPENSES        (ADDITIONS)   BALANCE
----------------------------------------------------------------------------------------------------
Nine-month period ended September 30,
   2002
   Accounts receivable allowance.........    3,941               915                512       4,344
   Inventory allowance...................    2,830               195                 17       3,008

Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waco, State of Texas, on the 9th day of January, 2003.

                                          NATIONAL WATERWORKS, INC.

                                          By:    /s/ HARRY K. HORNISH, JR.
                                            ------------------------------------
                                              Harry K. Hornish, Jr.
                                              Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints HARRY K. HORNISH, JR. and MECHELLE SLAUGHTER, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----

            /s/ HARRY K. HORNISH, JR.                   President, Chief Executive       January 9, 2003
 ------------------------------------------------          Officer and Director
              Harry K. Hornish, Jr.                    (Principal Executive Officer)


              /s/ MECHELLE SLAUGHTER                      Chief Financial Officer        January 9, 2003
 ------------------------------------------------        (Principal Financial and
                Mechelle Slaughter                          Accounting Officer)


               /s/ TODD M. ABBRECHT                              Director                January 9, 2003
 ------------------------------------------------
                 Todd M. Abbrecht


              /s/ ANTHONY J. DINOVI                              Director                January 9, 2003
 ------------------------------------------------
                Anthony J. DiNovi

                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----


              /s/ STEPHEN V. MCKENNA                             Director                January 9, 2003
 ------------------------------------------------
                Stephen V. McKenna


               /s/ PAUL M. MEISTER                               Director                January 9, 2003
 ------------------------------------------------
                 Paul M. Meister


             /s/ C. DEAN METROPOULOS                             Director                January 9, 2003
 ------------------------------------------------
               C. Dean Metropoulos


              /s/ STEPHEN P. MURRAY                              Director                January 9, 2003
 ------------------------------------------------
                Stephen P. Murray


               /s/ KEVIN G. O'BRIEN                              Director                January 9, 2003
 ------------------------------------------------
                 Kevin G. O'Brien


                /s/ SOREN L. OBERG                               Director                January 9, 2003
 ------------------------------------------------
                  Soren L. Oberg

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

[ALTERNATIVE COVER FOR MARKET-MAKING PROSPECTUS]

                  SUBJECT TO COMPLETION, DATED JANUARY 9, 2003

PROSPECTUS

NATIONAL WATERWORKS, INC.

$200,000,000
10.50% SENIOR SUBORDINATED NOTES DUE 2012

INTEREST PAYABLE JUNE 1 AND DECEMBER 1

Upon completion of this exchange offer, which we expect to complete in
          2003, we will issue up to $200,000,000 aggregate principal amount of 10.50% Senior Subordinated Notes, Series B, due 2012, which have been registered under the Securities Act of 1933, as amended, in exchange for our 10.50% Senior Subordinated Notes, Series A, due 2012.

The notes will mature on December 1, 2012. Interest will accrue from November 22, 2002 or, if interest has already been paid, from the most recent interest payment date.

Before December 1, 2005, we may redeem up to 35% of the aggregate principal amount of the notes at the redemption price set forth in this prospectus with the proceeds of certain equity offerings. We may redeem all or a portion of the notes prior to December 1, 2007 at a price equal to 100% of the principal amount of the notes plus a "make-whole" premium. In addition, we may redeem all or a portion of the notes at any time on or after December 1, 2007 at the redemption prices set forth in this prospectus. The redemption prices are described on pages 109 and 110. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to purchase the notes.

The notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, and rank senior to all or our existing and future subordinated debt. The notes will be guaranteed by all of our existing and future domestic subsidiaries, if any.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions of the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           , 2003.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

You cannot be sure that an active trading market will develop for the exchange notes. We do not intend to apply for a listing of the exchange notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the exchange notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the exchange notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the exchange notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the exchange notes may, in part, depend on our ability to maintain a current market-making prospectus.

In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

This prospectus is delivered in connection with the sale of the exchange notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                 LEGAL MATTERS

The validity of the exchange notes has been passed upon for us by O'Melveny & Myers LLP, New York, New York.

[ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the exchange notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

As of the date of this prospectus, affiliates of J.P. Morgan Securities Inc. beneficially own approximately 43% of our parent's common stock and certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. For more information, see "Management," "Security ownership of certain beneficial owners and management" and "Certain relationships and related party transactions for a summary of certain relationships between us and affiliates of J.P. Morgan Securities Inc.

We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the exchange notes following completion of the exchange offer. However, J.P. Morgan Securities Inc. is not obligated to do so and J.P. Morgan Securities Inc. may discontinue its market-making activities at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. For more information, see "Risk factors--You cannot be sure that an active trading market will develop for the exchange notes."

[ALTERNATIVE BACK COVER FOR MARKET-MAKING PROSPECTUS]

                                 [COMPANY LOGO]